Subject to Completion, dated September 11, 2007

The information in this prospectus supplement and the attached prospectus is not complete and may be changed. We may not sell these securities until we deliver a final prospectus supplement and attached final prospectus. This prospectus supplement and the attached prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-130656

Prospectus Supplement to Prospectus dated September 11, 2007

CNH Equipment Trust 2007-B

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Capital America LLC	New Holland Credit Company, LLC
Sponsor and Originator	Servicer

The trust will issue $750,000,000 of notes in the following classes,

which are offered under this prospectus supplement.

Class A Notes
	A-1 Notes	A-2a Notes	A-2b Notes	A-3a Notes	A-3b Notes	A-4a Notes	A-4b Notes	Class B Notes
Principal Amount	$122,000,000	$261,000,000		$175,000,000		$173,250,000		$18,750,000
Interest Rate	%	%	One-Month LIBOR plus%	%	One-Month LIBOR plus%	%	One-Month LIBOR plus%	%
Final Maturity Date	October 9, 2008	June 15, 2010	June 15, 2010	October 17, 2011	October 17, 2011	March 17, 2014	March 17, 2014	April 15, 2014
Price to Public[1]	%	%	%	%	%	%	%	%
Underwriting Discount[2]	%	%	%	%	%	%	%	%
Proceeds to Depositor[3]	%	%	%	%	%	%	%	%

1 Plus accrued interest, if any, from September     , 2007. Total price to public (excluding such interest) = $        .

2 Total Underwriting Discount = $        .

3 Total Proceeds to Depositor = $        .

Consider carefully the risk factors beginning on page S-10 in this prospectus supplement and on page 2 in the prospectus.

The notes represent obligations of the issuing entity only and do not represent obligations of or interests in CNH Capital Receivables LLC, CNH Capital America LLC, New Holland Credit Company, LLC or any of their affiliates.

This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

The primary assets of the trust will consist of fixed rate retail installment sale contracts, retail installment loans and consumer installment loans.

Interest and principal will be payable on the notes on the 15th day of each month or, if the 15th is not a business day, the next business day, beginning on October 15, 2007. See page S-6 of the summary of this prospectus supplement for a discussion of the distribution priority for each class of notes.

Credit Enhancement

•        A spread account will be established with an initial balance of $17,625,000 (2.35% of the aggregate contract value of the initial receivables).

•        The Class B Notes are subordinated to the Class A Notes, and provide additional credit enhancement for the Class A Notes.

•        The trust will also issue certificates representing the residual interest in the trust, which are subordinated to the notes and which will initially be held by the depositor.

The trust will enter into interest rate swap agreements with ABN AMRO Bank N.V., as the initial swap counterparty, to hedge its floating interest rate obligations on the A-2b, A-3b and A-4b Notes.

This prospectus supplement and the accompanying prospectus relate only to the offering of the notes. The certificates are not offered under these documents.

Delivery of the notes, in book-entry form only, will be made through The Depository Trust Company, Clearstream Banking, société anonyme, and the Euroclear System on or about September    , 2007 against payment in immediately available funds.

Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Underwriters of the Class A Notes

Barclays Capital	ABN AMRO Incorporated

Banc of America Securities LLC
BNP Paribas
Citi
Deutsche Bank Securities

Underwriters of the Class B Notes

Barclays Capital	ABN AMRO Incorporated

September   , 2007

Important Notice about Information Presented in this
Prospectus Supplement and the Accompanying Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We (CNH Capital Receivables LLC) are not offering these securities in any state where the offer is not permitted.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the securities and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the securities will deliver a prospectus supplement and prospectus until 90 days after the commencement of this offering.

We tell you about the securities in two separate documents that progressively provide more detail: (a) the accompanying prospectus, which provides general information, some of which may not apply to a particular series of securities, including your series; and (b) this prospectus supplement, which describes the specific terms of your series of securities.

We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus provide the pages on which these captions are located.

You can find a listing of the pages where capitalized terms used in this prospectus supplement are defined under the caption “Index of Terms” beginning on page S-78 in this prospectus supplement and under the caption “Index of Terms” beginning on page 88 in the accompanying prospectus.

We have made forward-looking statements in this prospectus supplement and the accompanying prospectus. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the risks set forth under “Risk Factors” in this prospectus supplement and in the accompanying prospectus. Forward-looking statements are statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate will or may occur in the future. Forward-looking statements also include any other statements that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions.

Forward-looking statements are based on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties.

All of the forward-looking statements made in this prospectus supplement and the accompanying prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we have anticipated will be realized. Even if the results and developments in our forward-looking statements are substantially realized, there is no assurance that they will have the expected consequences to or effects on us, the trust, CNH Capital America LLC, New Holland Credit Company, LLC or any other person or on our respective businesses or operations. The foregoing review of important factors, including those discussed in detail in this prospectus supplement and the accompanying prospectus should not be construed as exhaustive. We undertake no obligation to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus supplement and the accompanying prospectus or to reflect the occurrences of anticipated events.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

IN THE UNITED KINGDOM, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS (TOGETHER, THE “OFFERING DOCUMENT”) IS DIRECTED ONLY AT PERSONS WHO (I) ARE “INVESTMENT PROFESSIONALS” AS DEFINED IN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “ORDER”) OR (II) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) TO (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS ETC”) OF THE ORDER AND PERSONS WHO ARE OTHERWISE PERMITTED BY LAW TO RECEIVE IT (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). THE OFFERING DOCUMENT MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS COMMUNICATION RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

v

Summary of Terms

•     This summary highlights selected information from this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of an offering of the notes, read carefully this entire prospectus supplement and the accompanying prospectus.

•     This summary provides an overview of certain calculations, cash flows and other information to aid your understanding and is qualified by the full description of these calculations, cash flows and other information in this prospectus supplement and the accompanying prospectus.

Offered Securities

We are offering the following classes of notes issued by CNH Equipment Trust 2007-B:

Class	Aggregate Principal Amount	Interest Rate
A-1	$122,000,000%
A-2	$261,000,000
A-2a(1)		%
A-2b(1)		One- Month LIBOR plus %
A-3	$175,000,000
A-3a(1)		%
A-3b(1)		One- Month LIBOR plus %
A-4	$173,250,000
A-4a(1)		%
A-4b(1)		One- Month LIBOR plus %
B	$18,750,000%

(1)                The allocation of the principal balance between the Class A-2a Notes and the Class A-2b Notes, the Class A-3a Notes and the Class A-3b Notes, and the Class A-4a Notes and the Class A-4b Notes will be determined on the day of pricing. The amount allocated may be entirely to the Class A-2a Notes or the Class A-2b Notes, with no principal balance allocated to the Class A-2b Notes or Class A-2a Notes, respectively, in which case no Class A-2b Notes or Class A-2a Notes, respectively, would be issued. Likewise, the amount allocated may be entirely to the Class A-3a Notes or the Class A-3b Notes, with no principal balance allocated to the Class A-3b Notes or Class A-3a Notes, respectively, in which case no Class A-3b Notes or Class A-3a Notes, respectively, would be issued. Finally, the amount allocated may be entirely to the Class A-4a Notes or the Class A-4b Notes, with no principal balance allocated to the Class A-4b Notes or Class A-4a Notes, respectively, in which case no Class A-4b Notes or Class A-4a Notes, respectively, would be issued.

The notes will be book-entry securities clearing through DTC (in the United States) or Clearstream or Euroclear (in Europe) in minimum denominations of $1,000 and in greater whole-dollar denominations.

Subordination

The A-1, A-2a, A-2b, A-3a, A-3b, A-4a and A-4b Notes are all Class A Notes. The

Class B Notes will be subordinated to the Class A Notes as follows:

•     no interest will be paid on the Class B Notes on any payment date until all interest due on the Class A Notes through that payment date has been paid in full; and

•     no principal will be paid on the Class B Notes on any payment date until the Class A Notes have been repaid in full.

Interest on the Class B Notes will also be subordinated to principal payments on the Class A Notes if either (a) the maturity of the notes has been accelerated after an event of default or (b) credit losses erode the aggregate assets of the trust below the then outstanding principal balance of the Class A Notes. See “Description of the Notes—Payments of Principal” and “Servicing Matters—Distributions” for details on the priority rules that would apply in these circumstances.

Closing Date

September    , 2007.

Sponsor and Originator

CNH Capital America LLC.

Servicer

New Holland Credit Company, LLC.

Depositor

CNH Capital Receivables LLC.

Issuing Entity

CNH Equipment Trust 2007-B.

Backup Servicer

Systems & Services Technologies, Inc.

Indenture Trustee

The Bank of New York Trust Company, N.A.

Trustee

Wilmington Trust Company.

Initial Interest Rate Swap Counterparty

ABN AMRO Bank N.V. is the initial interest rate swap counterparty to the Class A-2b, A-3b and A-4b interest rate swap agreements.

Payment Dates

Payments on the notes will be payable on the 15th day of each calendar month (or, if not a business day, the next business day), beginning with October 15, 2007, except that interest and principal on the A-1 Notes will also be payable on October 9, 2008, if any A-1 Notes remain outstanding after the September 2008 payment date.

Principal Payments

The aggregate amount of principal payments to be made on all outstanding classes of notes on each payment date will generally equal the decrease during the prior calendar month in the sum of (a) the contract value of the receivables and (b) the amount on deposit in the trust’s pre-funding account. The contract value of the receivables equals the discounted present value of their scheduled cash flows, using a specified discount rate.

Amounts allocated to payment of the principal on the notes will generally be applied on a fully sequential basis, meaning that no principal payments will be made on any class of notes until each more senior class of notes has been paid in full. Within the Class A Notes, no principal will be paid on any class of Class A Notes until each class of Class A Notes with a lower numerical designation has been paid in full. For purposes of principal payments, the Class A-2a Notes and the Class A-2b Notes will be treated as a single class, the Class A-3a Notes and the Class A-3b Notes will be treated as a single class, and the Class A-4a Notes and the Class A-4b Notes will be treated as a single class. Specifically, principal payments will be made on the notes in the following order: A-1 Notes; A-2a Notes and A-2b Notes, pro rata based on their respective outstanding principal balances; A-3a Notes and A-3b Notes, pro rata based on their respective outstanding principal balances; A-4a Notes and A-4b Notes, pro rata based on their respective outstanding principal balances; and Class B Notes.

See “Description of the Notes—Payments of Principal” and “Servicing Matters—Distributions” for special priority rules that would apply after either (a) the maturity of the notes has been accelerated after an event of default or (b) credit losses erode the aggregate assets of the trust below the then outstanding principal balance of the Class A Notes.

Final Scheduled Maturity Dates

The outstanding principal amount, together with all accrued and unpaid interest, if any, of each class of notes will be payable in full on the date specified for each below:

Class	Final Maturity Date
A-1	October 9, 2008
A-2a	June 15, 2010
A-2b	June 15, 2010
A-3a	October 17, 2011
A-3b	October 17, 2011
A-4a	March 17, 2014
A-4b	March 17, 2014
B	April 15, 2014

Optional Redemption

Any notes outstanding on any payment date on which CNH Capital America LLC exercises its option to purchase the receivables will be prepaid in whole on that payment date at a redemption price for each class equal to the outstanding principal balance of that class of notes, plus accrued and unpaid interest thereon.

CNH Capital America LLC cannot exercise this option until the aggregate contract value of the receivables declines to 10% or less of the aggregate initial contract value of the receivables, measured for each receivable at the time of its sale to the trust.

Mandatory Redemption

The trust will have a pre-funding period. On the payment date on or immediately following the last day of the pre-funding period, any funds remaining in the trust’s pre-funding account after any purchase of receivables on that date will be applied to prepay the notes then outstanding in whole or in part in the same sequence and proportions that would apply in a normal principal distribution.

The Initial Receivables

On the closing date, we will sell to the trust fixed rate retail installment sale contracts, retail installment loans and consumer installment loans with an aggregate statistical contract value of $788,661,453.57 and an aggregate contract value, which is the present value of the scheduled and unpaid payments on the receivables discounted at 7.25%, equal to $749,999,999.92, measured as of August 31, 2007, which is the initial cut-off date. For a more detailed description of aggregate statistical contract value, see “The Receivables Pool.” The retail installment sale contracts, retail installment loans and consumer installment loans will be secured by agricultural, construction or other equipment.

Pre-Funding

We will sell to the trust additional fixed rate retail installment sale contracts, retail installment loans and consumer installment loans, secured by agricultural, construction or other equipment during a pre-funding period beginning on the closing date and ending not later than the close of business on the December 2007 payment date.

The trust will pay for the subsequent receivables with funds on deposit in a pre-funding account established for the trust, with an initial deposit of $0 (0.00% of the sum of the aggregate contract values of the initial receivables and the balance on deposit in the pre-funding account on the closing date). We expect to sell subsequent receivables to the trust with an aggregate contract value approximately equal to the amount deposited in the pre-funding account.

The pre-funding period will end earlier than the December 2007 payment date if and when the balance in the pre-funding account is reduced to less than $200,000. The pre-funding period will also terminate early if certain defaults or other adverse events occur as described under “Pre-Funding Period.” Any balance remaining in the pre-funding account at the end of the pre-funding period will be payable to the noteholders as principal in the ordinary priority for principal payments.

Negative Carry Account

We anticipate that the average interest rate earned by the trust on investment of funds in the pre-funding account may be less than the weighted average interest rate on the notes. To provide a source of funds to cover any shortfall resulting from this difference, we will deposit $0 into the trust’s negative carry account.

Credit Enhancement

To the extent the credit enhancement described below does not cover any losses, noteholders will be allocated the losses in the manner described under “—Principal Payments” above and “—Subordination” below.

Spread Account

As credit enhancement for the notes, a spread account will be established for the trust. The spread account will be funded as follows:

•     On the closing date, we will deposit $17,625,000 (2.35% of the aggregate contract value of the initial receivables) into the spread account.

•     On the date of each subsequent sale of receivables to the trust, the indenture trustee will transfer cash or highly rated, short-term securities having a value approximately equal to 2.35% of the aggregate contract value of the receivables purchased from the pre-funding account to the spread account.

•     On each payment date available collections remaining after other more senior payments have been made will be deposited into the spread account to the extent necessary to maintain a specified minimum balance.

For a more detailed description of the specified minimum balance, see “Servicing Matters—Spread Account.”

Funds on deposit in the spread account will be available on each payment date to cover shortfalls in distributions of interest and principal on the notes and swap payments.

Principal Supplement Account

As further enhancement for the notes, a principal supplement account will be established for the trust. However, no deposit is required to be made into the principal supplement account on or before the closing date. We will make deposits in the principal supplement account on the date of each subsequent sale of receivables to the trust, but only if, and to the extent, necessary to maintain the original credit ratings of the notes.

Funds on deposit in the principal supplement account on any payment date will be used to cover shortfalls in distributions of interest and principal on the notes and swap payments if the amount available in the spread account on that payment date is insufficient to cover those shortfalls.

The Certificates

On the closing date, the trust will issue certificates representing the ownership interest in the trust. We will initially retain the certificates. No amounts will be paid with respect to the certificates on any payment date until all principal and interest due on the notes on that payment date have been paid in full.

Subordination

The subordination with respect to principal and interest payments of the Class B Notes to the Class A Notes as described herein will provide additional credit enhancement for the Class A Notes. Through subordination, principal and/or interest payments are, to the extent described herein, allocated to the more senior class first, thereby increasing the likelihood of payment on such class.

Negative Carry Account

Amounts on deposit in the negative carry account will be available to pay interest on the notes in the event that there is a shortfall in such amounts during the pre-funding period. See “Servicing Matters—Negative Carry Account” below for a more detailed description of how the negative carry account is designed to ensure that interest will be timely paid on the notes.

Interest Rate Swap Agreements

The trust will enter into interest rate swap agreements with ABN AMRO Bank N.V., as interest rate swap counterparty to hedge its floating rate interest obligations on the A-2b Notes, the A-3b Notes and the A-4b Notes. The notional amount of such interest rate swap agreement will equal the outstanding principal amount of the A-2b Notes, the A-3b Notes and the A-4b Notes, as applicable.

Under each interest rate swap agreement, for each interest period, the applicable interest rate swap counterparty’s payments will be calculated based on One-Month LIBOR, and the trust’s payments will be calculated based on a fixed rate, as follows:

A-2b Interest Rate Swap	%
A-3b Interest Rate Swap	%
A-4b Interest Rate Swap	%

Each interest rate swap agreement will terminate on the final scheduled maturity date for the related class of notes or earlier as described in “The Interest Rate Swap Agreements.”

To the extent that interest calculated on any payment date based on One-Month LIBOR exceeds interest calculated based on the stated fixed rate:

•     the applicable interest rate swap counterparty will be obligated to pay an amount equal to the excess to the trust; and

•     that payment will constitute a portion of available collections.

Likewise, to the extent that interest calculated based on the applicable stated fixed rate exceeds interest calculated based on One-Month LIBOR, the trust will be obligated to pay an amount equal to the excess to the applicable interest rate swap counterparty.

Net swap payments rank higher in priority than interest payments on the notes. Certain priority swap termination payments are pro rata with interest on the Class A Notes and senior to other payments on the notes. The obligations of an interest rate swap counterparty will be unsecured except under the circumstances described below.

For a more detailed description of the initial interest rate swap counterparty and the interest rate swap agreements, see “The Interest Rate Swap Agreements.”

Priority of Distributions

On each payment date, available collections, plus funds transferred from various trust accounts as described above, will be applied to the following (in the priority indicated):

(1)             to pay backup servicing fees;

(2)             to pay servicing fees;

(3)             to pay administration fees;

(4)             to pay any net swap payments due to an interest rate swap counterparty;

(5)             to pay accrued and unpaid interest on the Class A Notes and certain priority swap termination payments, if any, owed by the trust to the applicable interest rate swap counterparty pro rata based on the principal balance of the Class A Notes and the amount of any priority swap termination payments;

(6)             to make principal payments on the Class A Notes equal to the excess of (x) the outstanding principal balance of the Class A Notes over (y) the sum of the aggregate contract value of the receivables and the balance on deposit in the pre-funding account;

(7)             to pay accrued and unpaid interest on the Class B Notes;

(8)             to make principal payments on the Class A Notes and the Class B Notes in an amount equal to the excess of (x) the outstanding principal balances of the Class A Notes and Class B Notes over (y) the sum of the aggregate contract value of the receivables and the balance on deposit in the pre-funding account. This amount will be reduced by any amount deposited in the principal distribution account pursuant to clause (6) above;

(9)             to the spread account, to the extent necessary to maintain a specified minimum balance;

(10)     to make any other swap termination payments owed by the trust to the applicable interest rate swap counterparty;

(11)     first, to cover reimbursable expenses of the backup servicer that remain unpaid after application, when applicable, of amounts in the backup servicer account and second, to cover reimbursable expenses of the servicer; and

(12)     the remaining balance, if any, to the certificateholders, which will initially be us.

See “Description of the Notes—Payments of Principal” and “—Payments of Interest” for additional details regarding payments of principal and interest among the Class A subclass noteholders.

See “Servicing Matters—Distributions” for additional details and for special priority rules that would apply after an event of default and acceleration of the notes.

Removals Upon Certain Breaches

If CNH Capital America LLC breaches certain representations or warranties, it will be obligated to repurchase the receivables materially and adversely affected by the breach, as described under “Depositor—Regular Sales of Receivables” in the accompanying prospectus. Similarly, the servicer will be required to purchase or cause to be purchased receivables materially and adversely affected as a result of breaches of certain representations or warranties, or if certain modifications to a receivable are made, as described under “Depositor—Regular Sales of Receivables” in the accompanying prospectus.

Substitutions

The equipment related to a receivable may be replaced with substitute equipment as described under “Servicer—Servicing Procedures” in the accompanying prospectus. The most common scenario in which equipment would be substituted for the equipment originally related to a receivable is when the original equipment related to a receivable is damaged beyond repair and insurance proceeds are used to replace the damaged equipment.

Servicing Fee

So long as New Holland Credit Company, LLC is the servicer, the servicing fee payable to the servicer will accrue at a rate of 1.00% per annum on the pool balance as of the first day of each calendar month. The servicing fee will be paid solely to the extent that there are funds available to pay it as described in “Servicing Matters—Distributions.”

The servicing fee payable to a successor servicer each month, as described in “Servicing Matters—Fees” from the funds described in “Servicing Matters—Distributions,” may be higher than the servicing fee payable to New Holland Credit Company, LLC as the servicer.

Events of Default

Any one of the following events will be an event of default for the notes:

•     the trust fails to pay any interest on any note within five days after its due date;

•     the trust fails to pay any installment of the principal of any note on its due date;

•     the trust breaches any of its other covenants in the indenture and such breach continues for 30 days after written notice of the breach is given to the trust by the indenture trustee or to the trust and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series;

•     the trust fails to correct a breach of a representation or warranty it made in the indenture, or in any certificate delivered in connection with the indenture, that was incorrect in a material respect at the time it was made, for 30 days after written notice of the breach is given to the trust by the indenture trustee or to the trust and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series; or

•     the trust becomes bankrupt or insolvent or is liquidated (provided, however, that if such event arises due to an order or decree in an involuntary case, such order or decree remains unstayed and in effect for a period of 60 consecutive days or the trust consents to such order).

After an event of default, the indenture trustee and the noteholders would have various rights and remedies, including the right to accelerate the maturity of the notes and to force a sale of the receivables. Following an acceleration, the priority of distributions would change as described in “Servicing Matters—Distributions.” These remedies would be exercised collectively and involve voting procedures that are described in “Description of the Notes—The Indenture—Events of Default; Rights Upon Event of Default” in the prospectus.

Tax Status

Greenberg Traurig, LLP, our special federal tax counsel, is of the opinion that for federal income tax purposes the notes will be characterized as debt and the trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation.

ERISA Considerations

Subject to the considerations discussed under “ERISA Considerations,” the notes are eligible for purchase by employee benefit plans.

Legal Investment

The A-1 Notes will be eligible securities for purchase by money market funds under paragraph (a)(10) of Rule 2a-7 under the Investment Company Act of 1940, as amended.

Rating of the Notes

The trust will not issue the notes unless the A-1 Notes are rated in the highest short-term rating category by Standard & Poor’s, Moody’s and Fitch, the A-2a and A-2b Notes, the A-3a and A-3b Notes, and the A-4a and A-4b Notes are rated in the highest long-term rating category by Standard & Poor’s, Moody’s and Fitch, and the Class B Notes are rated at least in the “A” category or its equivalent, by Standard & Poor’s, Moody’s and Fitch. A rating is not a recommendation to purchase, hold or sell securities, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the timely payment of interest on, and the ultimate repayment of principal of, the notes pursuant to their terms.

Risk Factors

You should consider the following risk factors in deciding whether to purchase the notes.

It may not be possible to find a purchaser for your securities.

The underwriters may assist in resales of the notes, but they are not required to do so. A trading market for the notes may not develop. If a trading market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes.

Prepayments could result from pre-funding.

If the principal amount of eligible receivables purchased or directly originated by CNH Capital America LLC during the trust’s pre-funding period, plus other pre-existing eligible receivables, is less than the amount deposited in the trust’s pre-funding account, we will not have sufficient receivables to sell to the trust during the pre-funding period. This would result in a prepayment of principal in an aggregate amount equal to the amount remaining in the pre-funding account at the end of the pre-funding period to the noteholders in the same sequence and proportions that would apply in a normal principal distribution. Any prepayment will shorten the weighted average life of the affected notes. The amount of the notes that will be prepaid is not known at this time, but the greater the prepayment, the shorter the weighted average life of the notes.

The trust is dependent upon CNH Capital America LLC and CNH Global N.V. for additional receivables.

The trust will not be able to purchase receivables from us during the pre-funding period unless CNH Capital America LLC has eligible receivables which it is able to transfer to us. CNH Capital America LLC’s ability to generate receivables depends primarily upon sales of agricultural, construction and other equipment manufactured or distributed by CNH Global N.V. If, during the pre-funding period, CNH Global N.V. were to temporarily or permanently stop manufacturing or distributing agricultural, construction and other equipment, the rate of sales of agricultural, construction and other equipment manufactured or distributed by CNH Global N.V. would decrease. This would adversely affect our ability to sell receivables to the trust. CNH Global N.V.’s use of manufacturer’s rebates and other incentive programs may also affect retail sales, and neither we nor the trust have any control over CNH Global N.V.’s future use of those incentives.
Variations in economic and other factors may reduce the rate of creation of additional receivables.

The ability of dealers financed by CNH Capital America LLC to sell agricultural and construction equipment and generate eligible receivables through those sales is affected by the general level of activity in the agricultural and construction industries, including the rate of North American agricultural production and demand, weather conditions, commodity prices, consumer confidence, government subsidies for the agricultural sector, interest rates, prevailing levels of construction (especially housing starts) and levels of total industry capacity and equipment inventory. We have no basis to predict whether or to what extent these factors will affect the level of sales of agricultural and construction equipment.

Characteristics of the pool of receivables may change due to pre-funding.

There will be no required characteristics of the receivables transferred to the trust during the pre-funding period, except that each additional receivable must satisfy the eligibility criteria specified in the sale and servicing agreement among us, the servicer and the trust at the time of its addition. Additional receivables may be originated at a later date using credit criteria different from those that were applied to the initial receivables and may be of a different credit quality and seasoning. In addition, following the transfer of subsequent receivables to the trust, the characteristics of the entire receivables pool, including the composition of the receivables, the distribution by annual percentage rate, advance rate, equipment type, payment frequency and current contract value and the geographic distribution, may vary from those of the initial receivables. Since the weighted average life of the notes will be influenced by the rate at which the principal balances of the receivables are paid, some of these variations will affect the weighted average life of the notes. However, the trust will not purchase any receivables that have a remaining term in excess of 72 months or any receivables that would cause the weighted average original term of the receivables in the trust to be greater than 55 months. These requirements are intended to minimize the effect of the addition of subsequent receivables on the weighted average life of the notes. In addition, after each transfer of receivables to the trust, not more than 35% of the contract value of the receivables in the trust will represent contracts for the financing of construction equipment.

Payments on the receivables vary seasonally.

Payments on the receivables may be made on a monthly, quarterly, semiannual, annual or irregular basis. A significant portion of the initial receivables (representing approximately 74.10% of the aggregate statistical contract value of the initial receivables) are agricultural equipment sale contracts and tend to have payment dates that correspond to periods in which farmers have stronger cash flows. As a result, the amounts of cash distributed to noteholders may reflect this seasonality, with higher amounts of principal paid on the payment dates occurring in the first and fourth calendar quarters in each year and relatively lower amounts paid on other payment dates.

Payments on the Class B Notes are junior to payments on the Class A Notes.

If you buy Class B Notes, you will not receive any principal payments until the Class A Notes have been repaid in full. In addition, you will not receive any interest payments on your Class B Notes on any payment date until the full amount of interest then payable on the Class A Notes has been paid or provided for in full. Interest on the Class B Notes will also be subordinated to principal payments on the Class A Notes if either (a) the maturity of the notes has been accelerated after an event of default or (b) credit losses erode the aggregate assets of the trust below the then-outstanding principal balance of the Class A Notes. See “Description of the Notes—Payments of Principal” and “Servicing Matters—Distributions” for details of the priority rules that would apply in these circumstances.

Prepayments of receivables or refinancing of equipment could result in payment shortfalls.

The receivables are subject to voluntary prepayment (which may also result in connection with a servicer modification of a receivable). In addition, an obligor may refinance equipment related to a receivable, which would result in a prepayment in full of the related issuing entity’s receivable. Upon any prepayment in full of a receivable, the contract value of that receivable will be reduced to zero, and the contract value of that receivable will be added to the amount of principal to be paid on the notes on the related payment date. However, some receivables have contract values that are greater than their outstanding principal balances. When a receivable of this type is prepaid, the principal collected through the prepayment will be less than the resulting increase in the targeted principal distribution by an amount roughly equal to the excess of the receivable’s contract value over its outstanding principal balance immediately prior to the prepayment, which could lead to a cash flow shortfall that could result in delays and/or reductions in the interest and principal payments on your notes. See “Description of the Notes—Payments of Principal.”

In addition, all of the initial receivables in the trust that accrue interest will be simple interest receivables. Under simple interest receivables, if an obligor pays a fixed periodic installment early, the portion of the payment applied to reduce the unpaid balance will be greater than the reduction if the payment had been made as scheduled, and the final payment will be reduced accordingly. As a result, the contract value of the receivable, at any time, may be greater than its principal balance. Upon final payment (including prepayment in full) of the receivable, principal collected through that final payment will be less than the resulting increase in the targeted distribution, which could lead to a cash flow shortfall that could result in delays and/or reductions in the interest and principal payments on your notes.

To the extent necessary to maintain the initial credit ratings on the notes, funds may be deposited in the trust’s principal supplement account each time that the trust buys additional receivables during the pre-funding period. Those funds, if any, are intended to make up for potential cash flow shortfalls of the type described in the two preceding paragraphs. On each payment date, any funds on deposit in the principal supplement account will be withdrawn to cover shortfalls in distributions of interest and principal on the notes (after giving effect to any withdrawal to be made from the spread account on that payment date). However, in many cases, no deposit is required to be made into the principal supplement account, and in any event the amount of any required deposit is expected to be less than the maximum aggregate potential shortfalls of the type described in the two preceding paragraphs. You might not receive ultimate payment in full of all amounts due under your notes if the amount of the shortfalls exceeds the amount of the deposits and other available credit enhancement and excess collections available to make up for the shortfalls.

The return on your notes could be reduced by shortfalls due to extreme weather conditions and natural disasters.

Extreme weather conditions could cause substantial business disruptions, economic losses, unemployment and/or an economic downturn. As a result, the related obligors’ ability to make payments on the receivables could be adversely affected. The issuing entity’s ability to make payments on the notes could be adversely affected if the related obligors were unable to make timely payments.

The effect of natural disasters on the performance of the receivables is unclear, but there may be an adverse effect on general economic conditions, consumer confidence and general market liquidity. Investors should consider the possible effects on delinquency, default and prepayment experience of the receivables.

The trust may not have sufficient funds to make all required payments on the notes if an interest rate swap terminates.

The A-2b, A-3b and A-4b Notes bear interest at a floating rate, while the payments due under the receivables are calculated using fixed interest rates. The trust will enter into a separate interest rate swap for each of the A-2b, A-3b and A-4b Notes to mitigate the risk associated with an increase in One-Month LIBOR that results in the interest payable on such notes exceeding the amount available to make these payments.

No assurance can be made that any amounts will be received under the interest rate swap agreements, or that any such amounts that are received will be sufficient to cover certain shortages of funds available on any payment date.

If any of the interest rate swap agreements are terminated while the related notes remain outstanding or an interest rate swap counterparty fails to perform its obligations under an interest rate swap agreement, the noteholders will be exposed to the risk that the interest rate on the A-2b,

A-3b or A-4b Notes will be greater than the fixed rate payable by the trust under the related interest rate swap agreement, which could leave the trust without sufficient funds to make all required payments on the notes. To the extent that distributions on the notes depend in part on payments to be received by the indenture trustee under the interest rate swap agreements, the ability of the indenture trustee to make such distributions on such notes will be subject to the credit risk of the interest rate swap counterparties.

An interest rate swap counterparty’s claim for payments other than termination payments will be higher in priority than payments on the notes. Any interest rate swap counterparty’s claim for certain priority termination payments described under “Servicing Matters—Distributions” will be at the same priority with interest on the Class A Notes. If there is a shortage of funds available on any payment date, you may experience delays and/or reductions in the interest and principal payments on your notes.

Depending on market interest rates prevailing at the time of the termination, termination payments may be due to the trust or to the interest rate swap counterparties. The amount of any such termination payments will be based on the actual costs or market quotations of the costs of entering into similar swap transactions or such other methods as will be required under the applicable interest rate swap agreements, which may be positive or negative for the trust. Any such termination payments could, if market interest rates or other conditions have changed materially, be substantial. A payment due to an interest rate swap counterparty would be made by the trust out of funds that would otherwise be available to make payments on the notes. To the extent not paid by a replacement interest rate swap counterparty, certain priority swap termination payments would be paid from available funds on the same priority level with payments of interest on the Class A Notes, and will reduce the amount of funds available for payments of interest and principal on the notes.

If an interest rate swap counterparty fails to make a termination payment owed to the trust, the trust may not be able to enter into a replacement interest rate swap agreement and to the extent the interest rate on the floating rate A-2b, A-3b and A-4b Notes, as applicable, exceeds the applicable fixed rate the trust would have been required to pay the related interest rate swap counterparty under the related interest rate swap agreement, the amount available to pay principal of and interest on the notes will be reduced. If an interest rate swap is terminated and no replacement swap is entered into, you may experience delays and/or reductions in the interest and principal payments on your notes.

Cross-collateralization may adversely affect the timing and amount of recoveries on the receivables and the payments on the notes.

The financed equipment securing a receivable of an obligor held by the trust may also secure other receivables of the same obligor financed by CNH Capital America LLC that may or may not be included in the trust (such an obligor, is referred to as a common obligor). CNH Capital America LLC has agreed to subordinate all rights in any equipment included in the trust and has agreed to obtain a similar subordination agreement from any third-party or securitization vehicle to which they may sell receivables that are not included in the trust. Certain receivables that were previously transferred by CNH Capital America LLC in securitization transactions contain such cross-collateralization provisions, which remain in place. As a result, a receivable of a common obligor held by any other securitization vehicle may have a lien or security interest on the financed equipment securing the receivables of such common obligor in the trust. Actions by the servicer for any other securitization vehicle, or the trustee related to the securities issued by another securitization vehicle, may adversely affect the timing and amount of recoveries by the trust with respect to the receivables held by the trust. These actions include enforcement of the security interest of any other securitization vehicle in the financed equipment securing receivables in the trust if receivables with a common obligor in such securitization vehicle go into default, remedial proceedings in the event of the bankruptcy of the common obligor or application of payments received under receivables. The servicer under the other securitization vehicles is not required to give priority to payments due to the trust over payments due to the other securitization vehicles. Such actions may adversely affect the timing and amount of recovery by the trust.

If the servicer is terminated, the servicing fee may increase.

If New Holland Credit Company, LLC is terminated as servicer, and the backup servicer, or any other entity appointed to succeed to the duties of the servicer, becomes the successor servicer, the servicing fee paid to the successor servicer may exceed the servicing fee to which New Holland Credit Company, LLC, as servicer, would have otherwise been entitled to receive. If a successor servicer has replaced New Holland Credit Company, LLC as servicer, an increase in the servicing fee payable to the successor servicer will reduce the amount of funds that would otherwise be available to pay the noteholders. See “Servicing Matters—Fees”, and “—Distributions.”

Summary of Deposits to and Withdrawals from Accounts(1)(2)

(1)       This chart provides only a simplified overview of the distribution of available collections and other available funds on each payment date when no event of default and acceleration of the notes has occurred. Please refer to this prospectus supplement and the accompanying prospectus for a further description, including with respect to amounts payable under each item identified in the waterfall.

(2)       See “Servicing Matters—Distributions” for additional details and for special priority rules that would apply after an event of default and acceleration of the notes.

Issuing Entity

The trust will possess only the following property:

•     receivables and related collections;

•     bank accounts established for the trust;

•     security interests in the equipment financed under the receivables;

•     any property obtained in a default situation under those security interests;

•     Net Swap Receipts and swap termination payments from the interest rate swap counterparties;

•     rights to proceeds from certain insurance policies covering equipment financed under the receivables or obligors on the receivables (to the extent not used to purchase substitute equipment); and

•     our interest in any proceeds from recourse to dealers on receivables.

The trust’s fiscal year-end is December 31 of each year and its principal offices are initially in Wilmington, Delaware, in care of Wilmington Trust Company, as trustee, at the address listed below under “The Trustee,” and may in the future be at such address as the trustee designates in a written notice to the depositor.

The following table illustrates the capitalization of the trust as of August 31, 2007, as if the issuance and sale of the notes had taken place on that date:

Class A-1 % Asset Backed Notes	$ 122,000,000
Class A-2a % Asset Backed Notes and Class A-2b Floating Rate Asset Backed Notes(1)	$ 261,000,000
Class A-3a % Asset Backed Notes and Class A-3b Floating Rate Asset Backed Notes(1)	$ 175,000,000
Class A-4a % Asset Backed Notes and Class A-4b Floating Rate Asset Backed Notes(1)	$ 173,250,000
Class B % Asset Backed Notes	$ 18,750,000
Total	$ 750,000,000

(1)          The allocation of the principal balance between the Class A-2a Notes and the Class A-2b Notes, the Class A-3a Notes and the Class A-3b Notes, and the Class A-4a Notes and the Class A-4b Notes will be determined on the day of pricing. The amount allocated may be entirely to the Class A-2a Notes or the Class A-2b Notes, with with no principal balance allocated to the Class A-2b Notes or Class A-2a Notes, respectively, in which case no Class A-2b Notes or Class A-2a Notes, respectively, would be issued. Likewise, the amount allocated may be entirely to the Class A-3a Notes or the Class A-3b Notes, with with no principal balance allocated to the Class A-3b Notes or Class A-3a Notes, respectively, in which case no Class A-3b Notes or Class A-3a Notes, respectively, would be issued. Finally, the amount allocated may be entirely to the Class A-4a Notes or the Class A-4b Notes, with with no principal balance allocated to the Class A-4b Notes or Class A-4a Notes, respectively, in which case no Class A-4b Notes or Class A-4a Notes, respectively, would be issued.

The Trustee

Wilmington Trust Company is a Delaware banking corporation with trust powers incorporated in 1903. Wilmington Trust Company’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware, 19890. Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions involving equipment retail installment loans, consumer installment loans and retail installment sale contracts.

Wilmington Trust Company is subject to various legal proceedings that arise from time to time in the ordinary course of business. Wilmington Trust Company does not believe that the ultimate resolution of any of these proceedings will have a materially adverse effect on its services as owner trustee or on the noteholders.

Wilmington Trust Company has provided the above information for purposes of complying with Regulation AB. Other than the above two paragraphs, Wilmington Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus.

The trustee’s responsibilities include establishing and maintaining the certificate distribution account (which The Bank of New York Trust Company, N.A. as the initial paying agent under the trust agreement may do on the trust’s behalf) for the benefit of the certificateholders, executing and delivering the transaction documents to which the trustee is a party, discharging the responsibilities of the transaction documents to which the trust is a party, and administering the trust in the interests of the certificateholders, subject to the transaction documents. The trustee will not have the power, except upon the direction of the certificateholders, to remove the servicer or the administrator.

The trustee will not independently verify distribution calculations, access to and activity in transaction accounts, compliance with transaction covenants, use of credit enhancement, the addition or removal of receivables, the substitution of substitute equipment, or the underlying data used for such determinations.

The trust agreement will be signed by Wilmington Trust Company, in its individual capacity, but the trust agreement provides that in no event will Wilmington Trust Company, in its individual capacity, or any beneficial owner of the trust have any liability for the representations, warranties, covenants, agreements or other obligations of the trust thereunder or in any of the certificates, notices or agreements delivered pursuant thereto, as to all of which recourse will be had solely to the assets of the trust.

The Indenture Trustee

The Indenture Trustee is The Bank of New York Trust Company, N.A. a wholly owned subsidiary of The Bank of New York Mellon Company, Inc., (NYSE: BK). The Bank holds consolidated assets in excess of $1.6 billion and has a presence in more than 30 cities worldwide. The Bank’s operations include a full range of securities services, treasury management, investment management, and private banking services. The Bank of New York Trust Company, N.A. is a national banking association with its principal office located at 700 South Flower Street, Suite 500, Los Angeles, California 90017, with a copy to 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. The Bank of New York Trust Company, N.A. acts as indenture trustee through its Global Corporate Trust Division in the Securities Services line of business. The Global Corporate Trust Division offers a full range of trust and administrative services for prime and sub-prime asset-backed transactions from offices across the U.S. and around the world.

Asset classes for which The Bank of New York Trust Company, N.A. serves as trustee include residential mortgages, credit cards, auto loans, equipment loans and leases, trade receivables, commercial leases, franchise loans, and student loans.

The Bank of New York Trust Company, N.A. serves as indenture trustee on numerous transactions in which equipment receivables comprised the asset pool and has significant experience in this area.

On or prior to each payment date, the indenture trustee will make the noteholder statement described under “Administrative Information about the Securities—Reports to Securityholders” in the prospectus for that payment date available via the indenture trustee’s internet website. The indenture trustee’s internet website will be located at “http://www.BNYinvestorreporting.com” or at such other address as the indenture trustee notifies the noteholders of in the manner described below. Any person who is unable to access the indenture trustee’s internet website may receive paper copy of the noteholder statements via first class mail by calling the indenture trustee at (312) 827-8500. The indenture trustee may change the manner in which the noteholder statements are distributed or otherwise made available in order to make the circulation of the noteholder statements more convenient and/or more accessible to the noteholders. The indenture trustee will provide timely and adequate notice to the noteholders of any change described above. For assistance with the indenture trustee’s internet website, noteholders may call (312) 827-8500.

The issuing entity’s annual reports on Form 10-K, current reports on Form 8-K, and amendments to those reports and its distribution reports on Form 10-D filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act will be made available on CNH Global N.V.’s website at www.cnh.com or investors.cnh.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Reports to security holders and information about the asset-backed securities described in “Reports to Noteholders” below will also be made available on these websites in this manner.

Pursuant to the Trust Indenture Act, the indenture trustee may be deemed to have a conflict of interest and be required to resign as trustee for the Class A Notes or the Class B Notes if a default occurs under the indenture. The indenture will provide for a successor trustee to be appointed for one or more of the classes of notes in these circumstances, so that there will be separate trustees for the Class A Notes and the Class B Notes. In these circumstances, the Class A noteholders and the Class B noteholders will continue to vote as a single group. So long as any amounts remain unpaid with respect to the Class A Notes, only the trustee for the Class A noteholders will have the right to exercise remedies under the indenture (but the Class B noteholders will be entitled to their share of any proceeds of enforcement, subject to the subordination of the Class B Notes to the Class A Notes as described herein). Upon repayment of the Class A Notes in full, all rights to exercise remedies under the indenture will transfer to the trustee for the Class B Notes. Any resignation of the original indenture trustee as described above with respect to any class of notes will become effective only upon the appointment of a successor trustee for that class of notes and the successor’s acceptance of that appointment.

The indenture trustee will be responsible for authenticating and delivering the notes, and for making withdrawals from the collection account and note distribution account for payments on the notes and to the swap counterparties. The indenture trustee will not independently verify distribution calculations, access to and activity in transaction accounts, compliance with transaction covenants, use of credit enhancement, the addition or removal of receivables, the substitution of substitute equipment, or the underlying data used for such determinations.

If an event of default as described under “Description of the Notes—The Indenture—Events of Default; Rights Upon Event of Default” in the accompanying prospectus occurs and is continuing and is known to certain officers of the indenture trustee (each a “responsible officer”), the indenture trustee will mail to each noteholder notice of the default within 90 days after it occurs. Except in the case of a default in payment of principal of or interest on any note, the indenture trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of noteholders and interest rate swap counterparties.

The trust will give the indenture trustee and each rating agency prompt written notice of each such event of default under the indenture, each default on the part of the servicer or the depositor of its obligations under the sale and servicing agreement and each default on the part of the sponsor of its obligations under the purchase agreement between it and the depositor.

In addition, the trust will deliver to the indenture trustee, within five days after the trust or the administrator obtains actual knowledge thereof, written notice in the form of an officer’s certificate of any event that, with the giving of notice or the lapse of time or both, would become an event of default under the third or fourth bullet point under “Description of the Notes—The Indenture—Events of Default; Rights Upon Event of Default” in the accompanying prospectus, the status of the event and what action the trust or the administrator, as applicable, is taking or proposes to take with respect thereto.

Static Pool Data

Information can be found on CNH Global N.V.’s website at www.cnhetrust.com regarding prior securitized pools of the sponsor that are of a type similar to the trust’s receivables. Such information for prior securitized pools established before January 1, 2006, is not deemed part of this prospectus supplement, the prospectus or the registration statement of which this prospectus supplement is a part.

The characteristics of receivables included in these prior securitized pools, as well as the social, economic and other conditions existing at the time when those receivables were originated and repaid, may vary materially from the characteristics of the trust’s receivables and the social, economic and other conditions existing at the time when the trust’s receivables were originated and that will exist when the trust’s receivables are repaid. As a result of each of the foregoing, there is no assurance that the performance of the prior securitized pools will correspond to or be an accurate predictor of the performance of the trust’s receivables.

The Initial Interest Rate Swap Counterparty

ABN AMRO Bank N.V., as the the initial interest rate swap counterparty to the Class A-2b, A-3b and A-4b interest rate swap agreements, is a public limited liability company incorporated under the laws of The Netherlands (“ABN AMRO”). ABN AMRO is an international banking group offering a wide range of banking products and financial services on a global basis through a network of over 4,500 offices and branches in 53 countries as of the year-end 2006. ABN AMRO is one of the largest banking groups in the world, with total consolidated assets of € 987.1 billion at December 31, 2006. As of the date of this prospectus supplement, the long-term, unsecured, unsubordinated and unguaranteed debt obligations of ABN AMRO Bank N.V. are rated “AA-” by Standard & Poor’s and “Aa2” by Moody’s.

On April 23, 2007 (“Announcement Date”), ABN AMRO Holding N.V. (“ABN AMRO Holding”), the parent company of ABN AMRO, announced that it has entered into (1) an agreement to be purchased by Barclays PLC pursuant to a merger transaction and (2) an agreement to sell ABN AMRO North America Holding Company, the indirect parent of LaSalle Bank National Association, to Bank of America Corp. Completion of each transaction is subject to regulatory approvals and various other closing conditions.

Since the Announcement Date, a consortium of the Royal Bank of Scotland Group plc, Fortis SA/NV and Fortis N.V., and Banco Santander Central Hispano SA made an offer to acquire all of the outstanding shares of ABN AMRO Holding. Barclays PLC then revised its offer to acquire ABN AMRO Holding. After evaluating both offers, ABN AMRO Holding announced that it is not currently in a position to recommend either offer for acceptance to its shareholders.

Additional information, including the most recent form 20-F of ABN AMRO Holding and additional quarterly and current reports filed with the United States Securities and Exchange Commission by ABN AMRO Holding, may be obtained upon request to: ABN AMRO Bank N.V. Investor Relations (HQ 9141) P.O. Box 283 1000 EA Amsterdam The Netherlands Tel. +31 20 628 78 35 Fax +31 20 628 78 37 email investorrelations@nl.abnamro.com.

With respect to each of the interest rate swap agreements to which ABN AMRO Bank N.V. is a party, the applicable “significance percentage,” as calculated in accordance with Item 1115 of Regulation AB, is less than 10%. The information in the preceding four paragraphs has been provided by ABN AMRO Bank N.V. for use in this prospectus supplement. Except for those four paragraphs, ABN AMRO Bank N.V. and its affiliates have not prepared and do not accept responsibility for this prospectus supplement. The information regarding ABN AMRO Bank N.V. and its affiliates in those four paragraphs has been furnished solely to provide limited introductory information regarding ABN AMRO Bank N.V. and its affiliates and does not purport to be comprehensive.

The delivery hereof shall not create any implication that there has been no change in the affairs of ABN AMRO Bank N.V. or its affiliates since the date hereof, or that the information contained or referred to in this section is correct as of any time subsequent to its date.

The Receivables Pool

The pool of receivables held by the trust will include the initial receivables purchased on the closing date and any additional receivables purchased during the trust’s pre-funding period.

A number of calculations described in this prospectus supplement, and calculations required by the agreements governing the trust and the notes, are based upon the Contract Value of the receivables. “Contract Value” means, as of any calculation date, the present value of the scheduled and unpaid payments on the receivables discounted monthly at an annual rate equal to the Specified Discount Factor, which exceeds the weighted average adjusted annual percentage rate of the receivables as of the cutoff date, plus, any amount of past due payments as of the applicable cutoff date. The “Specified Discount Factor” equals 7.25%. Any defaulted receivables liquidated by the servicer through the sale or other disposition of the related equipment or that the servicer has, after using all reasonable efforts to realize upon the related equipment, determined to charge off without realizing upon the related equipment are deemed to have a Contract Value of zero. Whenever we refer to a “weighted average adjusted annual percentage rate” in this prospectus, we mean a weighted average annual percentage rate determined by converting the individual annual percentage rate of each receivable (other than receivables with a monthly payment frequency) to an equivalent annual percentage rate as if such receivable had a monthly payment frequency, which is weighted by the outstanding scheduled loan payments discounted at the equivalent annual percentage rate.

The Contract Value of any particular receivable may be greater than or less than its outstanding principal amount, depending primarily upon whether the annual percentage rate of that receivable is greater than or less than the Specified Discount Factor. If a receivable’s annual percentage rate is greater than the Specified Discount Factor, its Contract Value will be greater than its outstanding principal balance because the discount rate used to determine its Contract Value is lower than the annual percentage rate that generated the finance charge component of the scheduled payments that are discounted to determine the Contract Value. Conversely, if a receivable’s annual percentage rate is lower than the Specified Discount Factor, its Contract Value will be less than its outstanding principal balance because the discount rate used to determine its Contract Value is greater than the annual percentage rate that generated the finance charge component of the scheduled payments that are discounted to determine the Contract Value.

The initial receivables were selected and the additional receivables will be selected by CNH Capital America LLC from its portfolio using several criteria, including the criteria set forth under “Pool Assets—Selection Process” in the accompanying prospectus and the additional criteria that:

(1)  each receivable is either non-interest bearing or is a fixed rate, simple interest retail installment sale contract, retail installment loan or consumer installment loan;

(2)  each receivable has a remaining term to maturity of not more than 72 months as of the applicable cutoff date and a scheduled maturity not later than the date that is six months prior to the final scheduled maturity date for the notes;

(3)  each receivable has a Statistical Contract Value as of the applicable cutoff date that (when combined with the Statistical Contract Value of any other receivables with the same or an affiliated obligor) does not exceed 1% of the aggregate Statistical Contract Value of all the initial receivables as of the initial cutoff date;

(4)  after giving effect to each transfer of additional receivables, the weighted average original term of the receivables in the trust will not be greater than 55 months; and

(5)  after giving effect to each transfer of additional receivables, not more than 35% of the Contract Value of the receivables in the trust will represent contracts for the financing of construction equipment.

The receivables as they are constituted on any cutoff date for an addition of receivables will not deviate from the foregoing characteristics. There will be no independent verification of CNH Capital America LLC’s determinations that the initial receivables and the additional receivables meet the selection criteria set forth above, except that CNH Capital America LLC is required to have independent public accountants verify some calculations relevant to these criteria.

The Contract Value of the initial receivables will represent approximately 100% of the sum of initial outstanding principal amount of the notes. Except for the criteria described in the preceding paragraphs, there will be no required characteristics of the additional receivables. Therefore, following the transfer of additional receivables to the trust, the aggregate characteristics of all of the receivables in the trust, including the composition of the receivables, the distribution by annual percentage rate, advance rate, equipment type, payment frequency, current Statistical Contract Value and geographic distribution described in the following tables, may vary from those of the initial receivables. Following the end of the pre-funding period, if our reporting obligations under the Exchange Act relating to the notes remain in effect, we will file a report on Form 10-D containing information comparable to that contained in the tables set forth below regarding the aggregate characteristics of all of the receivables in the trust, after the addition of the additional receivables.

The composition, distribution by annual percentage rate, advance rate, equipment type, payment frequency, current Statistical Contract Value and geographic distribution, in each case of the initial receivables as of the initial cutoff date, which is August 31, 2007, are as set forth in the following tables. For purposes of this prospectus supplement, the “Statistical Contract Value” for each receivable has been calculated as the current balance of the receivable on the servicer’s records. Totals may not add to 100% due to rounding.

Composition of the Receivables
as of the Initial Cutoff Date

Weighted Average Adjusted APR	Aggregate Statistical Contract Value	Number of Receivables	Weighted Average Remaining Term	Weighted Average Original Term	Average Statistical Contract Value
4.50%	$788,661,453.57	29,618	47.75 months	53.56 months	$26,627.78

Average Original Statistical Contract Value	Average Outstanding Contract Value	Average Age of Contract	Weighted Average Advance Rate(1)
$32,579.58	$26,627.78	5.81 months	97.34%

(1)          The Weighted Average Advance Rate excludes previously securitized receivables that have been reacquired by CNH Capital America LLC, including through the exercise of its clean-up call on a prior transaction. The total receivables so excluded from this calculation represent 4.70% of the aggregate Statistical Contract Value of the pool of initial receivables.

Distribution by Receivable Type of the Receivables Pool
as of the Initial Cutoff Date

Receivables Type	Number of Receivables	Aggregate Statistical Contract Value	Percent of Aggregate Statistical Contract Value
Retail Installment Sale Contracts and Loans	29,546	$787,674,517.58	99.87%
Consumer Installment Loans	72	986,935.99	0.13%
Total	29,618	$788,661,453.57	100.00%

Distribution by Contract Annual Percentage Rate of the Receivables
as of the Initial Cutoff Date

Contract APR Range	Number of Receivables	Aggregate Statistical Contract Value	Percent of Aggregate Statistical Contract Value
0.000% - 0.999%	7,396	$183,192,654.36	23.23%
1.000% - 1.999%	1,176	28,758,439.16	3.65%
2.000% - 2.999%	3,352	56,345,064.96	7.14%
3.000% - 3.999%	2,306	76,190,731.85	9.66%
4.000% - 4.999%	1,707	49,871,687.21	6.32%
5.000% - 5.999%	3,484	72,823,873.64	9.23%
6.000% - 6.999%	3,952	150,484,141.49	19.08%
7.000% - 7.999%	3,016	97,294,799.62	12.34%
8.000% - 8.999%	938	31,630,653.96	4.01%
9.000% - 9.999%	791	18,161,962.44	2.30%
10.000% - 10.999%	536	9,570,908.09	1.21%
11.000% - 11.999%	265	4,894,101.55	0.62%
12.000% - 12.999%	396	4,963,912.54	0.63%
13.000% - 13.999%	112	2,072,225.76	0.26%
14.000% - 14.999%	147	1,805,714.68	0.23%
15.000% - 15.999%	35	535,714.22	0.07%
16.000% - 16.999%	9	64,868.04	0.01%
Total	29,618	$788,661,453.57	100.00%

Distribution by Advance Rate
as of the Initial Cutoff Date(1)

Advance Rate Range	Number of Receivables	Aggregate Statistical Contract Value	Percent of Aggregate Statistical Contract Value
N/A	2	$32,421.57	0.00%
1% - 20%	37	586,854.93	0.08%
21% - 40%	452	8,909,733.83	1.19%
41% - 60%	1,820	50,559,560.36	6.73%
61% - 80%	4,208	145,230,535.21	19.32%
81% - 100%	9,631	321,054,467.15	42.72%
101% - 120%	6,301	207,748,826.22	27.64%
121% - 140%	470	16,148,985.65	2.15%
Greater than or equal to 141%	24	1,307,812.68	0.17%
Total	22,945	$751,579,197.60	100.00%

(1)       The information in the preceding table excludes previously securitized receivables that have been reacquired by CNH Capital America LLC, including through the exercise of its clean-up call on a prior transaction. The total receivables so excluded represent 4.70% of the aggregate Statistical Contract Value of the pool of initial receivables.

Distribution by Equipment Type of the Receivables
as of the Initial Cutoff Date

Type	Number of Receivables	Aggregate Statistical Contract Value	Percent of Aggregate Statistical Contract Value
Agricultural	24,609	$584,377,682.94	74.10%
New	16,580	395,712,255.19	50.18%
Used	8,029	188,665,427.75	23.92%
Construction	4,937	203,296,834.64	25.78%
New	3,667	151,651,778.76	19.23%
Used	1,270	51,645,055.88	6.55%
Consumer	72	986,935.99	0.13%
New	64	919,207.56	0.12%
Used	8	67,728.43	0.01%
Total	29,618	$788,661,453.57	100.00%

Distribution by Payment Frequency of the Receivables
as of the Initial Cutoff Date

Frequency	Number of Receivables	Aggregate Statistical Contract Value	Percent of Aggregate Statistical Contract Value
Annual(1)	12,087	$368,956,286.47	46.78%
Semi-Annual	942	23,931,589.64	3.03%
Quarterly	231	7,131,472.96	0.90%
Monthly	15,921	358,517,504.13	45.46%
Irregular	437	30,124,600.37	3.82%
Total	29,618	$788,661,453.57	100.00%

(1)       Approximately 3.16%, 1.57%, 15.49%, 18.15%, 21.56%, 23.41%, 8.11%, 0.55%, 0.67%, 0.62%, 1.44% and 5.26% of the annual receivables have scheduled payments in January, February, March, April, May, June, July, August, September, October, November and December, respectively.

Distribution by Current Statistical Contract Value of the Receivables
as of the Initial Cutoff Date

Statistical Contract Value Range	Number of Receivables	Aggregate Statistical Contract Value	Percent of Aggregate Statistical Contract Value
Up to $5,000.00	5,557	$16,136,213.07	2.05%
$5,000.01 to $10,000.00	4,630	33,925,285.25	4.30%
$10,000.01 to $15,000.00	4,540	56,747,531.14	7.20%
$15,000.01 to $20,000.00	3,662	63,424,241.73	8.04%
$20,000.01 to $25,000.00	2,569	57,304,785.60	7.27%
$25,000.01 to $30,000.00	1,692	46,295,619.09	5.87%
$30,000.01 to $35,000.00	1,232	39,818,872.46	5.05%
$35,000.01 to $40,000.00	831	31,070,134.89	3.94%
$40,000.01 to $45,000.00	658	27,754,707.02	3.52%
$45,000.01 to $50,000.00	499	23,577,740.22	2.99%
$50,000.01 to $55,000.00	421	22,046,747.97	2.80%
$55,000.01 to $60,000.00	352	20,161,662.11	2.56%
$60,000.01 to $65,000.00	309	19,232,568.20	2.44%
$65,000.01 to $70,000.00	258	17,373,127.89	2.20%
$70,000.01 to $75,000.00	209	15,113,735.51	1.92%
$75,000.01 to $80,000.00	220	17,003,037.61	2.16%
$80,000.01 to $85,000.00	161	13,245,856.30	1.68%
$85,000.01 to $90,000.00	159	13,903,174.07	1.76%
$90,000.01 to $95,000.00	134	12,384,641.25	1.57%
$95,000.01 to $100,000.00	104	10,158,908.55	1.29%
$100,000.01 to $200,000.00	1,171	157,861,360.65	20.02%
$200,000.01 to $300,000.00	179	41,916,387.40	5.31%
$300,000.01 to $400,000.00	39	13,150,020.53	1.67%
$400,000.01 to $500,000.00	17	7,388,687.25	0.94%
More than $500,000.00	15	11,666,407.81	1.48%
Total	29,618	$788,661,453.57	100.00%

Geographic Distribution of the Receivables
as of the Initial Cutoff Date

Geographic Distribution(1)	Number of Receivables	Aggregate Statistical Contract Value	Percent of Aggregate Statistical Contract Value
Alabama	267	$ 6,459,982.58	0.82%
Alaska	16	313,861.90	0.04%
Arizona	219	9,682,927.66	1.23%
Arkansas	796	21,416,853.19	2.72%
California	694	26,700,749.95	3.39%
Colorado	393	12,693,799.54	1.61%
Connecticut	123	3,566,853.97	0.45%
Delaware	99	2,471,844.21	0.31%
District of Columbia	2	43,652.49	0.01%
Florida	397	9,162,177.17	1.16%
Georgia	667	15,152,437.43	1.92%
Hawaii	44	1,396,380.52	0.18%
Idaho	388	13,435,907.35	1.70%
Illinois	1,193	38,325,859.22	4.86%
Indiana	1,039	29,023,396.29	3.68%
Iowa	1,127	37,216,598.29	4.72%
Kansas	724	23,490,796.38	2.98%
Kentucky	867	16,174,112.50	2.05%
Louisiana	426	12,913,163.22	1.64%
Maine	180	3,165,789.01	0.40%
Maryland	456	8,726,311.69	1.11%
Massachusetts	119	3,645,547.37	0.46%
Michigan	932	19,314,952.53	2.45%
Minnesota	1,383	37,465,614.22	4.75%
Mississippi	423	12,768,157.66	1.62%
Missouri	1,036	20,608,994.02	2.61%
Montana	422	12,374,843.54	1.57%
Nebraska	546	18,325,647.96	2.32%
Nevada	85	3,644,259.44	0.46%
New Hampshire	115	2,755,004.45	0.35%
New Jersey	241	4,936,671.98	0.63%
New Mexico	159	4,836,632.40	0.61%
New York	1,356	27,491,569.68	3.49%
North Carolina	729	19,773,947.18	2.51%
North Dakota	620	22,109,661.89	2.80%
Ohio	1,161	23,680,132.70	3.00%
Oklahoma	637	15,077,312.64	1.91%
Oregon	471	15,183,956.84	1.93%
Pennsylvania	1,323	25,846,928.33	3.28%
Rhode Island	26	766,058.61	0.10%
South Carolina	389	8,835,963.49	1.12%
South Dakota	856	24,280,422.06	3.08%
Tennessee	760	19,233,188.11	2.44%
Texas	2,460	70,303,015.19	8.91%
Utah	207	7,572,302.57	0.96%
Vermont	154	2,718,829.96	0.34%
Virginia	748	13,012,917.15	1.65%
Washington	613	20,958,377.73	2.66%
West Virginia	181	5,640,740.04	0.72%
Wisconsin	1,256	31,194,190.27	3.96%
Wyoming	93	2,772,159.00	0.35%
Total	29,618	$ 788,661,453.57	100.00%

(1) Based upon billing addresses of the obligors.

Delinquency Experience For the Initial Receivables

The initial receivables purchased on the closing date include some previously securitized receivables that have been reacquired by CNH Capital America LLC, including through the exercise of its clean-up call on a prior transaction. These previously securitized receivables, which make up 4.70% of the aggregate Statistical Contract Value of the initial receivables, include receivables that were contained in the assets of CNH Equipment Trust 2003-A. The historical performance of the CNH Equipment Trust 2003-A transaction is included in the static pool information that is available at the web site referenced above.

Set forth below is historical delinquency information for the initial receivables, including both the previously securitized receivables and the newly originated receivables, the majority of which have been originated no earlier than April 2007.

	August 31, 2007
	Number of Contracts	Amount
	(Dollars in Millions)
Aggregate Principal Balance Outstanding	29,618	$788.66
Period of Delinquency
31 to 60 days	166	4.47
61 to 90 days	43	1.27
91 to 120 days	0	0
121 to 150 days	0	0
151 to 180 days	0	0
Total Delinquencies	209	$5.74
Total Delinquencies as a percent of the aggregate principal balance outstanding	0.71%	0.73%

Additional Delinquency Experience For Seasoned Receivables

The following table provides additional historical delinquency information for only the portion of the initial receivables that were previously included in the assets of CNH Equipment Trust 2003-A.

	At August 31,
	2007		2006
	Number of Contracts	Amount	Number of Contracts	Amount
	(Dollars in Millions)
Aggregate principal balance outstanding	6,673	$37.08	6,672	$76.82
Period of delinquency
31-60 days	66	0.30	43	0.39
61-90 days	26	0.20	15	0.34
91-120 days	0	0.00	2	0.02
121-150 days	0	0.00	0	0.00
151-180 days	0	0.00	0	0.00
Total delinquencies	92	$0.50	60	$0.75
Total delinquencies as a percent of the aggregate principal balance outstanding	1.38%	1.35%	0.90%	0.97%

	At December 31,
	2006		2005		2004		2003
	Number of Contracts	Amount	Number of Contracts	Amount	Number of Contracts	Amount	Number of Contracts	Amount
	(Dollars in Millions)
Aggregate principal balance outstanding	6,673	$68.28	6,672	$106.65	6,673	$143.71	6,673	$179.54
Period of delinquency
31-60 days	45	0.36	73	1.05	26	0.65	19	0.50
61-90 days	8	0.06	6	0.07	3	0.08	5	0.14
91-120 days	2	0.02	0	0.00	0	0.00	0	0.00
121-150 days	0	0.00	0	0.00	0	0.00	0	0.00
151-180 days	0	0.00	0	0.00	0	0.00	0	0.00
Total delinquencies	55	$0.44	79	$1.13	29	$0.72	24	$0.64
Total delinquencies as a percent of the aggregate principal balance outstanding	0.82%	0.64%	1.18%	1.06%	0.43%	0.50%	0.36%	0.36%

Historical Delinquency Experience

Set forth below is certain combined information concerning the sponsor’s entire portfolio of United States retail agricultural, construction and other equipment receivables. This information includes receivables previously sold to trusts under prior asset-backed securitizations and excludes true leases.

Delinquencies, repossessions and net losses on agricultural contracts may be affected by weather conditions such as flood and drought, commodity market prices and the level of farmers’ income. Delinquencies, repossessions and net losses on construction contracts may be affected by interest rates, housing starts and consumer confidence. There can be no assurance that the delinquency, repossession and net loss experience on the receivables of the trust will be comparable to that set forth below.

	At June 30,
	2007		2006
	Number of Contracts	Amount	Number of Contracts	Amount
	(Dollars in millions)
Number of Contracts and Loans/Principal Amount Outstanding	249,876	$5,642.5	248,028	$5,225.5
Delinquencies (1)
31-60 Days	3,011	62.5	2,978	53.2
61 Days or More	2,331	53.9	2,679	61.3
TOTAL	5,342	$116.4	5,657	$114.5
Delinquencies (2)
31-60 Days	1.20%	1.11%	1.20%	1.02%
61 Days or More	0.93%	0.96%	1.08%	1.17%
TOTAL	2.14%	2.06%	2.28%	2.19%

	At December 31,
	2006		2005		2004		2003
	Number of Contracts	Dollars	Number of Contracts	Dollars	Number of Contracts	Dollars	Number of Contracts	Dollars
	(Dollars in Millions)
Number of Contracts and Loans/Principal Amount Outstanding	245,260	$5,284.8	245,483	$4,914.1	246,054	$4,630.8	246,758	$4,358.7
Delinquencies(1)
31-60 days	2,795	54.2	3,297	56.5	2,601	41.4	4,006	61.1
61 days or more	2,341	54.0	2,539	52.6	3,049	67.6	3,714	87.6
TOTAL	5,136	$108.2	5,836	$109.1	5,650	$109.0	7,720	$148.7
Delinquencies(2)
31-60 days	1.14%	1.02%	1.34%	1.15%	1.06%	0.89%	1.62%	1.40%
61 days or more	0.95%	1.02%	1.03%	1.07%	1.24%	1.46%	1.51%	2.01%
TOTAL	2.09%	2.05%	2.38%	2.22%	2.30%	2.35%	3.13%	3.41%

(1)             The aggregate principal balance column represents the aggregate principal balance of all receivables (excluding repossessions) which are 30 or more days past due.

(2)             As a percent of the number of receivables or principal amount outstanding, as applicable.

A receivable is considered delinquent if a payment of more than an inconsequential amount is more than one day past due. Payments of $50 or more are generally considered consequential. No explicit grace period is offered for payments on receivables, but in most cases, late charges are assessed when a payment is 11 days past due. Delinquent accounts are generally reported to credit bureaus at 31 days past due. Receivables are generally not reaged.

Historical Credit Loss/Repossession Experience

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003
	(Dollars in Millions)
Average Net Portfolio Outstanding During the Period(1)	$5,463.7	$5,069.8	$5,099.5	$4,772.5	$4,494.8	$4,434.5
Repossessions as a Percent of Average Net Portfolio Outstanding(1)	0.68%	0.59%	0.71%	0.76%	1.02%	1.55%
Net Losses as a Percent of Liquidations(2)(3)(4)(5)	0.60%	0.77%	0.91%	0.94%	0.90%	1.23%
Net Losses as a Percent of Average Net Portfolio Outstanding(2)(3)(5)	0.27%	0.35%	0.43%	0.46%	0.47%	0.69%

(1)       The Average Net Portfolio Outstanding is the average of the year end principal balances for the prior and current year.

(2)       A portion of the sponsor’s contracts originated through dealers provide for recourse back to the dealers. Approximately 3.0%, 4.0%, 5.0%, 5.0%, 1.0% and 3.0% of the aggregate amounts scheduled to be paid on the sponsor’s portfolios of contracts originated by or through dealers during the years ended December 31, 2006, 2005, 2004 and 2003, and the six months ended June 30, 2007 and 2006, respectively, provide for recourse to the dealers. In the event of defaults by the obligor under any such contract, the dealer is required to repurchase the contract for an amount generally equal to all amounts due and unpaid thereunder. As a result, any losses under any such contract are structured to be incurred by the dealer, but there is no certainty that a dealer will be able to make such repurchase even if so required.

(3)       Net losses are equal to the aggregate of the principal balances of all contracts plus any costs incurred to repossess, sell or recondition the equipment which have been charged to the contract, less any recoveries on contracts charged off in the period or prior periods.

(4)       Liquidations represent a reduction in the outstanding balances of the contracts as a result of cash payments and charge-offs.

(5)       Rates have been annualized for June 30, 2007 and June 30, 2006, respectively. Annualized rates are not necessarily indicative of the experience for a full year.

The sponsor has recourse to dealers on a portion of the contracts. In the event of a dealer’s bankruptcy, a bankruptcy trustee, a creditor or the dealer as debtor in possession might attempt to characterize recourse sales of contracts as loans to the dealer secured by the contracts. Such an attempt, if successful, could result in payment delays or losses on the affected receivables.

The losses shown above have been determined in accordance with the policies of CNH Capital America LLC and New Holland Credit Company, LLC. Generally, it is the policy of the sponsor to treat each receivable that is over 120 days past due as nonperforming and nonaccruing and to review each receivable on a case-by-case basis. For receivables that are in repossession status, it is the policy of the sponsor to recognize an estimated loss at the time of repossession. Once the receivable is liquidated that estimated loss is adjusted to reflect the actual loss on the receivable. For purposes of the trust, losses are recognized when a receivable is initially put in repossession status, if any, or when the servicer has, after using all reasonable efforts to realize upon the related equipment, determined to charge-off the receivable without realizing upon the related equipment.

Weighted Average Life of the Notes

As the rate of payment of principal of the notes depends primarily on the rate of payment (including prepayments) of the principal balance of the receivables, final payment of each class of notes could occur significantly earlier than the scheduled final maturity date for that class. You will bear the risk of being able to reinvest principal payments on your notes at yields at least equal to the yield on your notes.

Prepayments on retail installment sale contracts, retail installment loans and consumer installment loans can be measured relative to a prepayment standard or model. The model used in this prospectus supplement is based on a constant prepayment rate (“CPR”). CPR is determined by the percentage of principal outstanding at the beginning of a period that prepays during that period, stated as an annualized rate. The CPR prepayment model, like any prepayment model, does not purport to be either a historical description of prepayment experience or a prediction of the anticipated rate of prepayment.

The tables on pages S-39, S-40, S-41 and S-42 have been prepared on the basis of certain assumptions, including that: (a) the receivables prepay in full at the specified monthly CPR and neither we nor the servicer are required to purchase any receivables from the trust, (b) each payment on the receivables is made on the last day of each calendar month, (c) distributions are made on the 15th day of each month in respect of the notes in accordance with the description set forth under “Servicing Matters—Distributions,” (d) the balance in the spread account on any day is equal to the required spread account balance, (e) the closing date occurs on September 20, 2007, (f) the servicer exercises its option to purchase the receivables on the earliest permitted payment date and (g) the Specified Discount Factor is 7.25%. The table indicates the projected weighted average life of each class of notes and sets forth the percent of the initial principal balance of each class of notes that is projected to be outstanding after each of the payment dates shown at various CPR percentages.

The table also assumes that the receivables have been aggregated into three hypothetical pools with all of the receivables within each pool having the following characteristics:

Pool	Aggregate Contract Value	Weighted Average APR	Assumed Cutoff Date
1	$749,999,999.92	7.25%	August 31, 2007
2	0	7.25%	September 30, 2007
3	0	7.25%	October 31, 2007
	$749,999,999.92

Hypothetical pool 1 has the same Contract Value and cashflow characteristics as the initial receivables. Hypothetical pools 2 and 3 have a Contract Value equal in the aggregate to the amount deposited in the trust’s pre-funding account. The cash flow characteristics of hypothetical pools 2 and 3 are proportionately identical to those of the receivables in hypothetical pool 1.

The information included in the following tables represents forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The actual characteristics and performance of the receivables will differ from the assumptions used in constructing the tables on pages S-39, S-40, S-41 and S-42. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is highly unlikely that the receivables will prepay at a constant CPR until maturity or that all of the receivables will prepay at the same CPR. Similarly, the aggregate Contract Value of additional receivables may be less than the amount deposited in the trust’s pre-funding account.

Moreover, the diverse terms of receivables within each of the three hypothetical pools could produce slower or faster principal distributions than indicated in the table at the various CPR specified. Any difference between those assumptions and the actual characteristics and performance of the receivables, or actual prepayment experience, will affect the percentages of initial balances outstanding over time and the weighted average lives of the notes.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	A-1 Notes					A-2a Notes
Payment Date	0.00%	13.00%	15.00%	17.00%	19.00%	0.00%	13.00%	15.00%	17.00%	19.00%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2007	92.84	85.83	84.67	83.48	82.27	100.00	100.00	100.00	100.00	100.00
November 15, 2007	86.55	72.75	70.48	68.16	65.79	100.00	100.00	100.00	100.00	100.00
December 15, 2007	79.23	58.90	55.58	52.19	48.75	100.00	100.00	100.00	100.00	100.00
January 15, 2008	67.56	41.15	36.85	32.49	28.06	100.00	100.00	100.00	100.00	100.00
February 15, 2008	58.24	25.94	20.73	15.44	10.08	100.00	100.00	100.00	100.00	100.00
March 15, 2008	50.61	12.59	6.49	0.32	0.00	100.00	100.00	100.00	100.00	97.23
April 15, 2008	30.75	0.00	0.00	0.00	0.00	100.00	94.48	91.31	88.11	84.88
May 15, 2008	8.93	0.00	0.00	0.00	0.00	100.00	82.47	79.04	75.58	72.09
June 15, 2008	0.00	0.00	0.00	0.00	0.00	92.39	69.28	65.65	62.00	58.33
July 15, 2008	0.00	0.00	0.00	0.00	0.00	80.17	55.98	52.21	48.42	44.61
August 15, 2008	0.00	0.00	0.00	0.00	0.00	74.43	48.66	44.67	40.67	36.66
September 15, 2008	0.00	0.00	0.00	0.00	0.00	71.92	44.29	40.04	35.79	31.54
October 15, 2008	0.00	0.00	0.00	0.00	0.00	69.19	39.81	35.32	30.84	26.37
November 15, 2008	0.00	0.00	0.00	0.00	0.00	66.55	35.48	30.77	26.07	21.39
December 15, 2008	0.00	0.00	0.00	0.00	0.00	63.42	30.82	25.91	21.02	16.17
January 15, 2009	0.00	0.00	0.00	0.00	0.00	58.89	25.08	20.02	15.00	10.02
February 15, 2009	0.00	0.00	0.00	0.00	0.00	55.50	20.39	15.17	10.00	4.89
March 15, 2009	0.00	0.00	0.00	0.00	0.00	52.92	16.43	11.05	5.73	0.47
April 15, 2009	0.00	0.00	0.00	0.00	0.00	45.32	8.53	3.14	0.00	0.00
May 15, 2009	0.00	0.00	0.00	0.00	0.00	36.58	0.00	0.00	0.00	0.00
June 15, 2009	0.00	0.00	0.00	0.00	0.00	26.33	0.00	0.00	0.00	0.00
July 15, 2009	0.00	0.00	0.00	0.00	0.00	15.20	0.00	0.00	0.00	0.00
August 15, 2009	0.00	0.00	0.00	0.00	0.00	9.72	0.00	0.00	0.00	0.00
September 15, 2009	0.00	0.00	0.00	0.00	0.00	7.25	0.00	0.00	0.00	0.00
October 15, 2009	0.00	0.00	0.00	0.00	0.00	4.56	0.00	0.00	0.00	0.00
November 15, 2009	0.00	0.00	0.00	0.00	0.00	1.93	0.00	0.00	0.00	0.00
December 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
WAL (yrs)(1)	0.47	0.32	0.30	0.28	0.27	1.43	1.05	1.00	0.95	0.91
WAL To Maturity (yrs)(1)	0.47	0.32	0.30	0.28	0.27	1.43	1.05	1.00	0.95	0.91

(1)                The weighted average life of an A-1 Note or A-2a Note is determined by: (a) multiplying the amount of each principal payment on the applicable note by the number of years from the date of issuance of such note to the related payment date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such note.

This table has been prepared based on the assumptions described on pages S-37 and S-38 (including the assumptions regarding the characteristics and performance of the receivables, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	A-2b Notes					A-3a Notes
Payment Date	0.00%	13.00%	15.00%	17.00%	19.00%	0.00%	13.00%	15.00%	17.00%	19.00%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2008	100.00	100.00	100.00	100.00	97.23	100.00	100.00	100.00	100.00	100.00
April 15, 2008	100.00	94.48	91.31	88.11	84.88	100.00	100.00	100.00	100.00	100.00
May 15, 2008	100.00	82.47	79.04	75.58	72.09	100.00	100.00	100.00	100.00	100.00
June 15, 2008	92.39	69.28	65.65	62.00	58.33	100.00	100.00	100.00	100.00	100.00
July 15, 2008	80.17	55.98	52.21	48.42	44.61	100.00	100.00	100.00	100.00	100.00
August 15, 2008	74.43	48.66	44.67	40.67	36.66	100.00	100.00	100.00	100.00	100.00
September 15, 2008	71.92	44.29	40.04	35.79	31.54	100.00	100.00	100.00	100.00	100.00
October 15, 2008	69.19	39.81	35.32	30.84	26.37	100.00	100.00	100.00	100.00	100.00
November 15, 2008	66.55	35.48	30.77	26.07	21.39	100.00	100.00	100.00	100.00	100.00
December 15, 2008	63.42	30.82	25.91	21.02	16.17	100.00	100.00	100.00	100.00	100.00
January 15, 2009	58.89	25.08	20.02	15.00	10.02	100.00	100.00	100.00	100.00	100.00
February 15, 2009	55.50	20.39	15.17	10.00	4.89	100.00	100.00	100.00	100.00	100.00
March 15, 2009	52.92	16.43	11.05	5.73	0.47	100.00	100.00	100.00	100.00	100.00
April 15, 2009	45.32	8.53	3.14	0.00	0.00	100.00	100.00	100.00	96.74	88.92
May 15, 2009	36.58	0.00	0.00	0.00	0.00	100.00	99.82	91.86	84.01	76.30
June 15, 2009	26.33	0.00	0.00	0.00	0.00	100.00	85.42	77.64	69.99	62.48
July 15, 2009	15.20	0.00	0.00	0.00	0.00	100.00	70.31	62.79	55.42	48.20
August 15, 2009	9.72	0.00	0.00	0.00	0.00	100.00	61.97	54.49	47.16	40.00
September 15, 2009	7.25	0.00	0.00	0.00	0.00	100.00	57.20	49.62	42.21	34.97
October 15, 2009	4.56	0.00	0.00	0.00	0.00	100.00	52.27	44.61	37.14	29.87
November 15, 2009	1.93	0.00	0.00	0.00	0.00	100.00	47.50	39.77	32.26	24.95
December 15, 2009	0.00	0.00	0.00	0.00	0.00	98.29	42.34	34.58	27.06	19.75
January 15, 2010	0.00	0.00	0.00	0.00	0.00	91.78	35.88	28.19	20.73	13.52
February 15, 2010	0.00	0.00	0.00	0.00	0.00	86.90	30.71	23.04	15.61	8.44
March 15, 2010	0.00	0.00	0.00	0.00	0.00	83.12	26.43	18.74	11.31	4.15
April 15, 2010	0.00	0.00	0.00	0.00	0.00	72.18	17.22	9.82	2.69	0.00
May 15, 2010	0.00	0.00	0.00	0.00	0.00	59.69	7.14	0.11	0.00	0.00
June 15, 2010	0.00	0.00	0.00	0.00	0.00	45.40	0.00	0.00	0.00	0.00
July 15, 2010	0.00	0.00	0.00	0.00	0.00	30.04	0.00	0.00	0.00	0.00
August 15, 2010	0.00	0.00	0.00	0.00	0.00	23.26	0.00	0.00	0.00	0.00
September 15, 2010	0.00	0.00	0.00	0.00	0.00	20.81	0.00	0.00	0.00	0.00
October 15, 2010	0.00	0.00	0.00	0.00	0.00	18.13	0.00	0.00	0.00	0.00
November 15, 2010	0.00	0.00	0.00	0.00	0.00	15.49	0.00	0.00	0.00	0.00
December 15, 2010	0.00	0.00	0.00	0.00	0.00	12.31	0.00	0.00	0.00	0.00
January 15, 2011	0.00	0.00	0.00	0.00	0.00	7.49	0.00	0.00	0.00	0.00
February 15, 2011	0.00	0.00	0.00	0.00	0.00	3.88	0.00	0.00	0.00	0.00
March 15, 2011	0.00	0.00	0.00	0.00	0.00	1.33	0.00	0.00	0.00	0.00
April 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
WAL (yrs)(1)	1.43	1.05	1.00	0.95	0.91	2.79	2.18	2.10	2.02	1.95
WAL To Maturity (yrs)(1)	1.43	1.05	1.00	0.95	0.91	2.79	2.18	2.10	2.02	1.95

(1)                The weighted average life of an A-2b Note or A-3a Note is determined by: (a) multiplying the amount of each principal payment on the applicable note by the number of years from the date of issuance of such note to the related payment date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such note.

This table has been prepared based on the assumptions described on pages S-37 and S-38 (including the assumptions regarding the characteristics and performance of the receivables, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-3b Notes					Class A-4a Notes
Payment Date	0.00%	13.00%	15.00%	17.00%	19.00%	0.00%	13.00%	15.00%	17.00%	19.00%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2009	100.00	100.00	100.00	96.74	88.92	100.00	100.00	100.00	100.00	100.00
May 15, 2009	100.00	99.82	91.86	84.01	76.30	100.00	100.00	100.00	100.00	100.00
June 15, 2009	100.00	85.42	77.64	69.99	62.48	100.00	100.00	100.00	100.00	100.00
July 15, 2009	100.00	70.31	62.79	55.42	48.20	100.00	100.00	100.00	100.00	100.00
August 15, 2009	100.00	61.97	54.49	47.16	40.00	100.00	100.00	100.00	100.00	100.00
September 15, 2009	100.00	57.20	49.62	42.21	34.97	100.00	100.00	100.00	100.00	100.00
October 15, 2009	100.00	52.27	44.61	37.14	29.87	100.00	100.00	100.00	100.00	100.00
November 15, 2009	100.00	47.50	39.77	32.26	24.95	100.00	100.00	100.00	100.00	100.00
December 15, 2009	98.29	42.34	34.58	27.06	19.75	100.00	100.00	100.00	100.00	100.00
January 15, 2010	91.78	35.88	28.19	20.73	13.52	100.00	100.00	100.00	100.00	100.00
February 15, 2010	86.90	30.71	23.04	15.61	8.44	100.00	100.00	100.00	100.00	100.00
March 15, 2010	83.12	26.43	18.74	11.31	4.15	100.00	100.00	100.00	100.00	100.00
April 15, 2010	72.18	17.22	9.82	2.69	0.00	100.00	100.00	100.00	100.00	95.78
May 15, 2010	59.69	7.14	0.11	0.00	0.00	100.00	100.00	100.00	93.29	86.73
June 15, 2010	45.40	0.00	0.00	0.00	0.00	100.00	96.01	89.39	83.04	76.95
July 15, 2010	30.04	0.00	0.00	0.00	0.00	100.00	84.32	78.25	72.44	66.88
August 15, 2010	23.26	0.00	0.00	0.00	0.00	100.00	78.66	72.79	67.18	61.83
September 15, 2010	20.81	0.00	0.00	0.00	0.00	100.00	76.00	70.15	64.56	59.24
October 15, 2010	18.13	0.00	0.00	0.00	0.00	100.00	73.23	67.42	61.88	56.61
November 15, 2010	15.49	0.00	0.00	0.00	0.00	100.00	70.55	64.77	59.28	54.07
December 15, 2010	12.31	0.00	0.00	0.00	0.00	100.00	67.56	61.86	56.44	51.32
January 15, 2011	7.49	0.00	0.00	0.00	0.00	100.00	63.60	58.05	52.79	47.82
February 15, 2011	3.88	0.00	0.00	0.00	0.00	100.00	60.48	55.03	49.89	45.03
March 15, 2011	1.33	0.00	0.00	0.00	0.00	100.00	58.07	52.69	47.61	42.83
April 15, 2011	0.00	0.00	0.00	0.00	0.00	93.19	52.33	47.28	42.53	38.06
May 15, 2011	0.00	0.00	0.00	0.00	0.00	83.84	45.99	41.35	36.98	32.89
June 15, 2011	0.00	0.00	0.00	0.00	0.00	73.33	39.09	34.93	0.00	0.00
July 15, 2011	0.00	0.00	0.00	0.00	0.00	61.78	0.00	0.00	0.00	0.00
August 15, 2011	0.00	0.00	0.00	0.00	0.00	56.44	0.00	0.00	0.00	0.00
September 15, 2011	0.00	0.00	0.00	0.00	0.00	54.39	0.00	0.00	0.00	0.00
October 15, 2011	0.00	0.00	0.00	0.00	0.00	52.07	0.00	0.00	0.00	0.00
November 15, 2011	0.00	0.00	0.00	0.00	0.00	49.78	0.00	0.00	0.00	0.00
December 15, 2011	0.00	0.00	0.00	0.00	0.00	46.97	0.00	0.00	0.00	0.00
January 15, 2012	0.00	0.00	0.00	0.00	0.00	42.69	0.00	0.00	0.00	0.00
February 15, 2012	0.00	0.00	0.00	0.00	0.00	39.78	0.00	0.00	0.00	0.00
March 15, 2012	0.00	0.00	0.00	0.00	0.00	37.46	0.00	0.00	0.00	0.00
April 15, 2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
WAL (yrs)(1)	2.79	2.18	2.10	2.02	1.95	4.15	3.46	3.40	3.31	3.25
WAL To Maturity (yrs)(1)	2.79	2.18	2.10	2.02	1.95	4.21	3.65	3.56	3.47	3.38

(1)                The weighted average life of an A-3b Note or A-4a Note is determined by: (a) multiplying the amount of each principal payment on the applicable note by the number of years from the date of issuance of such note to the related payment date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such note.

This table has been prepared based on the assumptions described on pages S-37 and S-38 (including the assumptions regarding the characteristics and performance of the receivables, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-4b Notes					Class B Notes
Payment Date	0.00%	13.00%	15.00%	17.00%	19.00%	0.00%	13.00%	15.00%	17.00%	19.00%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2010	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2010	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2010	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2010	100.00	100.00	100.00	100.00	95.78	100.00	100.00	100.00	100.00	100.00
May 15, 2010	100.00	100.00	100.00	93.29	86.73	100.00	100.00	100.00	100.00	100.00
June 15, 2010	100.00	96.01	89.39	83.04	76.95	100.00	100.00	100.00	100.00	100.00
July 15, 2010	100.00	84.32	78.25	72.44	66.88	100.00	100.00	100.00	100.00	100.00
August 15, 2010	100.00	78.66	72.79	67.18	61.83	100.00	100.00	100.00	100.00	100.00
September 15, 2010	100.00	76.00	70.15	64.56	59.24	100.00	100.00	100.00	100.00	100.00
October 15, 2010	100.00	73.23	67.42	61.88	56.61	100.00	100.00	100.00	100.00	100.00
November 15, 2010	100.00	70.55	64.77	59.28	54.07	100.00	100.00	100.00	100.00	100.00
December 15, 2010	100.00	67.56	61.86	56.44	51.32	100.00	100.00	100.00	100.00	100.00
January 15, 2011	100.00	63.60	58.05	52.79	47.82	100.00	100.00	100.00	100.00	100.00
February 15, 2011	100.00	60.48	55.03	49.89	45.03	100.00	100.00	100.00	100.00	100.00
March 15, 2011	100.00	58.07	52.69	47.61	42.83	100.00	100.00	100.00	100.00	100.00
April 15, 2011	93.19	52.33	47.28	42.53	38.06	100.00	100.00	100.00	100.00	100.00
May 15, 2011	83.84	45.99	41.35	36.98	32.89	100.00	100.00	100.00	100.00	100.00
June 15, 2011	73.33	39.09	34.93	0.00	0.00	100.00	100.00	100.00	0.00	0.00
July 15, 2011	61.78	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
August 15, 2011	56.44	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
September 15, 2011	54.39	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
October 15, 2011	52.07	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
November 15, 2011	49.78	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
December 15, 2011	46.97	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
January 15, 2012	42.69	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
February 15, 2012	39.78	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
March 15, 2012	37.46	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00
April 15, 2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
WAL (yrs)(1)	4.15	3.46	3.40	3.31	3.25	4.57	3.82	3.82	3.74	3.74
WAL To Maturity (yrs)(1)	4.21	3.65	3.56	3.47	3.38	5.59	5.21	5.17	5.12	5.08

(1)                The weighted average life of an A-4b Note or Class B Note is determined by: (a) multiplying the amount of each principal payment on the applicable note by the number of years from the date of issuance of such note to the related payment date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such note.

This table has been prepared based on the assumptions described on pages S-37 and S-38 (including the assumptions regarding the characteristics and performance of the receivables, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Description of the Notes

General

The following summarizes the material terms of the notes offered hereby and the indenture pursuant to which they will be issued. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the notes and the indenture. The following summary supplements the description of the general terms and provisions of the notes of any given series and the related indenture set forth in the prospectus.

Payments of Interest

Interest on the notes will be payable monthly on the 15th day of each calendar month (or, if not a business day, the next business day), commencing October 15, 2007, except that interest on the A-1 Notes will also be payable on October 9, 2008, if any A-1 Notes remain outstanding after the September 2008 payment date. Interest will accrue for each class of notes during each interest period at the applicable interest rate. The interest period applicable to any payment date will be the period from and including the preceding payment date (or, in the case of the initial payment date, from and including the closing date) to but excluding that payment date. Interest on the A-1, A-2b, A-3b and the A-4b Notes will be calculated on the basis of actual days elapsed of a 360-day year. Interest on the A-2a, A-3a, A-4a and B Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The A-1, A-2a, A-3a, A-4a and Class B Notes are fixed rate notes, and the A-2b, A-3b and A-4b Notes are floating rate notes. The interest rate payable on the A-2b, A-3b and A-4b Notes will equal One-Month LIBOR plus the applicable spread amount set forth under “Summary of Terms—Offered Securities.”

The A-2b, A-3b and A-4b interest rate swap counterparty will be the calculation agent for the A-2b, A-3b and A-4b Notes, respectively, and will determine (using, for so long as such interest rate swaps are outstanding, the rates provided by such interest rate swap counterparty) One-Month LIBOR for each interest period on the second London Banking Day prior to the beginning of that interest period.

“One-Month LIBOR” means, for the A-2b, A-3b and A-4b Notes and for each interest period, the rate for deposits in U.S. dollars for a period of one month corresponding to such interest period which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London Time, on the related LIBOR Determination Date. If such rate does not appear on the Reuters Screen LIBOR01 Page, the rate for that interest period will be determined as if “USD-LIBOR Reference Banks Rate” had been specified as the applicable rate.

“USD-LIBOR Reference Banks Rate” means, for each interest period, the rate determined on the basis of the rates at which deposits in U.S. dollars are offered by the four major banks in the London interbank market selected by the relevant interest rate swap counterparty at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on the first day of the interest period for which such rate is being determined and in the applicable Representative Amount. Each interest rate swap counterparty (in its capacity as calculation agent under the applicable interest rate swap) will request the principal London office of each of four major banks in the London interbank market selected by such interest rate swap counterparty to provide a quotation of its rate. If at least two such quotations are provided, the rate for that interest period will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that interest period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by such interest rate swap counterparty, at approximately 11:00 a.m., New York City time, on the related LIBOR Determination Date for loans in U.S. dollars to leading European banks for a period of one month commencing on the first day of the interest period for which such rate is being determined and in the applicable Representative Amount.

“LIBOR Determination Date” means the day that is two London Banking Days preceding the first day of an interest period and with respect to the first LIBOR Determination Date, the day that is two London Banking Days preceding the closing date.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Representative Amount” means, on any LIBOR Determination Date, an amount equal to the outstanding principal amount of the A-2b, A-3b and A-4b Notes, as applicable, on the immediately preceding payment date or the closing date.

“Reuters Screen LIBOR01 Page” means the display page currently so designated on the “Reuters Monitor Money Rates Service” (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

If the trust does not pay the full amount of interest due on any class of notes on any payment date, the amount of interest not paid will be due on the next payment date and will itself accrue interest, to the extent permitted by law, at a rate per annum equal to the interest rate on that class of notes from that payment date to but excluding the payment date on which that interest is paid.

If the amount of interest on the Class A Notes payable on any payment date exceeds the amounts available on that date, the holders of Class A Notes will receive their ratable share (based upon the total amount of interest due to each of them) of the amount available to be distributed in respect of interest on the Class A Notes.

Interest on the Class B Notes will not be paid on any payment date until interest on the Class A Notes has been paid in full (or, if the notes have been accelerated following an event of default, until the Class A Notes have been repaid in full). Interest on the Class B Notes will also be subordinated to principal payments on the Class A Notes if either (a) the maturity of the notes has been accelerated after an event of default or (b) credit losses erode the aggregate assets of the trust below the then-outstanding principal balance of the Class A Notes. See “Description of the Notes—Payments of Principal” and “Servicing Matters—Distributions” for details of the priority rules that would apply in these circumstances.

In the event an interest rate swap agreement terminates and is not replaced or the relevant interest rate swap counterparty fails to provide a calculation of One-Month LIBOR for the A-2b, A-3b or A-4b Notes, as applicable, the indenture trustee will become the calculation agent for the A-2b, A-3b or A-4b Notes, as applicable, and will determine One-Month LIBOR itself, using the methods described above.

Payments of Principal

Principal payments will be made to the noteholders on each payment date, in an amount generally equal to the decrease in the sum of (i) the Pool Balance and (ii) the amount on deposit in the trust’s pre-funding account, in each case from the beginning of the prior calendar month to the beginning of the current calendar month. For this purpose, “Pool Balance” means, at any time, the sum of the aggregate Contract Values of the receivables at the beginning of a calendar month (after giving effect to all payments received from obligors and any amounts to be remitted by the servicer, CNH Capital America or us, as the case may be, with respect to the preceding calendar month and all losses realized on receivables liquidated during that preceding calendar month) less the aggregate Write Down Amount as of the last day of the preceding calendar month.

These principal payments will be made on a fully sequential basis, meaning that no principal payments will be made on any class of notes until each more senior class of notes has been paid in full. Within the Class A Notes, no principal will be paid on any class of Class A Notes until each class of Class A Notes with a lower numerical designation has been paid in full. For purposes of principal payments, the A-2a Notes and the A-2b Notes will be treated as a single class, A-3a Notes and the A-3b Notes will be treated as a single class, and A-4a Notes and the A-4b Notes will be treated as a single class. Specifically, principal payments will be made on the notes in the following order: A-1 Notes; A-2a Notes and A-2b Notes, pro rata based on their respective outstanding principal balances; A-3a Notes and A-3b Notes, pro rata based on their respective outstanding principal balances; A-4a Notes and A-4b Notes, pro rata based on their respective outstanding principal balances; and Class B Notes. In addition, if any

A-1 Notes remain outstanding after the September 2008 payment date, then a special distribution of principal on those notes will also be made on October 9, 2008.

However, after an event of default and acceleration of the notes (and, if any notes remain outstanding, on and after the final scheduled maturity date for the last of the notes, as specified below), principal payments will be made in the following order of priority: first to the holders of each class of Class A Notes ratably according to the amounts due and payable on the Class A Notes for principal until paid in full; and second, to the Class B noteholders until the outstanding principal amount of the Class B Notes has been paid in full.

Principal distributions on the notes generally are not required to the extent funds are not available for this purpose. The exception to this general rule is that the outstanding principal amount, together with all accrued and unpaid interest, with respect to each class of notes is due and payable not later than the payment date specified for that class below:

Class	Final Maturity Date
A-1	October 9, 2008
A-2a	June 15, 2010
A-2b	June 15, 2010
A-3a	October 17, 2011
A-3b	October 17, 2011
A-4a	March 17, 2014
A-4b	March 17, 2014
B	April 15, 2014

Upon any prepayment in full of a receivable, the Contract Value of that receivable will be reduced to zero. This results in an increase to the targeted principal distribution amount for the related payment date equal to the full Contract Value of the prepaid receivable. However, in circumstances where the Contract Value of the prepaid receivable exceeded its outstanding principal balance, the principal collected through the prepayment will be less than the resulting increase to the targeted principal distribution amount by an amount roughly equal to the excess of the receivable’s Contract Value over its outstanding principal balance immediately prior to the prepayment. This will generally happen when the annual percentage rate of the prepaid receivable was greater than the specified discount rate used to calculate its Contract Value. It may also result from early payments on simple interest receivables. See “The Receivables Pool.”

To the extent necessary to maintain the initial credit ratings on the notes, funds will be deposited in the trust’s principal supplement account each time the trust buys any additional receivables during the pre-funding period. Any such funds are intended to cover shortfalls that could result from prepayments of this type. On each payment date, funds will be withdrawn from the principal supplement account (to the extent available)

and included in the funds distributed on that payment date to cover shortfalls in distributions of interest and principal on the notes and swap payments (after giving effect to any withdrawal to be made from the spread account on that payment date). However, no funds may be required to be deposited into the principal supplement account, and in any event any required deposit is expected to be less than the maximum aggregate shortfall that might result if all receivables of this type prepaid. Therefore, if a significant number of those receivables prepay, there may be insufficient funds available in the principal supplement account to cover the resulting shortfall.

Subordination

The rights of the Class B noteholders to receive payments of principal and interest are subordinated, to the extent described in this prospectus supplement, to the rights of the holders of Class A Notes to receive principal and interest, respectively, so long as the Class A Notes are outstanding.

The rights of the certificateholders to receive distributions are subordinated, to the extent described in this prospectus supplement, to the rights of the holders of the Class A and the Class B Notes to receive interest and principal.

Subordination is a credit enhancement mechanism by which payments are allocated first to more senior classes or subclasses, thereby increasing the likelihood of payment on such classes. If there are not enough funds to pay interest and/or principal payments on a subordinated class, noteholders of such subordinated notes may not receive those payments in a timely manner or may experience a loss.

Payment Dates and Collection Periods

Payments on the notes will be payable on the 15th day of each calendar month (or, if not a business day, the next business day), beginning October 15, 2007, except that interest and principal on the A-1 Notes will also be payable on October 9, 2008, if any A-1 Notes remain outstanding after the September 2008 payment date. The collection period relating to each payment date is the calendar month preceding the related payment date.

Cutoff Dates

A number of important calculations relating to the receivables will be made by reference to “cutoff dates” and “calendar months.” For instance, the Contract Value of the initial receivables and each set of additional receivables that we sell to the trust will be determined as of a related cutoff date. A cutoff date will be the last day of the calendar month prior to the month during which the sale takes place.

Record Dates

Payments on the notes will be made on each payment date to holders of record as of the fourteenth day of the calendar month in which the payment date occurs or, if definitive notes are issued, the close of business on the last day of the prior calendar month. A special record date of October 8, 2008 will apply for the special payment date of October 9, 2008 relating to the A-1 Notes.

Mandatory Redemption

On the payment date on or immediately following the last day of the pre-funding period, any funds remaining in the pre-funding account (after giving effect to the purchase of all additional receivables, including any receivables purchased on that date) will be applied to redeem the notes then outstanding in the same sequence and proportions that would apply if the remaining funds were a part of the targeted principal distribution amount on that payment date.

Optional Redemption

Any notes that remain outstanding on any payment date on which CNH Capital America LLC, which is an affiliate of the servicer and the depositor, exercises its option to purchase the receivables will be prepaid in whole at the applicable redemption price on that payment date. Such option cannot be exercised until the Pool Balance declines to 10% or less of the sum of (i) the Pool Balance as of the initial cutoff date and (ii) the aggregate Contract Value of all additional receivables sold to the trust as of their respective cutoff dates. The redemption price for any class of notes in connection with any optional redemption will equal the unpaid principal balance of that class of notes, plus accrued and unpaid interest thereon. CNH Capital America LLC must deposit the redemption price into the collection account by the business day preceding the 15th day of the calendar month in which such clean-up call will occur. Notice of a clean-up call will be given by the indenture trustee by first-class mail, postage prepaid, mailed not less than five business days prior to the applicable redemption date to each holder of notes, as of the close of business on the record date preceding the applicable payment date on which the clean-up call will occur, at such holder’s address appearing in the note register. The notice will identify the payment date on which the clean-up call will occur, the redemption price, the place where notes are to be surrendered for payment, and the CUSIP numbers of the affected notes.

Clearing of Notes and Denominations

The notes will be cleared through DTC in minimum denominations of $1,000 and in greater whole-dollar denominations. You may hold your notes through DTC (in the United States) or Clearstream or Euroclear (in Europe) if you are a participant of those systems, or indirectly through organizations that are a participant in those systems.

Description of the Certificates

On the closing date, the trust will issue certificates representing the beneficial ownership interest in the trust. We will initially retain the certificates. No amounts will be paid with respect to the certificates on any payment date until all principal and interest payable on the notes on that payment date have been paid in full.

Pre-Funding Period

In addition to the initial receivables, we expect to sell to the trust additional receivables having an aggregate Contract Value approximately equal to $0, the amount we will deposit in the trust’s pre-funding account. We expect to sell additional receivables to the trust monthly on dates specified by us during the pre-funding period. The pre-funding period will begin on the closing date and end on the earliest of: (a) the day on which the amount on deposit in the trust’s pre-funding account is reduced to less than $200,000, (b) the date on which an event of default or a servicer default occurs, (c) the date on which an insolvency event occurs with respect to us or the servicer and (d) the close of business on the December 2007 payment date.

Assuming the entire amount on deposit in the pre-funding account is used to purchase receivables, the portion of receivables in the asset pool purchased during the pre-funding period would equal 0% of the initial Pool Balance. Since some of the initial receivables will have amortized by the end of the pre-funding period, the pre-funded receivables are expected to be a larger portion of the pool as of the end of the pre-funding period than the percentage set forth in the preceding sentence.

Any funds remaining in the pre-funding account at the end of the pre-funding period will be applied to make principal payments on the notes in the same order of priority that applies to principal payments made from other sources.

Upon any sale of additional receivables to the trust:

(1)  the Pool Balance will increase in an amount equal to the aggregate Contract Value of the additional receivables;

(2)  an amount equal to 0.00% of the aggregate Contract Value of the additional receivables will be withdrawn from the pre-funding account and deposited in the spread account;

(3)  if any deposit into the principal supplement account is required, the necessary funds will be withdrawn from the pre-funding account and deposited in the principal supplement account; and

(4)  an amount equal to the excess of the aggregate Contract Value of the additional receivables over the sum of the amounts described in clauses (2) and (3) will be withdrawn from the pre-funding account and paid to us.

Servicing Matters

Fees

The servicing fee payable to the servicer will accrue at a rate of 1.00% per annum on the Pool Balance as of the first day of each calendar month. The servicing fee will be paid solely to the extent that there are funds available to pay it as described under “—Distributions” below.

The servicing fee payable to a successor servicer each month will be the greater of (a) 1/12 of 1.00% of the Pool Balance as of the first day of the preceding calendar month, (b) $8.50 per contract in the trust as of the first day of the applicable calendar month, and (c) $5,000. The successor servicer’s servicing fee will be paid solely to the extent that there are funds available to pay it as described under “—Distributions” below.

Backup Servicer and Backup Servicer Account

The backup servicer under the sale and servicing agreement will be Systems & Services Technologies, Inc. (“SST”). SST, a Delaware corporation, is located at 4315 Pickett Road, St. Joseph, Missouri 64503 (telephone: 816-671-2400).

In addition to the servicer defaults described in the prospectus under the heading “Servicer—Servicer Default”, there will also be a servicer default under the sale and servicing agreement if the servicer fails to engage a replacement backup servicer within 180 days after SST is terminated as backup servicer (if a backup servicer is required).

A backup servicer will no longer be required, and the backup servicing arrangement will be terminated if (a) CNH Global N.V.’s long-term unsecured debt credit rating by Moody’s rises to “Ba2” or higher or (b) Moody’s informs the trust that such actions will not result in a withdrawal or downgrade of its ratings on the notes. In addition, the backup servicing agreement with SST may be terminated if the servicer has engaged a replacement backup servicer or a successor servicer, the agreement with such replacement backup servicer or successor servicer, as the case may be, is reasonably satisfactory to the trust in form and substance and the identity of such replacement backup servicer or successor servicer, as the case may be, is acceptable to the trust in its sole discretion.

The backup servicing fee payable to the backup servicer each month is the greater of (a) 1/12 of 0.02% of the Pool Balance as of the first day of the applicable calendar month and (b) $4,000. The backup servicing fee will be paid solely to the extent that there are funds available to pay it as described under “—Distributions” below.

We will establish and maintain a backup servicer account as an account in our name, which will initially be established and maintained with the indenture trustee. On the closing date, we will make a deposit into the backup servicer account in the amount of $150,000.

The amounts on deposit in the backup servicer account will be available to pay expenses associated with the transitioning of the backup servicer from the role of backup servicer to that of successor servicer and any reimbursable expenses due to the backup servicer. In addition, if the servicer is required to obtain another backup servicer (due to SST no longer serving as backup servicer while New Holland Credit Company, LLC is the servicer), then we will make the amounts on deposit in the backup servicer account available to the servicer or the indenture trustee for expenses associated with obtaining a replacement backup servicer. Any amounts remaining in the backup servicer account after all of the notes have been fully paid to the extent required and any accrued and unpaid reimbursable expenses due to the backup servicer have been paid, will be withdrawn by us and available for use by us for our general corporate purposes. If the $150,000 on deposit in the backup servicer account is insufficient to cover all expenses associated with obtaining a replacement backup servicer or to cover expenses associated with the transitioning of the backup servicer from the role of backup servicer to that of successor servicer, we will have no obligation to deposit additional amounts into the backup servicer account or to otherwise pay for any such expenses. However, the servicer is obligated to pay out of its servicing compensation any remaining expenses of obtaining a replacement backup servicer and with the transitioning of the backup servicer from the role of backup servicer to that of successor servicer if the amounts on deposit in the backup servicer account are insufficient. If the servicer does not pay any such remaining expenses of obtaining a replacement backup servicer or any of the above transitioning expenses, the only recourse would be a servicer default. If the amounts on deposit in the backup servicer account are insufficient to cover all reimbursable expenses of the backup servicer, we will have no obligation to deposit additional amounts into the backup servicer account or to otherwise pay for any such expenses, and the backup servicer’s accrued and unpaid reimbursable expenses, to the extent not paid out of the backup servicer account, will be paid solely to the extent that there are funds available to pay it as described under “—Distributions” below.

If the amount on deposit in the backup servicer account on any payment date (after giving effect to all withdrawals therefrom on that payment date) is greater than $150,000 and any accrued and unpaid reimbursable expenses due to the backup servicer have been paid, the excess will be withdrawn by us and available for use by us for our general corporate purposes so long as no servicer default has occurred and is continuing. We will be entitled to reduce the amount required to be on deposit in the backup servicer account or eliminate the backup servicer account entirely if: Moody’s affirms that such action will not result in the downgrade or withdrawal of its ratings on the notes; SST is no longer acting as backup servicer, or has otherwise consented to that reduction or elimination; and SST as backup servicer has been paid any accrued and unpaid amounts due to it.

Distributions

On each payment date, the servicer will cause payments on the notes and other trust liabilities to be made from the following sources:

•     the aggregate collections on the receivables during the prior calendar month, including proceeds of liquidated receivables obtained through the sale or other disposition of the related equipment, net of expenses incurred by the servicer in connection with such liquidation and any amounts required by law to be remitted to the related obligor; however, no other monies collected on any liquidated receivable during any calendar month after the calendar month in which it became a liquidated receivable will be included in the funds available for distribution;

•     any amounts withdrawn from the negative carry account for that payment date;

•     earnings from investment of funds held in the trust’s bank accounts;

•     any Net Swap Receipts; and

•     the aggregate purchase prices for any receivables repurchased by us or CNH Capital America or purchased by the servicer.

The aggregate funds available from these sources will be applied in the following order of priority:

(1)            to pay the backup servicer its accrued and unpaid backup servicing fee;

(2)            to pay the servicer its accrued and unpaid servicing fee;

(3)            to pay to the trust’s administrator, all accrued and unpaid administration fees;

(4)            to make Net Swap Payments (including interest on any overdue Net Swap Payments, if any) to the interest rate swap counterparties, ratably, without preference or priority of any kind, according to the amount due each such counterparty as Net Swap Payments under the related interest rate swap agreements;

(5)            to pay, with the same priority and ratably in proportion to the principal balance of the Class A Notes and the amount of any Priority Swap Termination Payments due and payable by the trust to the interest rate swap counterparties:

(a)            to the Class A noteholders, the amount of interest accrued on each class of Class A Notes during the prior interest period, plus any amount of interest on the Class A Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount); and

(b)            to the applicable interest rate swap counterparties, the amount of any Priority Swap Termination Payments, ratably, without preference or priority of any kind, according to the amount due each such counterparty as

Priority Swap Termination Payments under the related interest rate swap agreements;

provided that if any funds allocated to make payments pursuant to the preceding clause 5(a) or 5(b) remain after making the payments required by clause 5(a) or 5(b), respectively, such funds shall be used to pay any remaining amounts due payable under clause (5) before any such funds are distributed pursuant to clauses (6) through (11);

(6)            to pay principal on the Class A Notes in an amount equal to the excess of (x) the outstanding principal balances of the Class A Notes over (y) the Asset Balance;

(7)            to pay the amount of interest accrued on the Class B Notes during the prior interest period, plus any amount of interest on the Class B Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount);

(8)            to pay principal on the notes in an amount equal to the Note Monthly Principal Distributable Amount;

(9)            to deposit in the spread account, to the extent necessary so that the balance in that account will not be less than the required balance;

(10)    to the interest rate swap counterparties, the amount of any swap termination payments to the extent not paid under clause (5), to be paid to them ratably, without preference or priority of any kind, according to the amounts due to each as swap termination payments under the interest rate swap agreements; and

(11)    (a) first, to cover reimbursable expenses of the backup servicer that remain unpaid after the application, when applicable, of amounts in the backup servicer account and (b) second, to cover reimbursable expenses of the servicer.

Any remaining funds will be paid to the certificateholders, which will initially be us.

All amounts available for principal payments on the notes as described in clauses (6) and (8) above will be applied to the notes sequentially, as more fully explained in “Description of the Notes—Payments of Principal.”

As used herein, with respect to any payment date:

“Asset Balance” means, for any payment date, the sum of the Pool Balance and any amounts on deposit in the pre-funding account, in each case as of the beginning of the current calendar month. For purposes of the calculation of any amount on deposit in the pre-funding account, any amount in the pre-funding account that is to be paid as principal on the notes on the payment date falling in that month in connection with the end of the pre-funding period shall be deemed to have been withdrawn from the pre-funding account as of the end of the prior calendar month.

“Note Monthly Principal Distributable Amount” means, for any payment date, the amount necessary to be paid on the notes to reduce the outstanding principal amount of the notes (after giving effect to payments on the Class A Notes to be made pursuant to clause (6) above on that payment date) to an amount equal to the Asset Balance for that payment date, except that (a) the Note Monthly Principal Distributable Amount will not exceed the aggregate outstanding principal balance of the notes and (b) on the final maturity date for each class of notes, the Note Monthly Principal Distributable Amount will at least equal the amount necessary to repay the outstanding principal balance of that class of notes and any other class of notes payable prior to that class of notes.

“Priority Swap Termination Payment” means any swap termination payment payable by the issuing entity relating to (i) an early termination of an interest rate swap agreement following an “event of default” or “termination event” arising under such interest rate swap agreement for which the applicable interest rate swap counterparty is not the “defaulting party” or sole “affected party” or (ii) an early termination of an interest rate swap agreement as a result of certain “tax events” or “illegality” under such interest rate swap agreement.

After an event of default and acceleration of the notes (and, if any notes remain outstanding, on and after the final scheduled maturity date for the last of the notes), aggregate funds available will instead be applied in the following order of priority:

(1)            to pay the backup servicer its accrued and unpaid backup servicing fee;

(2)            to pay the servicer its accrued and unpaid servicing fee;

(3)            to pay to the trust administrator, all accrued and unpaid administration fees;

(4)            to make Net Swap Payments (including interest on any overdue Net Swap Payments), if any, to the interest rate swap counterparties, ratably, without preference or priority of any kind, according to the amount due each such counterparty as Net Swap Payments under the related interest rate swap agreements;

(5)            to pay, with the same priority and ratably in proportion to the principal balance of the Class A Notes and the amount of any Priority Swap Termination Payments due and payable by the trust to the interest rate swap counterparties:

(a)      to the Class A noteholders, the amount of interest accrued on each class of Class A Notes during the prior interest period, plus any amount of interest on the Class A Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount); and

(b)      to the interest rate swap counterparties, the amount of any Priority Swap Termination Payments, ratably, without preference or priority of any kind,

according to the amount due each such counterparty as Priority Swap Termination Payments under the related interest rate swap agreements;

provided that if any funds allocated to make payments pursuant to the preceding clause 5(a) or 5(b) remain after making the payments required by clause 5(a) or 5(b), respectively, such funds shall be used to pay any remaining amounts due payable under clause (5) before any such funds are distributed pursuant to clauses (6) through (10).

(6)            to pay principal to the Class A noteholders ratably according to the amounts due on the Class A Notes for principal until paid in full;

(7)            to pay the amount of interest accrued on the Class B Notes during the prior interest period, plus any amount of interest on the Class B Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount);

(8)            to pay principal to the Class B noteholders until the outstanding principal amount of the Class B Notes has been paid in full;

(9)            to the interest rate swap counterparties, any swap termination payments not paid under clause (5), to be paid to them ratably, without preference or priority of any kind, according to the amounts due to each as swap termination payments under the interest rate swap agreements;

(10)    (a) first, to cover reimbursable expenses of the backup servicer that remain unpaid after the application, when applicable, of amounts in the backup servicer account and (b) second, to cover reimbursable expenses of the servicer.

Any remaining funds will be paid to the certificateholders, which will initially be us.

If there has been an optional redemption of the notes, then the amounts paid by CNH Capital America in connection with such redemption would be applied in the preceding order of priority, except that amounts due to the indenture trustee under the indenture would be paid prior to paying the amounts described under clause (3) through (10).

However, if an event of default has occurred and the indenture trustee has collected any money or property through (a) proceedings to collect amounts due, (b) foreclosing on trust property, (c) exercising remedies as a secured party, or (d) selling related receivables, then such money or property will be applied in the order of priority as set forth in the second preceding paragraph, except that:

•     amounts due to the indenture trustee under the indenture and amounts due to the trustee with respect to its compensation and expenses would be paid prior to paying the amounts described under clauses (3) through (10); and

•     amounts due to the trustee under the trust agreement, to the extent not paid under the preceding clause, would be paid prior to paying the remaining funds to the certificateholders as described above following amounts applied pursuant to clause (10).

You should note that, until the final scheduled maturity date for any class of notes, the amount of principal due to noteholders will generally be limited to amounts available for that purpose. Therefore, the failure to pay principal on a class of notes generally will not result in the occurrence of an event of default until the final scheduled maturity date for that class of notes.

For more information on:

•     the backup servicer, backup servicing fees and reimbursable expenses of the backup servicer, see “—Backup Servicer and Backup Servicer Account” above, “Fees and Expenses Payable Out of Cash Flows” below and “The Servicer—Backup Servicer” in the accompanying prospectus;

•     the servicer, servicing fees and reimbursable expenses of the servicer, see “—Fees” above, “Fees and Expenses Payable Out of Cash Flows” below, and “Servicer” and “Servicer—Servicing Compensation” in the accompanying prospectus;

•     the trust administrator and related administration fees, see “Issuing Entities” and “Servicer” in the accompanying prospectus;

•     the spread account, its required balance and the use of funds on deposit in the spread account, see “—Spread Account” below.

Fees and Expenses Payable Out of
Cash Flows(1)

Fee or Expense	Amount of Fee or Expense(2)	Party Receiving Fee or Expense Amount	General Purpose of Fee or Expense	Source of Funds to Pay Fee or Expense(3)	Distribution Priority(4)
Backup servicing fee(5)	The greater of (a) 1/12 of 0.02% of the Pool Balance as of first day of each collection period, and (b) $4,000.	Backup servicer	Provide for backup servicer	—	Clause (1)
Servicing fee(6)	Accrues at a rate of 1.00% per annum on the Pool Balance as of the first day of each calendar month.(7)	Servicer	Provide for a servicer as required	—	Clause (2)
Administration fee(8)	$500 per quarter	Administrator	Provide for trust administrator	—	Clause (3)
Reimbursable expenses of the backup servicer

Includes expenses of backup servicer relating to the engagement of the backup servicer or transitioning the backup servicer to the role of successor servicer, including any engagement fees, travel expenses or due diligence costs and other reasonable expenses, and all indemnification payments payable to the backup servicer. These expenses will fluctuate from time to time depending on the related expenses actually incurred, and noteholders will not be notified of (or asked to approve) the increase or decrease in each expense from time to time, other than to the extent such information is disclosed in the monthly report.

		Backup servicer	To cover expenses of backup servicer	First, the backup servicer account(9), second, the servicer out of its servicing fee and third, as provided under “Distribution Priority” in this row.	Clause (11)(a)

Fee or Expense	Amount of Fee or Expense(2)	Party Receiving Fee or Expense Amount	General Purpose of Fee or Expense	Source of Funds to Pay Fee or Expense(3)	Distribution Priority(4)
Reimbursable expenses of the servicer	Includes a successor servicer’s expenses incurred in the course of re-perfecting security interests. These expenses will fluctuate from time to time depending on the related expenses actually incurred, and noteholders will not be notified of (or asked to approve) the increase or decrease in each expense from time to time, other than to the extent such information is disclosed in the monthly report.	Servicer	To cover expenses of servicer	—	Clause (11)(b)
Servicer’s liquidation expenses

These expenses will fluctuate from time to time depending on the related expenses actually incurred, and noteholders will not be notified of (or asked to approve) the increase or decrease in each expense from time to time, other than to the extent such information is disclosed in the monthly report.

		Servicer	To cover expenses incurred by servicer in the process of converting financed equipment into cash proceeds	From amounts received with respect to the liquidated receivable	Out of collections from the disposition of the equipment prior to deposit into collection account

Fee or Expense	Amount of Fee or Expense(2)	Party Receiving Fee or Expense Amount	General Purpose of Fee or Expense	Source of Funds to Pay Fee or Expense(3)	Distribution Priority(4)
Trustee fees(10) and expenses	Trustee fee: $3,000 annually and one time acceptance fee of $500.(11) Trustee expenses: These expenses will fluctuate from time to time depending on the related expenses actually incurred, and noteholders will not be notified of (or asked to approve) the increase or decrease in each expense from time to time, other than to the extent such information is disclosed in the monthly report.	Trustee	To cover expenses of trustee	The depositor is obligated to pay these amounts	—
Indenture trustee fees(10) and expenses	Indenture trustee fee: $2,500 annually and one time acceptance fee of $2,500. Indenture trustee expenses: These expenses will fluctuate from time to time depending on the related expenses actually incurred, and noteholders will not be notified of (or asked to approve) the increase or decrease in each expense from time to time, other than to the extent such information is disclosed in the monthly report.	Indenture trustee	To cover expenses of indenture trustee	The trust will, or will cause the servicer to, pay these amounts	—

(1)           The amount, priority and other terms of these fees and expenses may be changed by amendment to the related transaction agreements, as described in “Amendments” and “Description of the Notes—The Indenture” in the accompanying prospectus.

(2)           Unless otherwise provided in this chart, payments will be made with respect to these fees and expenses as provided under “Servicing Matters—Distributions”; provided however, that the trustee fee and indenture trustee fees and expenses will be paid to the related trustee as that party agrees with the depositor, in the case of the trustee fee, or with the trust or the servicer, in the case of the indenture trustee fee.

(3)           If different from other fees or expenses that are to be paid from the pre-event of default waterfall under “Servicing Matters—Distributions” or if such fees or expenses are to be paid from a specified portion of cash flows.

(4)           The distribution priority in this table is for distributions prior to an event of default and prior to an optional redemption and the references are to clauses in the pre-event of default waterfall of payments and deposits on each payment date as set forth under “Servicing Matters—Distributions” in this prospectus supplement. For distribution priority after an event of default or after an optional redemption, see the waterfall for distributions and deposits following an event of default and acceleration of the notes or in connection with an optional redemption, as applicable, under “Servicing Matters—Distributions” in this prospectus supplement. For the distribution priority after an event of default and sale of the receivables, also see “Servicing Matters—Distributions” in this prospectus supplement.

(5)           An amendment to the backup servicing agreement would be required to increase the backup servicing fee.

(6)           An amendment to the sale and servicing agreement would be required to increase the servicing fee.

(7)           See also “Servicing Matters—Fees” for additional information regarding the servicing fee, including a description of the higher servicing fee payable to successor servicers.

(8)           An amendment to the administration agreement would be required to increase the administration fee.

(9)           Amounts in the backup servicer account are also available to cover any other reasonable costs and expenses of the backup servicer (including attorney’s fees).

(10)     The trustee fee and indenture trustee fee may be changed without notice to, or approval by, the securityholders.

(11)     The trustee will also be entitled to interest on all fees and expenses that are due and unpaid for more than 60 days after they have been billed to the party responsible for the payment of such amounts at a rate equal to the rate publicly announced by the trustee as its prime rate from time to time.

Negative Carry Account

The servicer will establish and maintain the negative carry account as a trust account in the name of the indenture trustee for the benefit of the noteholders, the interest rate swap counterparties and the certificateholders. The negative carry account is designed to provide a source of funds to cover any shortfall in amounts needed to pay interest on the notes during the pre-funding period, which may arise since the weighted average interest rate earned by the trust on the investment of funds in the pre-funding account may be less than the weighted average interest on the notes. On the closing date, we will make an initial deposit of $0 into the negative carry account. The amount on deposit on any payment date thereafter will not be greater than the “Maximum Negative Carry Amount” calculated as of such payment date:

The “Maximum Negative Carry Amount” equals, for any payment date, the product of:

(a)      the weighted average of the interest rate on each class of the notes (assuming One-Month LIBOR is equal to the applicable stated fixed interest swap rate for the A-2b, A-3b and A-4b Notes as set forth in the applicable interest rate swap agreement) minus 1.75% multiplied by

(b)      the amount on deposit in the pre-funding account as of such payment date; multiplied by

(c)       the fraction of a year represented by the number of days until the expected end of the pre-funding period, calculated on the basis of a 360-day year of twelve 30-day months.

On each payment date, the servicer will instruct the indenture trustee to withdraw from the negative carry account and deposit into the collection account and include in the funds available for distribution on that payment date an amount equal to the excess, if any, of

(1)      the product of (A) the aggregate interest payable on all of the notes, multiplied by (B) the Pre-Funded Percentage, as of the immediately prior payment date, or in the case of the first payment date, the closing date, minus

(2)      investment earnings on the pre-funding account for the related period.

The “Pre-Funded Percentage” for each payment date is the percentage derived from the fraction the numerator of which is the balance on deposit in the pre-funding account as of such payment date and the denominator of which is the sum of the Pool Balance and the balance on deposit in the pre-funding account, each as of such payment date, after taking into account all transfers of additional receivables during the related collection period.

If the amount on deposit in the negative carry account on any payment date, after giving effect to the withdrawal referred to above is greater than the Maximum Negative Carry Amount, the excess will be released to us. All amounts remaining on deposit in the negative carry account at the end of the payment date on or immediately following the last day of the pre-funding period will also be released to us.

Spread Account

The servicer will establish and maintain the spread account as a trust account in the name of the indenture trustee for the benefit of the noteholders, the certificateholders and the interest rate swap counterparties. On the closing date, we will make an initial deposit into the spread account of $17,625,000, which equals 2.35% of the aggregate Contract Value of the initial receivables as of the initial cutoff date. On each day that we sell additional receivables to the trust, cash or eligible investments having a value approximately equal to 2.35% of the aggregate Contract Value of those additional receivables as of their cutoff date will be withdrawn from the pre-funding account from amounts otherwise distributable to us in connection with the sale of additional receivables and deposited in the spread account. Finally, on each payment date, the servicer will transfer additional amounts into the spread account to the extent that the balance in that account would otherwise be less than the Specified Spread Account Balance, and funds are available for that purpose after other higher priority distributions.

“Specified Spread Account Balance” means:

•     on the closing date, 2.35% of the sum of the Pool Balance as of the initial cutoff date and

•     on any payment date thereafter, the lesser of (a) 2.35% of the sum of (i) the Pool Balance as of the initial cutoff date plus (ii) the aggregate Contract Value of all additional receivables sold to the trust as of their respective additional cutoff dates and (b) the outstanding principal amount of the notes; provided, however, that (A) if the Specified Spread Account Reduction Trigger is met on the payment date in March 2009 or any payment date thereafter, the percentage in clause (a) of the preceding sentence will be reduced to 2.00% on such payment date and will remain at such percentage for each payment date thereafter unless further reduced on the payment dates as provided in the following clauses (B), (C) or (D); (B) if the Specified Spread Account Reduction Trigger is met on the payment date in September 2009 or any payment date thereafter, the percentage in clause (a) of the preceding sentence will be reduced to 1.75% on such payment date (regardless of whether the Specified Spread Account Reduction Trigger was met on the payment date in March 2009 or any payment date thereafter) and will remain at such percentage for each payment date thereafter unless further reduced on the payment date as provided in the following clause (C); (C) if the Specified Spread Account Reduction Trigger is met on the payment date in March 2010 or any payment date thereafter, the percentage in clause (a) of the preceding sentence will be reduced to 1.50% on such payment date (regardless of whether the Specified Spread Account Reduction Trigger was met on the payment dates in March 2009 or any payment date thereafter or September 2009 or any payment date thereafter) and will remain at such percentage for each payment date thereafter unless further reduced on the payment date as provided in the following clause (D); and (D) if the Specified Spread Account Reduction Trigger is met on the payment date in September 2010 or any payment date thereafter, the percentage in clause (a) of the preceding sentence will be reduced to 1.15 % on such payment date (regardless of whether the Specified Spread Account Reduction Trigger was met on the payment dates in March 2009 or any payment date thereafter, September 2009 or any payment date thereafter or March 2010 or any payment date thereafter) and will remain at such percentage for each payment date thereafter. The Specified Spread Account Balance may be reduced or modified without the consent of the noteholders if the rating agencies that have rated the notes confirm in writing that the reduction or modification will not result in a reduction or withdrawal of the rating of the notes.

If the amount on deposit in the spread account on any payment date (after giving effect to all deposits or withdrawals therefrom on that payment date) is greater than the Specified Spread Account Balance for that payment date, the excess will be distributed to us. However, if, after giving effect to all payments made on the notes on that payment date, the sum of the Pool Balance plus the balance on deposit in the pre-funding account as of the first day of the calendar month in which that payment date occurs is less than the aggregate outstanding principal balance of the notes, that excess amount will not be distributed to us and will be retained in the spread account.

After we receive any amounts duly released from the spread account, the noteholders will not have any claims to those amounts.

On each payment date, funds will be withdrawn from the spread account and deposited in the note distribution account to the extent necessary to cover any shortfall on that payment date in the funds otherwise available to pay interest due on each class of notes, including overdue interest (and, to the extent permitted by law, any interest on that unpaid amount), Net Swap Payments, Priority Swap Termination Payments and principal payments, in each case on that payment date. For a more detailed description of the amount of interest and principal payable on the notes, see “Description of the Notes—Payments of Interest” and “—Payments of Principal” above. For a more detailed description of Net Swap Payments and Priority Swap Termination Payments, see “The Interest Rate Swap Agreements” below and “Servicing Matters—Distributions” above, respectively.

Funds withdrawn from the spread account and deposited in the note distribution account for distribution as described in the preceding paragraph will be applied in the same order of priority applicable to distributions from the collection account.

The “Specified Spread Account Reduction Trigger” for the payment dates in March 2009, September 2009, March 2010, or September 2010 or any payment date thereafter will be met if the Average Delinquency Ratio Test and the Cumulative Net Loss Ratio Test for such payment dates are met on such payment date or any payment date thereafter.

The “Average Delinquency Ratio Test” for the payment date occurring in, or following, a month specified below will be met if the Average Delinquency Ratio for such payment date is less than the percentage specified opposite such payment date:

Payment Date	Percentage
March 2009	1.75%
September 2009	2.50%
March 2010	3.00%
September 2010	3.50%

The “Average Delinquency Ratio” on any payment date will be the average of the Delinquency Ratios for the preceding three calendar months. The “Delinquency Ratio” for any calendar month means the ratio, expressed as a percentage, of (a) the sum, for all of the receivables, of all scheduled payments that are 60 days or more past due (other than Purchased Receivables and liquidated receivables) as of the end of such month, determined in accordance with the servicer’s then-current practices, to (b) the Pool Balance as of the last day of such month.

The “Cumulative Net Loss Ratio Test” for the payment date occurring in, or following, a month specified below will be met if the Cumulative Net Loss Ratio for such payment date is less than the percentage specified opposite such payment date:

Payment Date	Percentage
March 2009	0.40%
September 2009	0.55%
March 2010	0.65%
September 2010	0.75%

The “Cumulative Net Loss Ratio” on any payment date will be the ratio, expressed as a percentage, of (a) the aggregate Realized Losses on the receivables since their cutoff date through the last day of the related calendar month, to (b) the sum of (i) the Pool Balance as of the initial cutoff date and (ii) the sum of the Contract Values of all receivables purchased with amounts on deposit in the pre-funding account, each as of the related cutoff date for the related receivable.

The “Realized Losses” for any calendar month will be the sum of (a) for each receivable that became a liquidated receivable during such month, the difference between (i) the principal balance plus accrued and unpaid interest on such receivable less the Write Down Amount for such receivable (if such receivable was a 180-Day Receivable or Repossessed Receivable at the time of liquidation), if any, and (ii) the liquidation proceeds received with respect to such receivable during such month, (b) with respect to any receivable that became a 180-Day Receivable or a Repossessed Receivable during such month, the Write Down Amount, if any, for that receivable and (c) with respect to each other 180-Day Receivable or Repossessed Receivable, the amount of the adjustment, if any, to the Write Down Amount for such receivable for the related calendar month.

The “Write Down Amount” for any calendar month for any 180-Day Receivable or Repossessed Receivable will be the excess of (a) the principal balance plus accrued and unpaid interest of such receivable as of the last day of the calendar month during which the receivable became a 180-Day Receivable or Repossessed Receivable, as applicable, over (b) the estimated realizable value of the receivable, as determined by the servicer in accordance with its then-current servicing procedures for the related calendar month, which amount may be adjusted to zero by the servicer in accordance with its normal servicing procedures if the receivable has ceased to be a 180-Day Receivable as provided in the definition of “180-Day Receivable.”

“Purchased Receivable” means a receivable purchased by the depositor, the servicer or CNH Capital America LLC from the trust as required or permitted by the sale and servicing agreement.

“180-Day Receivable” with respect to any calendar month will be any receivable as to which a scheduled payment is 180 days or more past due by the last day of such calendar month and which has not become a liquidated receivable or a Repossessed Receivable; provided that a receivable shall cease to be a 180-Day Receivable if the servicer subsequently receives payment in full of each scheduled payment that was previously 180 days or more past due.

“Repossessed Receivable” with respect to any calendar month will be any receivable as to which the financed equipment securing the defaulted receivable has been repossessed by the last day of such calendar month and which has not become a liquidated receivable.

Principal Supplement Account

The servicer will establish and maintain in the name of the indenture trustee a principal supplement account for the benefit of the noteholders, the interest rate swap counterparties and the certificateholders. However, no deposit is required to be made into the principal supplement account on or before the closing date. After the closing date, deposits will only be required to be made into the principal supplement account on additional cutoff dates and then only if the Required Principal Supplement Account Balance determined for the subject additional cutoff date is greater than zero. On each additional cutoff date, cash or eligible investments having a value equal to any positive Required Principal Supplement Account Balance for that additional cutoff date (minus any amount then on deposit in the principal supplement account) will be withdrawn from the pre-funding account and deposited in the principal supplement account.

On each payment date, funds will be withdrawn from the principal supplement account and deposited in the note distribution account to the extent necessary to cover any shortfall on that payment date (after giving effect to any withdrawals to be made on that payment date from the spread account) of the amount of interest accrued on each class of notes during the prior interest period, plus any amount of interest on the notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount), Net Swap Payments, Priority Swap Termination Payments and principal payments, in each case on that payment date. Funds withdrawn from the principal supplement account and deposited in the note distribution account for distribution as described in this paragraph will be applied in the same order of priority applicable to distributions from the collection account.

Funds on deposit in the principal supplement account may be withdrawn and paid to us on any day if each of the rating agencies for the notes has confirmed that such action will not result in a withdrawal or downgrade of its rating of any class of notes.

“Required Principal Supplement Account Balance” means, for any additional cutoff date, the excess, if any, of (a) an amount equal to the difference (if positive) of (x) the Contract Value of the receivables, and (y) the aggregate of the contractual payoff amount for each receivable, in each case as of the end of the prior calendar month (or the applicable additional cutoff date for additional receivables being transferred on that additional cutoff date), over (b) the amount determined by the servicer to represent excess cash flows from the receivables that can reasonably be expected to be available to cover the amount described in clause (a) above, provided that each of the rating agencies for the notes has confirmed that use of such amount determined by the servicer in calculating the Required Principal Supplement Account Balance for the applicable additional cutoff date will not result in a withdrawal or downgrade of its rating of any class of notes.

Periodic Evidence as to Compliance

The only periodic evidence of the absences of a default or of compliance with the terms of the transaction documents that is required are:

•     the annual officer’s certificate of the servicer and the annual servicer’s assessment of its compliance with certain servicing criteria (which will be accompanied by an accountant’s attestation to such assessment), each as described under “Servicer—Evidence as to Compliance,” in the accompanying prospectus; and

•     the annual officer’s certificate of the trust, as described under “Description of the Notes—The Indenture—Annual Compliance Statement” in the accompanying prospectus.

If a servicer default has occurred, SST has replaced the initial servicer and our reporting obligations under the Exchange Act relating to the notes have been suspended, then SST may provide a copy of its annual SAS 70 report and its audited financial statements in lieu of providing the materials referred to in the first bullet point above.

Legal Proceedings

There are no legal or governmental proceedings pending, or to the knowledge of the sponsor, threatened, against the sponsor, depositor, indenture trustee, trustee, issuing entity, initial swap counterparty, servicer, backup servicer or originator, or of which any property of the foregoing is the subject, that are material to noteholders.

Rating of the Notes

The trust will not issue the notes unless the A-1 Notes are rated in the highest short-term rating category, the A-2a Notes, A-2b Notes, A-3a Notes, A-3b Notes, A-4a Notes and A-4b Notes are rated in the highest long-term rating category, in each case by Standard & Poor’s, Moody’s and Fitch, and the Class B Notes are rated at least the “A” category or its equivalent by Standard & Poor’s, Moody’s and Fitch. A rating is not a recommendation to purchase, hold or sell securities, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the timely payment of interest on, and the ultimate repayment of principal of, the notes pursuant to their terms. Each of Standard & Poor’s, Moody’s and Fitch has agreed to monitor the ratings it has assigned to the notes it has rated.

Reports to be Filed with the SEC

Filings with the SEC relating to the notes will be made under the name of the depositor and the trust, as issuing entity. The SEC file number for the depositor is 333-130656. The reports to be filed with the SEC include the monthly servicer reports to be filed on Form 10-D, annual reports filed on Form 10-K and current reports filed under Form 8-K (including a report filed in connection with the issuance of the notes which will include the applicable definitive agreements). We may discontinue these periodic filings when permitted by law and applicable SEC rules. In addition, the registration statement of which this prospectus supplement is a part and all related prospectuses filed pursuant to Rule 424 under the Securities Act of 1933, as amended, will also be on file with the SEC.

Reports to Noteholders

In addition to information that is required to be disclosed in the statements to be delivered to noteholders under “Administrative Information about the Securities—Reports to Securityholders” in the accompanying prospectus, each of these statements that are required to be delivered to Class A noteholders or Class B noteholders will include, to the extent applicable to the particular class of receivables; the following information with respect to the payment date or the period since the previous payment date:

(i)   the balance on deposit in the principal supplement account on the payment date, after giving effect to any changes on that date; and

(ii)  the balance on deposit in the negative carry account on the payment date, after giving effect to any changes on that date.

The Interest Rate Swap Agreements

On the closing date, the trust will enter into interest rate swap agreements with ABN AMRO Bank N.V., as interest rate swap counterparty to hedge its floating rate interest obligations on the A-2b, A-3b and A-4b Notes. Each interest rate swap agreement will have a notional amount for each interest period equal to the outstanding principal amount of the A-2b, A-3b and A-4b Notes, as applicable, on the payment date on which such interest period begins (after giving effect to all payments of principal on such date), or, in the case of the first payment date, the closing date. As of the closing date, ABN AMRO Bank N.V. will be the sole swap counterparty, but in the future, as summarized below, additional entities could become an interest rate swap counterparty to one or more of the interest rate swap agreements. As a result, when we refer to interest rate swap counterparties throughout this prospectus supplement we are referring to ABN AMRO Bank N.V. as the initial interest rate swap counterparty and/or any other such entities that may become swap counterparties from time to time. On each payment date, the interest rate swap counterparties will pay any Net Swap Receipts to the trust, and/or the trust will pay any Net Swap Payments to the interest rate swap counterparties. The obligation of each interest rate swap counterparty is limited to the specific obligations of that counterparty’s interest rate swap agreement with the trust. Based on a reasonable good faith estimate of maximum probable exposure, the significance percentage of each interest rate swap agreement is less than 10%.

The amount payable by the swap counterparties under the interest rate swap agreements will be calculated as follows:

•     For any payment date after the first payment date:

(a)       the product of: (1) the actual number of days from and including the immediately preceding payment date on which the related interest period begins to but excluding that payment date, divided by 360, (2) One-Month LIBOR determined as of the related LIBOR Determination Date, and (3) the applicable notional amount; minus

(b)       the product of: (1) 1/12, (2) the A-2b, A-3b or A-4b stated fixed interest rate, as applicable, and (3) the applicable notional amount.

•     For the first payment date:

(a)       the product of: (x) the actual number of days from and including the closing date to but excluding such payment date, divided by 360, (y) One-Month LIBOR determined as of the related LIBOR Determination Date, and (z) the applicable notional amount; minus

(b)       the product of: (x) the number of days from and including the closing date to but excluding such payment date (assuming 30 day months) divided by 360, (y) the A-2b, A-3b or A-4b stated fixed interest rate, as applicable, and (z) the applicable notional amount.

The A-2b, A-3b and A-4b stated fixed interest rates under the applicable interest rate swap agreements are        %,       % and        %, respectively.

If the result of either of the above calculations is positive, it will be referred to in this prospectus supplement as a “Net Swap Receipt.” If the result is negative, the absolute value of that number will be referred to in this prospectus supplement as a “Net Swap Payment.” The payment obligations of the issuing entity to the interest rate swap counterparties under the interest rate swap agreements are secured under the indenture by the same lien in favor of the indenture trustee that secures payments to the noteholders.

Any payment received by the trust in respect of Net Swap Receipts will be deposited into the note distribution account and will be available to make distributions on the notes on the payment date on which it was received. Any payment that the trust is required to make to an interest rate swap counterparty in respect of Net Swap Payments will be made from the note distribution account (including amounts from the spread account and the principal supplement account).

Among other things, an event of default under the interest rate swap agreements includes:

•     failure to make payments due under the applicable interest rate swap agreement;

•     the occurrence of certain bankruptcy events of the issuing entity or bankruptcy and insolvency events of the applicable swap counterparty;

•     any breach of the applicable interest rate swap agreement or related agreements by the applicable swap counterparty;

•     misrepresentation by the applicable swap counterparty; or

•     merger by the applicable swap counterparty without assumption of its obligations under the applicable interest rate swap agreement;

Among other things, a termination event under the interest rate swap agreements includes:

•     illegality of the transactions contemplated by the applicable interest rate swap agreement;

•     any acceleration of the notes following an event of default under the indenture;

•     amendments to certain documents without the applicable swap counterparty consent;

•     failure of the applicable swap counterparty to provide the financial information required by Regulation AB and other requested information or to assign the applicable interest rate swap agreement to an eligible counterparty that is able to provide the information or obtain a guaranty of the applicable swap counterparty’s obligations;

•     certain tax events that would affect the ability of the applicable swap counterparty to make payments without withholding taxes therefrom to the issuing entity, that occur because of a change in tax law, an action by a court or taxing authority or a merger or consolidation of the applicable swap counterparty;

•     a merger or consolidation of the applicable swap counterparty into an entity with materially weaker creditworthiness;

•     failure of the applicable swap counterparty (or its credit support provider, if any) to maintain its credit rating at certain levels required by the applicable interest rate swap agreement, which failure may not constitute a termination event if the applicable swap counterparty maintains certain minimum credit ratings and, among other things:

•      at its own expense obtains an unconditional guarantee or similar assurance from a guarantor with the appropriate credit rating, along with a legal opinion regarding the guarantee (if required by the terms of the applicable interest rate swap agreement);

•      posts collateral; or

•      assigns its rights and obligations under the applicable interest rate swap agreement to a substitute interest rate swap counterparty that satisfies the eligibility criteria set forth in the applicable interest rate swap agreement.

If the credit ratings of the applicable swap counterparty are withdrawn or reduced below certain ratings thresholds specified in the related interest rate swap agreement, such swap counterparty may be required, at its own expense and in accordance with the requirements of the related interest rate swap agreement, to do one or more of the following: (1) obtain a substitute counterparty, or (2) establish any other arrangement as may be specified for such purpose in the related interest rate swap agreement.

Upon the occurrence of any event of default or termination event specified in an interest rate swap agreement, the applicable non-defaulting or non-affected party may elect to terminate such interest rate swap agreement. If such interest rate swap agreement is terminated due to an event of default or a termination event, a termination payment under such interest rate swap agreement may be due to the applicable swap counterparty by the trust as described above in “Servicing Matters—Distributions.” The amount of any such termination payment may be based on the actual cost or market quotations of the cost of entering into a similar swap transaction or such other methods as may be required under such interest rate swap agreement, in each case in accordance with the procedures set forth in such interest rate swap agreement. Any such termination payment could, if market rates or other conditions have changed materially, be substantial. The amount of any Priority Swap Termination Payment will be paid by the trust out of funds pro rata with payments of interest on the Class A Notes as described above in “Servicing Matters—Distributions.” If a replacement interest rate swap agreement is entered into, any payments made by the replacement swap counterparty in consideration for replacing the applicable swap counterparty will be applied to any termination payment owed to such swap counterparty, under such interest rate swap agreement to the extent not previously paid.

In addition, an interest rate swap counterparty may (except in the case of a transfer pursuant to the rating downgrade provisions discussed above), subject to written acknowledgement by each of the rating agencies that the rating of the relevant note will not be reduced or withdrawn, assign its obligations under the applicable interest rate swap agreement (i) with the prior written consent of the trust, to an unaffiliated party or (ii) under certain circumstances as set forth in such interest rate swap agreement, without the prior written consent of the trust, to an affiliated party, that either has at least a credit rating as specified in such interest rate swap agreement or has furnished a guarantee, subject to approval by the applicable rating agencies, of its obligations under such interest rate swap agreement from a guarantor with at least equivalent credit ratings levels as specified in such interest rate swap agreement.

If any amendment or supplement to the indenture, sale and servicing agreement or other transaction document would either: (1) materially and adversely affect any of the interest rate swap counterparties’ rights or obligations under an interest rate swap agreement or any other transaction document; or (2) materially and adversely modify the obligations of, or materially and adversely impact the ability of, the trust to fully perform any of the trust’s obligations under an interest rate swap agreement, the parties to such documents shall be required to first obtain the written consent of the applicable interest rate swap counterparties to the affected interest rate swap agreements before entering into any such amendment or supplement (whose consent is not to be unreasonably withheld). In addition, the swap counterparties have the right to receive prior notice to any amendments to any transaction document.

Legal Investment

The A-1 Notes will be eligible for purchase by money market funds under paragraph (a)(10) of Rule 2a-7 under the Investment Company Act of 1940, as amended.

ERISA Considerations

Although there is little guidance on the subject, at the time of their issuance, the notes should not be treated as “equity interests” in the trust under the Department of Labor’s regulation relating to plan assets. As a result, the notes may be purchased by or with the assets of an employee benefit plan or a plan, including an individual retirement account (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

However, whether or not the notes are treated as equity interests for purposes of the plan asset regulation, the acquisition or holding of notes by or on behalf of a Plan could be considered to give rise to a “prohibited transaction” if the issuing entity, the depositor, an interest rate swap counterparty, the trust, the holder of 50% or more of the trust certificates, a servicer, a backup servicer, an underwriter or a trustee is or becomes a “party in interest” or a “disqualified person” with respect to such Plan. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of notes by a Plan depending on the type and circumstances of the plan fiduciary making the decision to acquire such notes. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 75-1, regarding transactions between registered broker-dealers and plans; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by “qualified professional asset managers”; PTCE 95-60, regarding investments by insurance company general accounts; and PTCE 96-23, regarding transactions effected by in-house asset managers. In addition to the class exemptions listed above, the Pension Protection Act of 2006 provides a statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for prohibited transactions between a Plan and a person or entity that is a party in interest to such Plan solely by reason of providing services to the Plan (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the Plan involved in the transaction), provided that there is adequate consideration for the transaction. Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might or might not cover all acts which might be construed as prohibited transactions. There is no assurance that any of these, or any other exemption, will be available with respect to any particular transaction involving the notes and prospective purchasers that are Plans should consult with their advisors regarding the applicability of any such exemption. By its acquisition of a note, each purchaser will be deemed to represent and warrant that its purchase and holding of the note will not give rise to a nonexempt prohibited transaction under ERISA, the Code or any substantially similar applicable law. Any fiduciary of a benefit plan considering an investment of plan assets in the notes should consider that a prohibited transaction exemption may not apply to all prohibited transactions that may arise in connection with an investment in the notes.

Moreover, the depositor, the issuing entity, a servicer, a backup servicer, a trustee, an interest rate swap counterparty, the holder of 50% or more of the trust certificates or an underwriter may be the sponsor or the investment advisor with respect to one or more Plans. Because they may receive certain benefits in connection with the sale of the notes, the purchase of notes using plan assets over which any of them has investment authority might be deemed to be a violation of the prohibited transaction rules of ERISA and Section 4975 of the Code for which no exemption may be available.

Accordingly, any Plan for which the depositor, the issuing entity, a servicer, a backup servicer, a trustee, an interest rate swap counterparty, the holder of 50% or more of the trust certificates, an underwriter or any of their respective affiliates

•     has investment or administrative discretion with respect to plan assets;

•     has authority or responsibility to give, or regularly gives, investment advice with respect to plan assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to plan assets, and will be based on the particular investment needs for the Plan; or

•     is an employer maintaining or contributing to the Plan

should consult with its counsel about potential prohibited transactions under ERISA and Section 4975 of the Code before investing in the notes.

For additional information regarding treatment of the notes under ERISA, see “ERISA Considerations” in the prospectus.

The sale of notes to a Plan is in no respect a representation by the us, the servicer, CNH Capital America, the trust or any underwriter of the notes that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that this investment is appropriate for Plans generally or any particular Plan.

Underwriting

Class A Notes

Subject to the terms and conditions set forth in an underwriting agreement relating to the Class A Notes, we have agreed to cause the trust to sell to each of the underwriters named below, and each of those underwriters has severally, but not jointly, agreed to purchase, the principal amount of the Class A Notes set forth opposite its name below:

	A-1 Notes	A-2a Notes	A-2b Notes	A-3a Notes	A-3b Notes	A-4a Notes	A-4b Notes
Barclays Capital Inc.	$	$	$	$	$	$	$
ABN AMRO Incorporated
Bank of America Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Total	$	$	$	$	$	$	$

The underwriters of the Class A Notes have advised us that they propose initially to offer the Class A Notes to the public at the prices set forth herein, and to certain dealers at such prices less the initial concession not in excess of the percentages set forth in the following table. The underwriters of the Class A Notes and such dealers may reallow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the Class A Notes, the public offering prices and the concessions referred to in this paragraph may be changed.

	A-1 Notes	A-2a Notes	A-2b Notes	A-3a Notes	A-3b Notes	A-4a Notes	A-4b Notes
Concessions	%	%	%	%	%	%	%
Reallowances	%	%	%	%	%	%	%

In the ordinary course of their respective businesses, the underwriters of the Class A Notes and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with CNH Capital America and its affiliates. The initial swap counterparty under the interest rate swap agreements is an affiliate of an underwriter.

In connection with the offering of the Class A Notes, the underwriters of the Class A Notes may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Class A Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Class A

Notes. Syndicate covering transactions involve purchases of the Class A Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Class A Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters of the Class A Notes engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Class B Notes

Subject to the terms and conditions set forth in an underwriting agreement relating to the Class B Notes, we have agreed to cause the trust to sell to each of the underwriters named below, and each of those underwriters has severally, but not jointly, agreed to purchase, the principal amount of the Class B Notes set forth opposite its name below:

Class B Notes
Barclays Capital Inc.	$
ABN AMRO Incorporated	$
Total	$

The underwriters of the Class B Notes have advised us that they propose initially to offer the Class B Notes to the public at the prices set forth herein, and to certain dealers at such prices less the initial concession not in excess of the percentages set forth in the following table. The underwriters of the Class B Notes and such dealers may reallow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the Class B Notes, the public offering prices and the concessions referred to in this paragraph may be changed.

Class B Notes
Concessions	%
Reallowances	%

In the ordinary course of their respective businesses, the underwriters of the Class B Notes and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with CNH Capital America and its affiliates.

In connection with the offering of the Class B Notes, the underwriters of the Class B Notes may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Class B Notes, in the open market for the purpose of pegging, fixing or maintaining the price of the Class B Notes. Syndicate covering transactions involve purchases of the Class B Notes in the open market after the distribution has been completed in order to cover short positions.

Stabilizing transactions and syndicate covering transactions may cause the price of the Class B Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters of the Class B Notes engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters will be compensated as set forth in the following table:

	Underwriters’ Discounts and Commissions	Amount per $1,000 of Principal	Total Amount
Class A-1 Notes	%	$	$
Class A-2a Notes
Class A-2b Notes
Class A-3a Notes
Class A-3b Notes
Class A-4a Notes
Class A-4b Notes
Class B Notes
Total Class A and Class B			$

Additional offering expenses, payable by CNH Capital Receivables LLC, are estimated to be $1 million.

The underwriters may act through one or more of their affiliates when selling securities outside the United States.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed with us that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)      to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)      to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)       in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive or as such may be varied in a Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication to any person in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The countries comprising the “European Economic Area” are Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden, United Kingdom, Iceland, Liechtenstein and Norway.

United Kingdom

Each underwriter has severally represented, warranted and agreed with us that:

•     it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any notes in circumstances in which section 21(1) of FSMA does not apply; and

•     it has complied, and will comply, with all applicable provisions of FSMA (including, for the avoidance of doubt, the prospectus rules made by the UK Financial Services Authority under Part IV of FSMA) with respect to anything done by it in relation to the notes in, from or otherwise involving or being capable of having effect in the United Kingdom.

We and CNH Capital America LLC have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

Index of Terms

180-Day Receivable	S-65
Asset Balance	S-53
Average Delinquency Ratio	S-64
Average Delinquency Ratio Test	S-64
Code	S-72
Contract Value	S-24
CPR	S-37
Cumulative Net Loss Ratio	S-64
Cumulative Net Loss Ratio Test	S-64
ERISA	S-72
European Economic Area	S-77
FSMA	S-77
LIBOR Determination Date	S-44
London Banking Day	S-44
Maximum Negative Carry Amount	S-61
Net Swap Payment	S-69
Net Swap Receipt	S-69
Note Monthly Principal Distributable Amount	S-54
One-Month LIBOR	S-43
Plan	S-72
Pool Balance	S-45
Pre-Funded Percentage	S-61
Priority Swap Termination Payment	S-54
Prospectus Directive	S-77
PTCE	S-72
Purchased Receivable	S-65
Realized Losses	S-65
Relevant Implementation Date	S-76
Relevant Member State	S-76
Repossessed Receivable	S-65
Representative Amount	S-44
Required Principal Supplement Account Balance	S-66
Reuters page LIBOR 01	S-44
Specified Discount Factor	S-24
Specified Spread Account Balance	S-62
Specified Spread Account Reduction Trigger	S-64
SST	S-50
Statistical Contract Value	S-26
USD-LIBOR Reference Banks Rate	S-43
Weighted Average Adjusted Annual Percentage Rate	S-25
Write Down Amount	S-65

PROSPECTUS

CNH Equipment Trusts

Asset Backed Notes
Asset Backed Certificates

CNH Capital Receivables LLC

Depositor

CNH Capital America LLC

Sponsor and Originator

New Holland Credit Company, LLC

Servicer

Consider carefully the risk factors beginning on page 2 in this prospectus and page S-10 in your prospectus supplement.

Notes in your series represent obligations only of the issuing entity that issues them.

Certificates in your series will represent beneficial interests only in the issuing entity that issues them. No one else is liable for the payments due on your securities.

This prospectus may be used to offer and sell any series of securities only if accompanied by the prospectus supplement for that series.

The Trusts—

•   We (CNH Capital Receivables LLC) will form a new trust to issue each series of securities offered by this prospectus.

•   The assets of each trust:

•  will be those described below and will primarily be a pool of receivables of one or more of the following types:

•  retail installment sale contracts or retail installment loans, including consumer installment loans, secured by new or used agricultural, construction or other equipment and

•  leases of similar equipment.

•  will also include interests in financed or leased equipment, proceeds from claims on related insurance policies (to the extent not used to purchase substitute equipment), and amounts on deposit in specified bank accounts and may also include other credit enhancements.

•  may also include, with respect to leased equipment, proceeds from the sale of the leased equipment and any residual value insurance proceeds.

The Securities—

•   will be asset backed securities issued periodically in designated series of one or more classes.

•   if offered by this prospectus, will be rated in one of the four highest long-term rating categories or the highest short-term rating category by at least one nationally recognized rating agency.

Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

September 11, 2007

Important Notice about Information Presented in this
Prospectus and the Accompanying Prospectus Supplement

We tell you about the securities in two separate documents that progressively provide more detail: (a) this prospectus, which provides general information, some of which may not apply to a particular series of securities, including your series; and (b) the accompanying prospectus supplement, which will describe the specific terms of your series of securities, including:

•     the timing of interest and principal payments;

•     the priority of interest and principal payments;

•     financial and other information about the receivables;

•     information about credit enhancement, if any, for each class;

•     the ratings of each class; and

•     the method for selling the securities.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted.

We include cross references in this prospectus and in the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

ii

iii

iv

Summary: Overview of Transactions

Each series of securities will be issued by a separate trust and will include:

•     one or more classes of notes, representing debt of the trust; and

•     one or more classes of certificates, representing ownership interests in the trust.

Payments on the certificates issued by a trust will be junior in priority to payments on the related notes. In addition, if a series includes two or more classes of notes or two or more classes of certificates, each class may differ as to timing and priority of distributions, seniority, allocations of losses, interest rates or amount of distributions in respect of principal or interest. We will disclose the details of these timing, priority and other matters, if applicable, in a prospectus supplement.

The primary assets of each trust will be a pool of receivables. Each trust will also include spread accounts or other credit enhancements for the benefit of some or all of the trust’s securities.

We will sell receivables to each trust on the issuance date for that trust’s securities. In addition, to the extent described in the related prospectus supplement, each trust may have a pre-funding period. In that case, a portion of the cash raised from the sale of the related securities will be placed in a pre-funding account. The trust will use that cash to buy additional receivables from us during a pre-funding period, which will last not more than twelve months.

A substantial majority of the receivables included in the trusts will be originated by CNH Capital America LLC indirectly by purchase from dealers. A trust may also hold receivables originated directly by CNH Capital America LLC and consumer installment loans originated indirectly by CNH Capital America LLC by purchase from an unaffiliated bank in a program provided to dealers. Finally, a small portion of a trust’s receivables may have been originated by New Holland Credit Company, LLC prior to May 2005, previously securitized and acquired by CNH Capital America LLC through the exercise of its cleanup call relating to the applicable prior securitization transaction. We will buy the receivables from CNH Capital America LLC.

New Holland Credit Company, LLC will service receivables that are transferred to the trusts under one of the agreements entered into by each trust, subject to removal upon specified servicer defaults. New Holland Credit Company, LLC will also act as administrator for each trust.

Risk Factors

You should consider the following risk factors in deciding whether to purchase the securities.

You will bear the reinvestment risk and other interest rate risk if receivables are prepaid, repurchased or extended.

The principal payment on any series of securities on any payment date will depend mostly upon the amount of collections received on that trust’s receivables during the prior calendar month. As a result, the rate at which payments on the receivables are received will affect the rate at which principal is paid on the related securities. Each receivable has a fixed payment schedule, but the actual rate at which payments are received may vary from that schedule for a number of reasons.

•  Receivables may be voluntarily prepaid, in full or in part, including in connection with refinancings or servicer modifications to the receivables, or obligors may be required to prepay receivables as a result of defaults, casualties to the related equipment, death of an obligor or other reasons. Based on its experience with similar receivables, the servicer expects that a substantial portion of the receivables in many trusts will be repaid prior to their contractual maturity dates. Prepayments of agricultural equipment retail installment sale contracts or retail installment loans, which will make up a substantial portion of the receivables in many trusts, have historically tended to increase during periods in which farmers have strong cash flows. A trust’s receivables may also include payments due under true leases, which have not historically experienced much prepayment. However, prepayment rates may be influenced by a variety of factors, and we cannot predict them with any certainty.

•  We, CNH Capital America LLC or the servicer of the receivables may be required to repurchase one or more receivables from a trust. In that case, the repurchase price received by the trust will be treated like a prepayment of the receivable. This would happen if we, at the time we sell receivables to the trust, or CNH Capital America LLC, at the time it sold receivables to us, made inaccurate representations about a receivable or the servicer violated specified servicing obligations or made certain modifications to a receivable.

•  CNH Capital America LLC may purchase all of a trust’s receivables after they have paid down to 10% of their aggregate balance as of the time they were transferred to the trust. In this case, the purchase price received by the trust will be treated like a prepayment of the remaining receivables.

Each prepayment, repurchase or purchase will shorten the average life of the related securities. On the other hand, the payment schedule under a receivable may be extended or revised by the servicer as discussed under “Servicer—Servicing Procedures”, which may lengthen the average life of the related securities.

You will bear any reinvestment risks resulting from a faster or slower rate of prepayment, repurchase or extension of receivables held by your trust. If you purchase a security at a discount, you should consider the risk that a slower than anticipated rate of principal payments on your security could result in an actual yield that is less than the anticipated yield. Conversely, if you purchase a security at a premium, you should consider the risk that a faster than anticipated rate of principal payments on your security could result in an actual yield that is less than the anticipated yield.

Our bankruptcy or the bankruptcy of CNH Capital America LLC may cause payment delays or losses.

CNH Capital America LLC will sell receivables to us, directly or indirectly, and we will in turn sell those receivables to each trust. We intend to structure these transfers in a manner designed to ensure that they are treated as “true sales,” rather than secured loans. However, a court could conclude that we or CNH Capital America LLC effectively still own the receivables supporting any series of securities. This could happen if a court presiding over a bankruptcy were to conclude either that the transfers referred to above were not “true sales” or that the bankrupt party and the owner of the receivables should be treated as the same person for bankruptcy purposes. If this were to occur, then you could experience delays or reductions in payments as a result of:

•  the automatic stay which prevents creditors from exercising remedies against a debtor in bankruptcy without permission from the court and provisions of the U.S. Bankruptcy Code that permit substitution of collateral;

•  tax or government liens on CNH Capital America LLC’s or our property that arose prior to the transfer of a receivable to the trust having a right to be paid from collections before the collections are used to make payments on the securities;

• rejection by CNH Capital America LLC or its bankruptcy trustee of any lease that was deemed to be a “true lease,” which would result in the termination of scheduled payments under that lease; or

•  the fact that the trust might not have a perfected interest in (a) some equipment subject to certificate of title statutes or (b) any cash collections on the receivables held by the servicer at the time that a bankruptcy proceeding begins. See “Servicer—Collections and Accounts” for a description of the time the servicer is allowed to commingle collections with its funds.

Bankruptcy of an equipment dealer may cause payment delays or losses.

A substantial portion of the receivables may be or may have been originated by equipment dealers and purchased by CNH Capital America LLC. A portion of those receivables provide for recourse to the originating dealer for defaults by the obligors (in some cases through repurchase requirements). In addition, dealers that sell receivables to CNH Capital America LLC under many of its current dealer agreements retain the right to repurchase those receivables at any time. See “Origination of Receivables—Dealer Agreements” in this prospectus.

In the event of a dealer’s bankruptcy, a creditor, the bankruptcy trustee of the dealer or the dealer itself might assert that the sales of receivables to CNH Capital America LLC are loans to the dealer. Such an assertion could result in payment delays and, if successful, losses on the affected receivables. In those circumstances, a dealer or its bankruptcy trustee might also be able to reject any leases originated by the dealer that were deemed to be “true leases,” resulting in the termination of scheduled payments under those leases.

Possible liability for third party claims may cause payment delays or losses.

The transfers of receivables from CNH Capital America LLC to us and from us to each trust are intended to reduce the possibility that cash flows from the receivables will be subject to claims other than the rights of investors in the securities issued by the trust and of the parties to the applicable transaction agreements. However, if applicable federal or state consumer protection laws are violated, a trust could be liable to the obligor, as an assignee of any of the affected receivables. Under the related transaction agreements, we must repurchase any affected receivable from the trust. If we fail for any reason to perform our repurchase obligation, you could experience delays or reductions in payments on your securities as a result of any liabilities imposed upon your trust.

Similarly, as to any trust that holds any equipment subject to leases, state laws differ as to whether an owner of leased agricultural, construction or other equipment is liable to anyone who suffers injury to person or property in an incident involving the equipment. You could experience delays or reductions in payments on your securities if liability of this type were imposed on your trust, and the coverage provided by any available insurance is insufficient to cover that loss.

Defaults on the receivables may cause payment delays or losses.

You will rely primarily upon collections on the receivables in your trust for payments on your securities. Your securities may have the benefit of a spread account, subordination of one or more other classes of securities and/or one or more other forms of credit enhancement specified in the related prospectus supplement. This credit enhancement will cover losses and delinquencies on the receivables up to some level. However, if the level of receivables losses and delinquencies exceeds the available credit enhancement, you may experience delays in payments due to you or may not ultimately receive all interest and principal due to you.

The return on the notes could be reduced by shortfalls due to military action.

The Servicemembers Civil Relief Act and similar state legislation may limit the interest payable on a receivable during the obligor’s period of active military duty. This legislation could adversely affect the ability of the servicer to collect full amounts of interest on a receivable as well as to foreclose on an affected receivable during, and in certain circumstances after, the obligor’s period of active military duty. This may result in delays and losses in payments to holders of the securities. Because this legislation applies to obligors who enter military service after origination, no information can be provided as to the number of receivables that may be affected by the legislation. If an obligor’s obligation to make payments is reduced, adjusted or extended, the servicer will not be required to advance such amounts. Any resulting shortfalls in interest or principal will reduce the amount available for distribution on the notes and the certificates. See “Legal Aspects of the Receivables—Servicemembers Civil Relief Act” in this prospectus.

The effect of any current or future military action by or against the United States, as well as any future terrorist attacks, on the performance of the receivables is unclear, but there may be an adverse effect on general economic conditions, consumer confidence and general market liquidity. Investors should consider the possible effects of such occurrences on delinquency, default and prepayment experience of the receivables.

Receivables that fail to comply with consumer protection or other laws may be unenforceable, which may result in losses on your investment.

Many federal and state consumer protection laws regulate consumer contracts such as the receivables. If any of the receivables do not comply with one or more of these laws, the servicer may be prevented from or delayed in collecting amounts due on the receivables. Each of the depositor and CNH Capital America LLC will make representations and warranties relating to the receivables’ compliance with law and the enforceability of the related contracts. If there is a breach of any of these representations or warranties that materially and adversely affects the interests of the securityholders in the related receivable, the trust’s sole remedy will be to require the depositor and CNH Capital America LLC to repurchase the affected receivable. See “Legal Aspects of the Receivables—Consumer Protection Laws” in this prospectus.

Sponsor

CNH Capital America LLC, a limited liability company organized under the laws of Delaware (often referred to as “CNH Capital America”), will acquire or originate and select the receivables transferred to each of the trusts and is also the sponsor for each transaction described in this prospectus and the accompanying prospectus supplement. CNH Capital America is an indirect wholly owned finance subsidiary of CNH Global N.V. Fiat S.p.A (“Fiat”) owns a controlling majority of the common shares of CNH Global N.V. (“CNH”) through Fiat Netherlands Holding N.V., a wholly owned subsidiary of Fiat. Prior to its conversion into a limited liability company on December 31, 2004, CNH Capital America was known as Case Credit Corporation and had been organized as a Delaware corporation since January 26, 1993.

CNH Capital America provides and administers financing for the retail purchase or lease of new and used agricultural, construction and other equipment. CNH offers various retail financing options to end-use customers through CNH Capital America and other CNH affiliates and subsidiaries to facilitate the sale of its products in North America, Western Europe, Latin America, Australia and other parts of the world. However, the trusts will include only receivables of obligors located in the United States.

CNH Capital America’s operations principally involve purchasing retail installment sale contracts and leases from dealers. CNH Capital America has also established a relationship with CIT Bank pursuant to which CNH Capital America acquires consumer installment loans relating to equipment sold by dealers. In addition, CNH Capital America, its subsidiaries and affiliates facilitate and finance the sale of insurance products to retail customers, provide financing for dealers and rental equipment yards, and also provide other retail financing programs for end-use customers in North America, Western Europe, Latin America, Australia and other parts of the world. CNH Capital America, its subsidiaries and affiliates also provide various financing options to dealers for a variety of purposes, including inventory, working capital, real estate acquisitions, construction and remodeling, business acquisitions, dealer systems and service and maintenance equipment.

CNH Capital America offers a broad variety of financing options through dealers to end-use customers for the retail sale of CNH’s agricultural and construction equipment, used equipment accepted by dealers in trade and equipment of other manufacturers stocked and sold by the dealer network.

CNH’s United States dealers and company-owned dealerships located in the United States assign and sell retail installment sale contracts to CNH Capital America on a regular basis.

Since mid-2005, due to an organizational restructuring designed to maximize efficiencies, CNH Capital America has become the sole originator of receivables of the types sold to the trusts within CNH’s U.S. financial services business, except that

CIT Bank originates consumer installment loans under a program agreement with CNH Capital America. New Holland Credit has become the sole servicer of those receivables. Prior to mid-2005, both CNH Capital America and New Holland Credit originated and serviced receivables.

Sponsor’s Securitization Experience

CNH Capital America has significant securitization experience and has securitized multiple asset classes, including agricultural, construction and other equipment receivables (retail installment contracts, loans and leases), dealer floor plan receivables and credit card receivables. The sponsor typically sponsors one or two securitizations of assets similar to the receivables each calendar year in registered U.S. transactions. The sponsor is also active in the 144A market in the U.S. and (through affiliates) in Canada and Australia. CNH Capital America and predecessor entities have been securitizing retail installment contracts and loans secured by agricultural, construction and other equipment since 1992. Since September 2006, CNH Capital America has also securitized consumer installment loans originated through the program described under “Origination of Receivables—Consumer Installment Loan Program” below. CNH Capital America securitized finance leases of agricultural, construction and other equipment in 1999, but has not done so since that time, nor has it previously securitized true leases. For information on the size, composition and growth of the sponsor’s portfolio of assets similar to the receivables, see “Historical Delinquency Experience” and “Historical Credit Loss/Repossession Experience” in the accompanying prospectus supplement.

In 2002, CNH Capital America repurchased certain retail installment contracts that had been securitized in a private transaction because credit performance for these particular contracts was significantly worse than expected. The receivables financed through this private transaction were the result of a diversification strategy initiated by CNH Capital America to grow its portfolio by providing financial products and services outside of its core captive dealer network. This strategy was discontinued shortly after the execution of the private transaction, and the characteristics and performance of those receivables are not reflective of the receivables backing securities sold pursuant to this prospectus and an accompanying prospectus supplement. CNH Capital America has no right or obligation to take similar actions if receivables backing securities sold pursuant to this prospectus and an accompanying prospectus supplement do not perform as expected.

Access to funding at competitive rates is key to the growth of CNH Capital America’s business and expansion of its financing activities into new product and geographic markets. Ratings downgrades of either CNH’s or Fiat’s debt could adversely affect CNH Capital America’s ability to continue to offer attractive financing to dealers and end-use customers. The most significant source of liquidity for CNH Capital

America has been its ability to finance through securitizations the receivables it originates. Accordingly, adverse changes in the securitization market could impair CNH Capital America’s ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect on CNH Capital America’s business and results of operation.

On a global level, CNH will continue to evaluate financing alternatives to ensure that CNH Capital America continues to have access to capital on favorable terms in support of CNH Capital America’s business, including through equity investments by global or regional partners in joint venture or partnership opportunities, new funding arrangements or a combination of any of the foregoing.

CNH Global N.V.

CNH is incorporated in The Netherlands under Dutch law.

CNH combines the operations of New Holland and Case Corporation (now known as CNH America LLC) as a result of their business merger on November 12, 1999. Effective with the closing of the merger, New Holland N.V. changed its name to CNH Global N.V. When we refer to CNH in this prospectus and any prospectus supplement, we are referring to CNH Global N.V. and its consolidated subsidiaries.

CNH believes that it is one of the largest manufacturers of agricultural equipment in the world based on units sold, one of the largest manufacturers of construction equipment based on units sold and has one of the industry’s largest equipment finance operations. CNH organizes its operations into three business segments: agricultural equipment, construction equipment and financial services. CNH’s global scope and scale includes integrated engineering, manufacturing, marketing and distribution of equipment on five continents.

In agricultural equipment, CNH believes it is one of the leading global manufacturers of agricultural tractors and combines based on units sold and it also has leading positions in hay and forage equipment and specialty harvesting equipment. In construction equipment, CNH has leading positions in backhoe loaders and in skid steer loaders in North America and a leading position in crawler excavators in Western Europe. In addition, CNH provides a complete range of replacement parts and services to support its equipment.

CNH believes that it is the most geographically diversified manufacturer and distributor of agricultural equipment in the industry. CNH’s broad manufacturing base includes facilities in Europe, Latin America, North America, China and India. CNH markets its products globally through its highly recognized Case Construction, Case IH, New Holland, New Holland Construction and Kobelco brand names. CNH manufactures its products in 39 facilities throughout the world and distributes its products in approximately 160 countries through an extensive network of approximately 11,500 dealers and distributors.

In North America, CNH offers a range of financial services products, including retail financing for the purchase or lease of new and used CNH and other equipment manufacturers’ products and other retail financing programs. To facilitate the sale of its products, CNH offers wholesale financing to dealers. Wholesale financing consists primarily of floor plan financing and allows dealers to maintain a representative inventory of products. CNH’s retail financing alternatives are intended to be competitive with financing available from third parties. CNH offers retail financing in Brazil and Australia through wholly owned subsidiaries and in Western Europe through a joint venture with a subsidiary of a major European bank.

The address of CNH’s registered offices is World Trade Center, Amsterdam Airport, Tower B, 10th Floor, Schipol Boulevard 217, 1118 BH Amsterdam, The Netherlands and its telephone number when calling from the United States is (011-31-20) 446-0429. CNH is subject to the informational requirements of the Securities Exchange Act as a foreign private issuer. As required by that act, CNH Global N.V. files reports and other information with the SEC. You can find more information about CNH Global N.V. in the reports and other information that it files with the SEC, which are available at the same locations and web site as are described under “Where You Can Find More Information.”

Origination of Receivables

CNH Capital America originates receivables that may be sold to the trusts in several ways:

•     It purchases retail installment sale contracts and leases from dealers in agricultural, construction and other equipment manufactured or otherwise distributed by CNH and other equipment not manufactured or distributed by CNH.

•     It finances retail installment sale contracts and leases originated through several retail outlets wholly or partially owned by CNH America LLC, which contracts and leases are assigned to CNH Capital America.

•     It makes retail installment loans and leases directly to its customers that are secured by agricultural, construction and other equipment, which may include refinancings of equipment in the ordinary course of CNH Capital America’s business.

•     It acquires consumer installment loans under a program established by CIT Bank for CNH Capital America. See “—Consumer Installment Loan Program” below.

CNH Capital America finances, or may in the future finance, the following categories of equipment:

Agricultural equipment:

tractors, combines, cotton pickers, soil management equipment, planting, seeding and harvesting equipment, hay and forage equipment, crop care equipment (such as sprayers and irrigation equipment), small telescopic handlers and other related equipment

Construction equipment:

excavators, backhoes, wheel loaders, skid steer loaders, tractor loaders, trenchers, horizontal directional drilling equipment, telescopic handlers, forklifts, compaction equipment, crawlers, cranes and other related equipment

Consumer equipment:	primarily smaller tractors, mowing equipment and other related equipment
Other equipment:

trailers, all-terrain vehicles, snowmobiles, snow grooming equipment, marine vessels; however, receivables relating to all-terrain vehicles, snowmobiles and marine vessels will collectively make up less than 10% of the assets of each trust

A “dealer” for purposes of this prospectus and the accompanying prospectus supplement means the dealer (which may include retail outlets owned in whole or in part by CNH America LLC or other third-party that (a) originated and assigned the respective receivable to CNH Capital America or NH Credit Company, as applicable, under a dealer agreement or (b) coordinated the origination of a receivable through a program with CIT Bank, pursuant to which CIT Bank funds installment loans to consumers to enable the consumers to purchase products distributed by such party. See “—Consumer Installment Loan Program” below.

A “dealer agreement” for purposes of this prospectus and the accompanying prospectus supplement means the retail financing agreement, warranty agreement or other agreement between the applicable dealer and CNH Capital America or NH Credit Company, as applicable, which governs the terms of sales of receivables from that dealer to CNH Capital America or NH Credit Company, as applicable.

Credit Approval Process

CNH Capital America requires each prospective customer to complete a credit application that lists the applicant’s credit sources, demographic and personal information, and when appropriate the applicant’s income, expenses and net worth. This information is obtained by a dealer or CNH Capital America, and in either case is sent to the centralized finance office maintained by CNH Capital America. The finance office then processes this information and, if necessary, obtains additional information to evaluate the prospective customer’s creditworthiness. The extent of the additional information varies based primarily on the amount of financing requested. In most cases, CNH Capital America obtains a credit bureau report on the applicant from an independent credit bureau or checks credit references provided by the applicant, typically banks or finance companies or suppliers that have furnished credit to the applicant. In some cases, CNH Capital America obtains financial statements of the applicant.

As part of the credit review process, CNH Capital America analyzes data regarding the applicant and additional information using a credit scoring model. CNH Capital America uses and periodically evaluates a credit scoring model that was originally developed for it by Experian for all loans and leases. The model is based on CNH Capital America’s experience using variables that historically have been predictive of future loan performance. The credit score is not determinative. CNH Capital America also maintains at least a five-year loan history on all past and present customers it reviews.

CNH Capital America evaluates creditworthiness based on criteria established by its management or by CIT Bank, as applicable. It uses the same general credit criteria for retail installment loans and leases and similar credit criteria for dealer loans. It also uses the same credit criteria regardless of whether the related receivable will be purchased by CNH Capital America from a dealer or take the form of a direct loan by CNH Capital America to an equipment purchaser. It uses the credit criteria provided by CIT Bank for the consumer installment loans it reviews as administrator for CIT Bank through the program described under “—Consumer Installment Loan Program” below.

In 2005, CNH Capital America implemented the “Automated Credit Approval” program for retail installment sale contracts, retail installment loans and consumer installment loans. CNH Capital America may add other types of loans and leases to the program in the future. Automated Credit Approval uses criteria established by the management of CNH Capital America or by CIT Bank, as applicable, including applicant credit quality, transaction terms, equipment type and similarity to prior approved loans to select loans for automatic approval. Where Automated Credit Approval does not apply, the final credit decision is a subjective determination based on all of the information gathered.

To complete the processing of a contract, the contract is transmitted to a central operations center in New Holland, Pennsylvania, where contracts with exceptions are identified for follow up review and/or rework.

New Holland Credit Company, LLC used substantially the same procedures as CNH Capital America in reviewing the receivables it originated prior to May 2005.

Loan/Lease-to-Value Ratio

The current maximum amount guidelines that determine the amount that CNH Capital America will finance under a retail installment sale contract, retail installment loan, consumer installment loan or equipment loan or lease varies based on the obligor’s credit history, the type of equipment financed, whether the equipment is new or used, the payment schedule and the payment period for the receivable. The amount financed is calculated as a percentage of the value of the related equipment, which may not exceed the applicable percentage guidelines set forth below unless an exception is specifically approved by an authorized credit underwriter.

•     In the case of retail installment sale contracts for the purchase of agricultural, construction or consumer equipment or retail installment loans secured by agricultural, construction or consumer equipment, 90% to 130%;

•     In the case of all finance leases and true leases, including leases of agricultural or construction equipment, 120%.

For this purpose, the value of new equipment is based on the dealer’s cost, which in the case of agricultural equipment, is defined as invoiced cost less normal sales allowances, and which, in the case of construction equipment, is defined as invoiced cost. The value of used equipment is based on the equipment’s “as-is” value reported in the most recent edition of the North American Equipment Dealers Association guidebook or other comparable guidebooks.

Exceptions to the specified percentages set forth above are unusual. CNH Capital America makes exceptions only when a credit underwriter has determined that the obligor will be able to cover the excess on the basis of the obligor’s overall financial condition, as opposed to the value of the equipment. There is no overall limit on the ratio that may be approved by a credit manager. The limit in each case would be based upon the credit manager’s judgment about the obligor’s overall financial condition.

The maximum amount that CNH Capital America will finance under a dealer loan is generally based upon an analysis of the dealer’s overall financial condition, in addition to the value of any collateral. Consequently, there may be no requirements as to the relationship between the amounts of these types of loans and the value of any collateral.

Any equipment securing a receivable or leased under a receivable depreciates in value over time. However, CNH Capital America’s practice is to provide for repayment schedules under the receivables that will generally result in the outstanding principal balance of a receivable as it amortizes being less than the anticipated value of the equipment at the time.

Dealer Agreements

Some of the receivables that CNH Capital America buys from dealers provide for recourse to the dealer if the obligor defaults on the receivable. CNH Capital America will assign, directly or indirectly, to us, and we will assign to the trusts any rights to proceeds from such recourse against dealers. The level of recourse to dealers varies, and in many cases a dealer’s recourse obligation is contingent upon CNH Capital America obtaining the related equipment from the obligor and presenting it to the dealer.

Even when CNH Capital America purchases a receivable without recourse to the dealer for obligor defaults, the selling dealer makes limited representations and warranties about the receivables. CNH Capital America will assign, directly or indirectly, to us, and we will assign to the trusts, any proceeds from rights against dealers arising as a result of a breach of these representations and warranties.

We make no representation as to the financial condition of any of the dealers or about their abilities to perform any repurchase obligations that may arise.

In addition, dealers that sell receivables to CNH Capital America LLC under many of its current dealer agreements retain the right to repurchase those receivables at any time.

Consumer Installment Loan Program

In 2004, CNH Capital America engaged CIT Bank, a Utah industrial bank, to participate in a program in which CIT Bank makes installment loans to consumers to enable the consumers to purchase products distributed by dealers and other third parties. In the program, dealers submit applications to CNH Capital America, as administrator for CIT Bank under the program, for review using criteria approved by CIT Bank. The criteria are substantially similar to criteria that CNH Capital America uses for its non-consumer originations. If accepted for funding under the CIT Bank criteria, the application is approved by CNH Capital America as administrator for CIT Bank under the program, and the loan is funded by CIT Bank. Three days after funding by CIT Bank, CNH Capital America purchases the funded loans, without recourse to, or representations or warranties from, CIT Bank. The loans are then serviced by New Holland Credit on behalf of CNH Capital America. CNH Capital America may in the future originate consumer loans directly. Loans purchased by CNH Capital America from CIT Bank will not exceed 10% of the aggregate principal balance of the receivables of any trust.

Depositor

We, CNH Capital Receivables LLC, are the depositor and will form and sell receivables to each trust. We are a wholly-owned subsidiary of CNH Capital America and were converted into a limited liability company under the laws of the State of

Delaware on December 31, 2004. Prior to that date we were known as CNH Capital Receivables, Inc. and had been organized as a Delaware corporation since May 19, 2000. We are organized for the limited purpose of buying receivables, directly or indirectly, from CNH Capital America, transferring those receivables to third parties and any related activities. Our business is limited to these activities.

Since we were formed, we have been engaged in securitizing retail installment contracts originated or acquired by the sponsor or its affiliates. During that time we have also been engaged in purchasing similar receivables under the warehouse facility described below. We acted as depositor in the 2002 private transaction from which CNH Capital America repurchased retail installment contracts, as described above under “Sponsor—Sponsor’s Securitization Experience.” Neither we nor CNH Capital America has any right or obligation to take similar actions if receivables backing securities sold pursuant to this prospectus and an accompanying prospectus supplement do not perform as expected.

Our principal executive offices are located at 6900 Veterans Boulevard, Burr Ridge, Illinois 60527, and our telephone number is (630) 887-5451. You can find more information about our legal separateness from CNH Capital America, the restrictions on our activities and possible effects on you if we were to enter bankruptcy, reorganization or other insolvency proceedings under “Legal Aspects of the Receivables—Bankruptcy Considerations Relating to CNH Capital America.”

Regular Sales of Receivables

We buy a significant portion of the receivables that we will sell to most trusts prior to the closing date for the particular trust. We finance our purchase of these receivables by selling interests in those receivables under the terms of a financing agreement with multiple purchasers. For accounting purposes, these sales are treated as loans secured by the receivables. Subject to certain limitations, on a monthly basis we generally buy from CNH Capital America all of the receivables meeting our eligibility requirements that it originated during the preceding calendar month. We expect to sell most of these receivables to the trusts that will issue securities offered under this prospectus. Under our receivables purchase agreements with CNH Capital America, CNH Capital America must use procedures not adverse to our interests to select the receivables to be sold to us.

Under the terms of the financing agreement, we grant to the purchasers a security interest in the receivables we have purchased as described above and that have not been previously released, along with some other collateral. However, we have the right to obtain the release of the receivables from the liens granted under the financing agreement prior to transferring them to a trust that will issue securities for offer under this prospectus. In connection with these releases, we are required to pay a portion of the proceeds from the related issuance as a repurchase price.

We buy these receivables without recourse to CNH Capital America for defaults by the obligors. However, CNH Capital America represents and warrants to us on each purchase date as to the receivables being sold on that date by it, among other things, that:

(1)  each of the receivables meets our eligibility requirements;

(2)  the information that it has provided to us about the receivables is correct in all material respects;

(3)  the obligor on each of the receivables is required to maintain physical damage insurance covering the financed equipment and, in the case of any lease, public liability insurance relating to the use of such financed equipment, in each case in accordance with its normal requirements;

(4)  immediately prior to the transfers contemplated in the transaction agreements, CNH Capital America had good title to each receivable and any related true lease equipment transferred by it, free and clear of all security interests, liens, charges and encumbrances (other than (a) tax liens, mechanics’ liens and any liens that attach to the related receivable by operation of law as a result of any act or omission by the related obligor and (b) any lien against the equipment resulting from a cross-collateralization provision in the related contract), and no setoff, defenses or counterclaims have been asserted or threatened;

(5)  as of the purchase date, each of the receivables is or will be secured by a first priority perfected security interest in the financed equipment in favor of CNH Capital America except that (x) no security interest against the obligor is created in true lease equipment and (y) CNH Capital America makes no representation or warranty as to any such security interest granted by any dealer to secure the dealer’s obligations to make payments in respect of termination values; and

(6)  each of the receivables complied at the time it was originated and complies as of the purchase date with applicable federal and state laws in all material respects, including consumer credit, truth in lending, equal credit opportunity and disclosure laws.

If CNH Capital America breaches any of its representations or warranties concerning the receivables, it will be obligated to repurchase from us any receivable materially and adversely affected by the breach at a price equal to the contract’s balance (as measured for purposes of the related transactions) plus an interest accrual amount on the settlement date immediately succeeding the month in which such repurchase obligation arises. This repurchase obligation is the sole remedy available to us for any such breach. If CNH Capital America fails for any reason to perform its repurchase obligation, you could experience delays or reductions in payments on your securities. In connection with any such repurchase, we will assign to CNH Capital America any interest that we have in the receivable and the related equipment.

Closing Date Sales of Receivables

In addition to the receivables that we buy from CNH Capital America on a regular basis as described above, we may also buy receivables, directly or indirectly, from CNH Capital America to transfer to one of the trusts on the closing date for that trust under a purchase agreement entered into in connection with the offering of securities by a trust. We buy those receivables on substantially the same terms as under the receivables purchase agreements described above (including substantially the same representations and warranties by CNH Capital America regarding the receivables).

We then sell receivables that we have acquired as described above to one of the trusts, pursuant to a sale and servicing agreement. These sales are also made without recourse. The related trustee will, concurrently with this sale, execute and deliver the related notes and certificates. The trust will deliver the net proceeds from the sale of its notes and certificates to us in exchange for the related receivables, and for funds to make a deposit in a pre-funding account (if any) and initial deposits in other trust accounts.

Pre-Funding Periods

Each trust may have a pre-funding period, during which CNH Capital America will from time to time sell additional receivables to us, and we will in turn sell them to the trust. If there is a pre-funding period, a portion of the proceeds from issuance of the related securities will be deposited in a pre-funding account and used to pay the purchase price for these additional receivables and make any required related deposits in trust accounts, all as described further in the related prospectus supplement. Among other things, the related prospectus supplement will disclose:

•     the maximum length of any pre-funding period, which may not exceed one year;

•     the amount of proceeds of the sale of the securities to be deposited in the pre-funding account, which will not exceed 50% of the related initial asset pool;

•     the percentage of the asset pool and the related securities initially represented by the pre-funding account; and

•     triggers or events that would limit or terminate the pre-funding period.

If funds remain in the pre-funding account at the end of the pre-funding period, those funds will be used to make principal payments on the related securities in the priorities set out in the related prospectus supplement.

The acquisition or underwriting criteria for additional pool assets to be acquired during the pre-funding period will be the same as applied to the initial asset pool and will be as described above and in the related prospectus supplement. CNH Capital America will determine whether additional pool assets meet the applicable criteria, and no other transaction party is required or expected to verify that determination.

Pending the application of funds in the pre-funding account to acquire additional pool assets, those funds will be invested consistent with the general rules for investment of funds held by the trusts, as described in “Servicer—Collections and Accounts” below.

Following the end of any pre-funding period, if our reporting obligations under the Securities and Exchange Act relating to the applicable securities remain in effect, we will include in a report on Form 10-D updated information comparable to that contained in the pool composition tables in the related prospectus supplement. The updated tables will reflect the aggregate characteristics of the receivables in the trust, after the additions made during the pre-funding period.

Additional Terms of Receivables Sales

The net proceeds paid to us and in turn to the sponsor are the only amounts that we and the sponsor will receive as compensation for the receivables, and no additional amounts will be paid to either of us or any other party in connection with the selection and acquisition of the pool receivables. Some of the net proceeds are used to repay interim financing as described above.

If we breach any of our representations or warranties made in a sale and servicing agreement, and our breach is not cured by the last day of the second (or, if we elect, the first) month following the occurrence or discovery by or notice to the trustee of the breach, we will be obligated to repurchase any receivable materially and adversely affected by our breach as of such last day at a price equal to the contract value of the receivable, as specified in the related prospectus supplement. Our obligation to purchase any receivable with respect to which any representation or warranty has been breached is subject to CNH Capital America repurchasing the receivable from us. This repurchase obligation is the only remedy available to the noteholders, the indenture trustee, the certificateholders or the trustee for any trust for any such uncured breach. The servicer will make the determination as to whether such a repurchase is required and there will not otherwise be any independent verification of the servicer’s exercise of authority or such determinations.

With respect to all receivables purchased or repurchased by, or otherwise transferred to, CNH Capital America, us, the servicer or our affiliate pursuant to the related transaction documents: (a) the issuing entity, the depositor and the indenture trustee will sell, transfer, assign, set over and otherwise convey to CNH Capital America, us, the servicer or our affiliate, as applicable, without recourse, representation or warranty, all of the issuing entity’s, the depositor’s and the indenture trustee’s right, title and interest in, to and under such receivables, and all related equipment, and all other related assets, including all security and documents relating thereto, and (b) the issuing entity, the seller, and the indenture trustee will be deemed to have released any security interest and any other claim under the related transaction documents in such receivables, related equipment, and all related assets, including all security and documents relating thereto, without any further act or deed, and such receivables, and all related equipment, and all other related assets, including all security and documents relating thereto will be free of the security interest contained in the indenture.

Under each sale and servicing agreement, New Holland Credit, as servicer, will continue to service the receivables held by the related trust and will receive fees for its services. In order to assure uniform quality in servicing the receivables and to reduce administrative costs, we and each trust will designate the servicer as custodian to maintain possession, as the agent for each trust and the indenture trustee, of the receivables and related documents.

The obligors on the receivables are not notified that their receivables have been transferred by CNH Capital America to us or by us to the trust. However, CNH Capital America marks its accounting records to reflect these sales, and Uniform Commercial Code financing statements reflecting the sales are filed. These UCC financing statements, along with filings perfecting the security interests created under the related indenture will result in the depositor, the related trust and the related indenture trustee each obtaining a first-priority security interest from their respective debtors under the related transaction agreement in which the security interest was created, subject to circumstances and exceptions described below under “Legal Aspects of the Receivables” and in the related transaction agreements. The related transaction agreements also require the related debtor to maintain these filings covering the receivables.

Under each sale and servicing agreement, CNH Capital America has an option to purchase all of the remaining receivables held by the trust after their aggregate contract values fall below 10% of the sum of the contract values of all of the trust’s receivables, measured for each receivable at the time of its sale to the trust.

Pursuant to the purchase agreements between us and CNH Capital America, we and CNH Capital America agree that the transactions contemplated thereunder are sales of the related receivables, and that in the event of a filing of a petition for relief by or against CNH Capital America under the Bankruptcy Code, (a) such receivables and any related true lease equipment would not be property of CNH Capital America’s bankruptcy estate under Section 541 of the Bankruptcy Code, (b) the bankruptcy court would not compel the turnover of such receivables or true lease equipment or collections thereon by us to CNH Capital America under Section 542 of the Bankruptcy Code, and (c) the bankruptcy court would determine that payments on such receivables or true lease equipment not in the possession of CNH Capital America would not be subject to the automatic stay provisions of Section 362(a) of the Bankruptcy Code imposed upon the commencement of CNH Capital America’s bankruptcy case. These agreements would not be binding upon any bankruptcy court that were to consider these issues.

Similarly, under the related sale and servicing agreement between us and the trust, we represent and warrant that it is our intention that the transfer and assignment of the receivables thereunder constitute a sale from us to the trust and that the beneficial interest in and title to the receivables not be a part of our estate in the event of the filing of a bankruptcy petition by or against us under any bankruptcy or similar law.

Issuing Entities

Each issuing entity will be a trust formed under Delaware law pursuant to a trust agreement between us and the trustee. After its formation, the trust will not engage in any activity other than:

•     acquiring, holding and managing the receivables, any pre-funding account, any certificate distribution account, other trust accounts and the other assets of the trust and proceeds therefrom,

•     issuing the notes offered under this prospectus and the related prospectus supplement and the certificates described under “Description of the Certificates” in the related prospectus supplement,

•     making payments on the notes and the certificates,

•     making payments pursuant to any interest rate swap agreement(s) described in the related prospectus supplement; and

•     engaging in other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith.

Each prospectus supplement will disclose whether the certificates issued by the applicable trust are initially being offered to investors or retained by us or some combination of both. For several years, it has been our practice to retain all of the certificates issued by similar trusts or to transfer those certificates to a bankruptcy remote affiliate. When we or one of our affiliates holds the certificates issued by a trust, that trust might be considered our affiliate.

Each trust agreement, including the preceding permitted activities, may be amended as described in “Amendments” below. Notwithstanding the preceding, the permitted activities may not be amended without the consent of the noteholders, other than us and our affiliates as noteholders, evidencing not less than a majority in principal amount of their outstanding notes held by parties exclusive of us and our affiliates.

For each trust, the trustee, each certificateholder, the indenture trustee and each noteholder, will agree that they will not at any time institute against us or the trust, or join in any institution against us or the trust of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law in connection with any obligations relating to the trust certificates, the notes or any of the transaction documents. However, we, the servicer and the indenture trustee are not prohibited from filing any claim or taking any action with respect to any insolvency proceeding that was instituted against the trust by any person other than such party.

The servicer will have limited discretionary authority with respect to the receivables as described under “Servicer—Servicing Procedures” below. In addition to the notes and certificates, to the extent provided in the accompanying prospectus supplement, each trust is also obligated to make new swap payments and swap termination payments pursuant to the applicable interest rate swap agreement.

New Holland Credit will enter into an administration agreement with each trust and the related indenture trustee under which New Holland Credit will act as administrator for the trust. In addition, the administrator will perform the calculations, and prepare for execution by the trust or the trustee or will cause the preparation by other appropriate persons of all documents, reports, filings, instruments, certificates and opinions, as it is the duty of the trust or the trustee to perform, prepare, file or deliver pursuant to the indenture and the other transaction agreements, and at the request of the trustee will take all appropriate action that it is the duty of the trust or the trustee to take pursuant to the indenture and the other transaction agreements. The trustee will remain responsible for timely providing us with information relating to the trustee that we are required to include in our periodic filings under the Exchange Act. The administrator will not take any action that it determines in its reasonable judgment to be non-ministerial unless within a reasonable time before the taking of such action the administrator has notified the trustee of the proposed action and the trustee has not withheld consent or provided an alternative direction. Unless otherwise specified in the prospectus supplement for any trust, as compensation for the performance of the administrator’s obligations under the administration agreement and as reimbursement for its related expenses, the administrator will be entitled to a quarterly administration fee in an amount equal to $500.

Pursuant to the applicable indenture and related transaction documents, each trust will be subject to restrictions on its activities, including that it will not be permitted to:

•     engage in any business other than as permitted in the first paragraph of “Issuing Entities” above;

•     incur, guarantee or otherwise become liable for any indebtedness other than the applicable notes;

•     make any loan to any other person;

•     guarantee or otherwise become contingently liable in connection with the obligations, stocks or dividends of any other person; or

•     own any securities of, or any other interest in, any other person.

Servicer

New Holland Credit Company, LLC, a limited liability company organized under the laws of the state of Delaware (often referred to as “New Holland Credit”), is an indirect wholly owned finance subsidiary of CNH, and will act as the servicer of the receivables owned by, and provide administrative services to, each of the trusts.

New Holland Credit was formed on April 25, 1996 for the purpose of providing wholesale, retail and lease financing services to dealers and customers in connection with the agricultural and industrial equipment operations of New Holland North America, Inc. beginning on January 1, 1997.

Prior to January 1, 1997, the operations of New Holland Credit were performed by Ford New Holland Credit Company, a partnership between Ford Motor Credit Company and Fiat Finance USA, Inc. Effective January 1, 1997, Fiatallis North America, Inc., also a wholly owned subsidiary of CNH and the parent company of New Holland Credit, purchased all of Ford Motor Credit Company’s interest in Ford New Holland Credit Company.

In mid-2005, New Holland Credit took over all of the servicing operations of CNH Capital America, and prior to that time New Holland Credit serviced receivables that it originated. Our description of New Holland Credit’s servicing experience below includes the experience of CNH Capital America, as New Holland Credit’s predecessor in some of its servicing activities. New Holland Credit (or predecessor entities) has acted as servicer on all of the sponsor’s securitizations and has serviced receivables, whether securitized or not, through multiple economic cycles and actual or potential national or regional emergencies. New Holland Credit (including such predecessor entities) has serviced retail installment sale contracts (including consumer installment loans) and loans to dealers since at least 1991. It has serviced true leases since 1994 and has remarketed equipment following lease termination since at least 1998.

The assessment of compliance with servicing criteria and related attestation report of registered public accounting firm prepared with respect to New Holland Credit as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006, which were filed as exhibits to our Form 10-K’s relating to issuances in connection with two prior issuing entities and pursuant to prospectuses under the registration statement of which this prospectus is a part, indicated the following material instances of noncompliance with the applicable servicing criteria:

Regulation AB Item 1122(d)(2)(vii): Certain related bank clearing account reconciliations were not being prepared within thirty calendar days after the bank statement cutoff date and contained reconciling items that had not been resolved within ninety days of their original identification. Certain system data unavailability caused several reconciliations to be completed beyond the 30 day timeframe. New Holland Credit has implemented various escalation processes designed to increase the certainty that data is made available on a timely basis and does not cause a delay in the reconciliation process. New Holland Credit initiated a project which will result in tighter controls on the enforcement of the 30 day completion policy and which is designed to increase the certainty that reconciling items are cleared within 90 days of original identification.

Regulation AB Item 1122(d)(4)(iii): Certain removals from the related asset pools were not being made in accordance with certain requirements of the related transaction agreements. Two receivables with respect to which there was a breach of representation and warranty at the time of sale were repurchased from the related issuing entity upon discovery of the breach. New Holland Credit failed to provide the related indenture trustee notice of the breach. New Holland Credit initiated a process that is designed to increase the certainty that there will be timely notice to the related indenture trustee for any breach that would require a repurchase.

Except as described in this paragraph, New Holland Credit is not aware of any other material noncompliance with any applicable servicing criteria as to any other securitizations.

For information on the size, composition and growth of the portfolio of assets serviced by the servicer that are similar to the receivables, see “Historical Delinquency Experience” and “Historical Credit Loss/Repossession Experience” in the accompanying prospectus supplement.

Servicing Procedures

The servicer will agree to make reasonable efforts to collect all payments on the receivables held by each trust and to follow the servicer’s then current customary standards, policies and procedures, which we will refer to as its “servicing procedures”. If a trust’s assets include rental payments under true leases, the servicer will also be responsible for remarketing the related equipment at lease termination.

When receivables become delinquent, the servicer follows a multi-stage collection process. Receivables are considered delinquent as soon as any payment is one day past due. Past due accounts are assigned to collection queues at different stages of delinquency. The collection queues are updated daily, customized and prioritized based on behavioral scoring, the number of days past due, the outstanding balance of the receivable and, when applicable, the originating dealer. The first collection effort is either an automated collection letter or a telephone call by internal collection personnel. Automated collection letters are used as early as four days after the due date, based on the account’s behavioral score. Normal collection procedures continue to approximately

60-90 days past due, depending upon the type of underlying equipment. At this point, further actions can include using outside collection agencies, repossessing and selling the financed or leased equipment and pursuing customer deficiencies. The servicer will not be required or permitted to make advances to your trust on account of delinquent payments or otherwise.

The servicer will consider extending a receivable when delinquencies result from temporary interruptions in the obligor’s cash flow. In an extension, the servicer moves a portion of a payment or one or more payments to a future date. Interest continues to accrue on the outstanding principal balance, at the contract rate, during the period that payments are not required to be made as a result of an extension. A curtailment (partial payment) could be required to reduce accrued interest and the principal balance at the time of the extension. Any extension fees paid in connection with receivables sold to a trust will be paid to that trust, but in most cases no fee is charged.

Generally, the servicer may grant extensions, rebates, refunds, deferrals, amendments, modifications or adjustments with respect to any receivable (regardless of whether or not the receivable is a 180-Day Receivable (as defined in the related prospectus supplement), subject only to the following proviso) in accordance with its servicing procedures; provided, however, that if a receivable is not a 180-Day Receivable (as defined in the related prospectus supplement) and the servicer (i) extends the date for final payment by the obligor of any receivable beyond a final scheduled maturity date identified in the applicable prospectus supplement or (ii) reduces the contract rate on a receivable or the aggregate amount of the scheduled payments due on any receivable other than as required by applicable law (including the order of a court of competent jurisdiction), it will make such modifications to the receivable, and the servicer will purchase such receivable in the same manner as described above under “Regular Sales of Receivables—Additional Terms of Receivables Sales” with respect to repurchases upon a breach of the servicer under the sale and servicing agreement; provided, however, that the servicer will not make a modification described in the preceding clause (i) or (ii) that would trigger a purchase of the related receivable as described in this sentence for the sole purpose of purchasing a receivable from related issuing entity. The servicer or CNH Capital America will also be required to purchase or repurchase receivables in the same manner as described above under “Regular Sales of Receivables—Additional Terms of Receivables Sales” with respect to breaches of covenants of the servicer under the sale and servicing agreement which are summarized in the first sentence of this section, in this paragraph, in the following paragraph, or which relate to a failure by the servicer to maintain the perfection of the security interest in receivables or equipment related to receivables as required under the transaction documents, but such a repurchase is only required with respect to receivables materially and adversely affected by such a breach. The repurchase required under the preceding sentence would only be required if such breach was not cured by the last day of the calendar month in which such breach occurs or is discovered. In addition, the servicer will also be required to purchase receivables in the same manner as described above under “Regular Sales of Receivables—Additional Terms of Receivables Sales,” if the servicer takes any action not in accordance with the servicer’s servicing procedures that materially impairs the rights of the related issuing entity, indenture trustee, the related certificateholders or noteholders in such receivables and which is an action relating to covenants summarized in the first sentence of this section, in this paragraph, or in the following paragraph. The servicer will make the determination as to whether a purchase or repurchase described in this paragraph is required and there will not otherwise be any independent verification of the servicer’s exercise of authority or such determinations.

The servicer may in its discretion waive any late payment charge or any other fees (other than extension fees or any other fees that represent interest charges on deferred scheduled payments) that may be collected in the ordinary course of servicing a receivable. The servicer and its affiliates may engage in any marketing practice or promotion or any sale of any products, goods or services to obligors with respect to the related receivables so long as such practices, promotions or sales are offered to obligors of comparable equipment receivables serviced by the servicer for itself and others, whether or not such practices, promotions or sales might result in a decrease in the aggregate amount of payments on the receivables, prepayments or faster or slower timing of the payment of the receivables. Additionally, the servicer and its affiliates may refinance any receivable by accepting a new retail installment sale contract or loan from the related obligor and depositing the full outstanding principal balance of such receivable into the collection account. The receivable created by such refinancing shall not be property of the issuing entity, and any related financed equipment and documents relating to the receivable which was paid off will be released from all security interests under the transaction documents and will be retransferred to CNH Capital America or its affiliate. The sale and servicing agreement provides that the parties to the agreement intend that the servicer and its affiliates will not refinance a receivable in order to provide direct or indirect assurance to us, the indenture trustee, the trustee, the noteholders, or the certificateholder, as applicable, against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, the obligor on, or the uncollectability of, any receivable. The servicer and its affiliates may also sell insurance or debt cancellation products, including products which result in the cancellation of some or all of the amount of a receivable upon the death or disability of the related obligor or any casualty with respect to the financed equipment.

Liquidated receivables will be transferred to the servicer or CNH Capital America (as the servicer determines at such time) on the business day following the day on which such receivable becomes a liquidated receivable (the “liquidated receivable transfer date”) so long as the related liquidation proceeds are deposited before the liquidated receivables are transferred to the servicer or CNH Capital America, as applicable, and as of the liquidated receivable transfer date such liquidated receivables will no longer constitute receivables of the related issuing entity for any purposes. Without limiting the generality of the foregoing, as of the applicable liquidated receivable transfer date (a) the related issuing entity, the depositor and the indenture trustee shall transfer, assign, set over and otherwise convey to CNH Capital America or servicer, as applicable, without recourse, representation or warranty, all of the related issuing entity’s, the depositor’s and the indenture trustee’s right, title and interest in, to and under such liquidated receivables and any related equipment, and all related assets, including all security and documents relating thereto, other than liquidation proceeds (the “liquidated collateral”), and (b) the issuing entity, the depositor, and the indenture trustee shall be deemed to have released any security interest and any other claim in such liquidated collateral under the transaction documents, without any further act or deed, and such liquidated collateral will be free of the security interest granted in the indenture.

The servicer remarkets equipment that is returned to it upon termination of a lease by listing the equipment for sale at www.eqpower.com. A lease end analyst employed by the servicer arranges to have the originating dealer or a third party inspect the equipment upon return. The inspector provides a condition report, pictures and estimates to the analyst. Based on that information, the analyst assesses any fees due from the customer and mails the customer a letter detailing those fees. The servicer determines the sales price of the equipment and posts each item of equipment to the web site referenced above shortly after establishing its value. The servicer also has regular sales at major auction locations throughout the United States.

In accordance with the servicer’s servicing procedures, the equipment relating to a receivable may be replaced with substitute equipment, of equal or greater value (in the servicer’s reasonable determination) than the original related equipment. The only conditions to such substitution (in addition to its being in accordance with the servicer’s servicing procedures) will be the perfection of the first priority security interest in the related substitute equipment in favor of CNH Capital America LLC and a first priority perfected security interest of the related indenture trustee in CNH Capital America’s security interest in such substitute equipment. Following such substitution, the substitute equipment shall be considered the financed equipment related to such receivable for all purposes with respect the issuing entity and under the related transaction documents, and (i) the related issuing entity, the depositor and the indenture trustee will sell, transfer, assign, set over and otherwise convey to CNH Capital America (or its affiliate designated by it), without recourse, representation or warranty, all of the related issuing entity’s, the depositor’s and the indenture trustee’s right, title and interest in, to and under such equipment originally financed by the receivable, and all security and documents relating thereto, and (ii) the related issuing entity, the depositor, and the indenture trustee will be deemed to have released any security interest and any other claim in such equipment originally financed by the receivable, and all security and documents relating thereto, under the related transaction documents, without any further act or deed, and such equipment originally financed by the receivable, and all security and documents relating thereto, will be free of the security interest granted in the indenture. The most common scenario in which equipment would be substituted for the equipment originally related to a receivable is when the original equipment related to a receivable is damaged beyond repair and insurance proceeds are used to replace the damaged equipment. The servicer will make the determinations described in this paragraph to be made by the servicer (including whether a substitution is in accordance with the servicer’s servicing procedures) and there will not otherwise be any independent verification of the servicer’s exercise of authority or such determinations.

Collections and Accounts

The servicer will establish and maintain the following bank accounts for each trust:

•     a collection account, into which all payments made on or with respect to the related receivables will be deposited;

•     a note distribution account, into which amounts available for payment to the noteholders and any swap counterparties will be deposited and from which those payments will be made;

•     if so specified in the related prospectus supplement, a certificate distribution account, into which amounts available for payment to the certificateholders will be deposited and from which those payments will be made (the certificate distribution account for a trust will only be a trust bank account as referenced in the discussion under “Collections and Accounts” to the extent a prospectus supplement so provides);

•     if so specified in the prospectus supplement, a spread account;

•     if so specified in the prospectus supplement, a pre-funding account; and

•     if so specified in the prospectus supplement, a backup servicer account.

We will describe any other accounts to be established for a trust in the related prospectus supplement.

The servicer will deposit, or cause to be deposited, all payments received on a trust’s receivables during a calendar month into the related collection account within two business days of the date that the servicer has identified and posted such amounts (which the servicer will use its reasonable best efforts to do promptly) to the servicer’s computer system. It is therefore possible that some cash collections could then be held in the related collection account for up to 45 days or more pending distribution as required under the related prospectus supplement.

However, at any time when (a) New Holland Credit is the servicer, (b) there exists no servicer default and (c) each other condition to making deposits less frequently than daily as may be specified by the applicable rating agencies or set forth in the related prospectus supplement is satisfied, the servicer will not be required to deposit payments into the collection account until on or before the business day preceding the applicable payment date. In this case, cash collections would be held in the related collection account for one day or less pending distribution as required under the related prospectus supplement. Prior to deposit into the collection account, the servicer may invest collections at its own risk and for its own benefit, and the collections will not be segregated from its own funds. If the servicer were unable to remit such funds, securityholders might incur a loss. To the extent described in the related prospectus supplement, the servicer may, in order to satisfy the requirements described above, obtain a letter of credit or other security for the benefit of the related trust to secure timely remittances of collections on the related receivables.

At any time when the servicer is permitted to remit collections once a month, the servicer will be permitted to make that deposit net of distributions to be made to the servicer with respect to the same calendar month. The servicer, however, will account to the indenture trustee, the trustee, the noteholders and the certificateholders with respect to each trust as if all deposits, distributions and transfers were made individually.

Funds held in a trust’s bank accounts will be invested in the following types of investments:

(a)  direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America;

(b)  demand deposits, time deposits or certificates of deposit of any domestic depository institution or trust company or any domestic branch of a foreign bank that is subject to supervision and examination by federal or state banking or depository institution authorities, in each case where the trust has, at the time of the investment or contractual commitment to invest, short-term credit ratings from each of the applicable rating agencies in its highest investment category;

(c)  commercial paper having, at the time of the investment or contractual commitment to invest, a rating from each of the applicable rating agencies in its highest investment category;

(d)  investments in money market funds having a rating from each of the applicable rating agencies in its highest investment category, including funds for which the indenture trustee or the trustee or any of their respective affiliates is investment manager or advisor;

(e)  bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f)   repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed as to timely payment by, the United States of America or any of its agencies or instrumentalities the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b); and

(g)  any other investment permitted by each of the applicable rating agencies in the highest investment category granted thereby as set forth in writing and delivered to the indenture trustee.

Investments described in clauses (b) through (g) will be made only so long as making such investments will not require the trust to register as an investment company, in accordance with the Investment Company Act of 1940. During any pre-funding period, no investments in money market funds will be made with funds in any account other than the collection account. Also, so long as they meet the criteria listed above, these investments may include securities issued by us or our affiliates or trusts originated by us or our affiliates. Except as described below with respect to spread accounts, the investments made in each trust’s bank accounts are limited to obligations or securities that mature on or before the business day preceding the next payment date.

Funds on deposit in a trust’s bank accounts and the backup servicer account will be invested or reinvested by an indenture trustee in eligible investments selected by and as directed in writing by the servicer or if the servicer fails to provide written direction, will be invested or reinvested by the related indenture trustee in eligible investments specified in paragraph (d) above although the indenture trustee will not be liable for the selection of, or any loss arising from such investment in, any eligible investments. All such eligible investments will be held or controlled by the indenture trustee for the benefit of the related noteholders, any related swap counterparties, any related backup servicer (with respect to the backup servicer account only) and the related certificateholders, as applicable.

Each indenture trustee will possess or control all right, title and interest in all funds on deposit from time to time in the related trust’s bank accounts and any backup servicer account and in all proceeds thereof (including all income thereon). The trust’s bank accounts will be under the sole dominion and control of an indenture trustee for the benefit of the related noteholders, any related swap counterparties and the related certificateholders, as applicable. Only the servicer and an indenture trustee will have access to the cash balances on deposit in the trust’s bank accounts and any backup servicer account. Each of the servicer, the depositor, the related trustee and indenture trustee will make deposits to one or more of the trust’s bank accounts and/or any backup servicer account. The servicer will make calculations and decisions regarding the transfer and disbursement of cash flows and there will not otherwise be any independent verification of the activity in the applicable trust’s bank accounts or the activity in any backup servicer account, other than to the limited extent addressed in the annual officer’s certificate of the servicer and the accountants’ report, each as described under “Servicer—Evidence as to Compliance.”

In the unlikely event of defaults on investments made in a trust’s bank accounts or a backup servicer account, investors in the securities could experience losses or payment delays. Earnings from these investments, net of losses and investment expenses, will be deposited in the applicable collection account on each payment date and treated as collections on the related receivables.

Each trust’s bank accounts and each backup servicer account will be maintained in one of the following forms:

•     as segregated accounts with (a) the corporate trust department of the related indenture trustee or the related trustee, or (b) a depository institution organized under the laws of the United States of America, any state or the District of Columbia (or any domestic branch of a foreign bank) (1) which has either (A) a long-term unsecured debt rating or certificate of deposit rating acceptable to the applicable rating agencies or (B) a short-term unsecured debt rating or certificate of deposit rating acceptable to the applicable rating agencies and (2) whose deposits are insured by the FDIC;

•     as segregated trust accounts with the corporate trust department of a depository institution organized under the laws of the United States of America, any state or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution have a credit rating from each applicable rating agency in one of its generic rating categories which signifies investment grade; or

•     as any other segregated account into which the deposit of funds has been approved by the applicable rating agencies.

Cash will be held in a trust’s bank accounts until it is withdrawn as described in the related prospectus supplement. In the case of a pre-funding account, cash could be held in that account for up to twelve months before the amounts remaining therein at the end of the pre-funding period are distributed to noteholders. See also “Servicer—Collections and Accounts” for a discussion regarding the length of time that cash may be held in the collection account.

We will grant a security interest in the funds on deposit in a backup servicer account to the related indenture trustee on behalf of the related securityholders as specified in the related prospectus supplement and the backup servicer to secure only our obligation to make the funds in the backup servicer account available to the indenture trustee for payment of (a) expenses of obtaining a replacement backup servicer, (b) backup servicer expenses of transitioning from the role of backup servicer to that of successor servicer and (c) reimbursable expenses due to the backup servicer.

Funds on deposit in a backup servicer account will not be collateral for any securities and will not be used to cover shortfalls in any distributions to any noteholders or certificateholders.

Servicing Compensation

With respect to each trust, the servicer will be entitled to receive a servicing fee for each calendar month in an amount equal to a percentage per annum specified in the related prospectus supplement of the aggregate contract value of the trust’s receivables as of the first day of the applicable calendar month. The servicing fee will be paid solely from the sources, and at the priority, specified in the related prospectus supplement. If specified in the related prospectus supplement, the servicing fee may be subject to a minimum charge for each receivable in the receivable pool.

Evidence as to Compliance

Each sale and servicing agreement will require the servicer to deliver annually, on or before the 90th day of each calendar year, an assessment of its compliance with certain servicing criteria during the preceding twelve months (or in the case of the first such assessment, from the applicable closing date). In addition, each sale and servicing agreement will require that a firm of independent public accountants furnish to the related trust and indenture trustee annually, on or before the 90th day of each calendar year, an attestation report as to such servicer’s assessment of compliance during the preceding twelve months (or in the case of the first such report, from the applicable closing date). The assessment and attestation required by this paragraph must comply with the current rules and regulations of the Securities Exchange Commission; however, the assessment and attestation may be replaced by any similar assessment or attestation using standards which are in the future in use by servicers of comparable assets and which comply with any applicable rule, regulation, “no action” letter or similar guidance promulgated by the Securities and Exchange Commission.

Each sale and servicing agreement will also require that an officer of the servicer deliver to the related trust and indenture trustee, substantially simultaneously with the delivery of the accountants’ statement, a certificate stating that the servicer has fulfilled its obligations under the sale and servicing agreement in all material respects throughout the preceding twelve months (or, in the case of the first such certificate, from the closing date) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of each such failure.

Securityholders may obtain copies of such statements and certificates by written request addressed to the applicable trustee.

Appointment of Subservicers

New Holland Credit, as servicer, may at any time appoint a subservicer to perform all or any portion of its obligations as servicer. The appointment of any subservicer is subject to the condition that the applicable rating agencies confirm in writing that the appointment of any subservicer will not result in the reduction or withdrawal of the rating of the securities in the applicable series. The servicer will remain obligated and be liable to the related trust, trustee, indenture trustee, certificateholders and noteholders for the servicing and administering of the receivables in accordance with the applicable sale and servicing agreement without diminution of those obligations and liabilities by virtue of the appointment of any subservicer and to the same extent and under the same terms and conditions as if the servicer itself were servicing and administering the receivables. The fees and expenses of each subservicer will be paid by the servicer and will be paid in amounts as agreed between the servicer and its subservicer from time to time and none of the related trust, trustee, indenture trustee, certificateholders or noteholders will have any responsibility therefor.

Resignation, Liability and Successors of the Servicer

New Holland Credit will not be permitted to resign from its obligations and duties as servicer for any trust, except upon determination that New Holland Credit’s performance of such duties is no longer permissible under applicable law. No resignation will become effective until the related indenture trustee or a successor servicer has assumed New Holland Credit’s servicing obligations and duties.

Neither the servicer nor any of its directors, officers, employees and agents will be under any liability to any trust or the related noteholders or certificateholders for taking any action or for refraining from taking any action under the applicable sale and servicing agreement or for errors in judgment. However, none of the listed parties will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the servicer’s duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, the servicer will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to the servicer’s servicing responsibilities under the related sale and servicing agreement and that, in its opinion, may cause it to incur any expense or liability.

Upon compliance with procedural requirements specified in the related sale and servicing agreement, any of the following entities will be the successor of the servicer under that sale and servicing agreement:

•     any entity into which the servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the servicer is a party;

•     any entity succeeding to the business of the servicer; or

•     any corporation 50% or more of the voting stock of which is owned, directly or indirectly, by CNH, which assumes the obligations of the servicer.

Upon any termination of, or appointment of a successor to, the servicer, the trustee will give prompt written notice thereof to the related certificateholders and the indenture trustee will give prompt written notice thereof to the related noteholders, any related swap counterparties, the backup servicer and the applicable rating agencies.

Servicer Default

The following events will constitute “servicer defaults” under each sale and servicing agreement:

•     the servicer fails to make required deposits or to direct the indenture trustee to make required distributions, subject to a three business day cure period after discovery or notice;

•     we or the servicer breach our respective obligations under the sale and servicing agreement, subject to materiality limitations and a 60 day cure period after notice;

•     bankruptcy or insolvency of the servicer; and

•     any other events specified in the related prospectus supplement.

Rights Upon Servicer Default

If a servicer default under a sale and servicing agreement occurs and remains unremedied after the expiration of the applicable cure period, the related indenture trustee or holders of notes of the related series evidencing at least 25% in outstanding principal amount of such notes (or of one or more particular classes of such notes, if specified in the related prospectus supplement) may terminate all the rights and obligations of the servicer (other than with respect to certain indemnity obligations of such servicer) under the sale and servicing agreement. In that event, all power and authority of the servicer under the sale and servicing agreement will, without further action, pass to and be vested in (a) the backup servicer, as the successor servicer or (b) if there is no longer a backup servicer, to the related indenture trustee or a successor servicer appointed by the related trust and acceptable to the indenture trustee. Any successor servicer will be entitled to similar compensation arrangements. If, however, a bankruptcy trustee or similar official has been appointed for the servicer, and no servicer default other than that appointment has occurred, the bankruptcy trustee or other official may have the power to prevent the related indenture trustee or noteholders from effecting a transfer of servicing.

Upon the servicer’s receipt of notice of termination, or the servicer’s resignation in accordance with the related sale and servicing agreement, the predecessor servicer will continue to perform its functions as servicer under the related sale and servicing agreement, in the case of termination, only until the date specified in such termination notice or, if no such date is specified in a notice of termination, until receipt of such notice and, in the case of resignation, until the earlier of: (x) the date 60 days from the delivery to the related trustee, indenture trustee and any swap counterparties of written notice of such resignation (or written confirmation of such notice) in accordance with the related sale and servicing agreement and (y) the date upon which the predecessor servicer becomes unable to act as servicer, as specified in the notice of resignation and accompanying opinion of counsel. In the event that a successor servicer has not been appointed at the time when the predecessor servicer has ceased to act as servicer, the related indenture trustee will automatically become the successor servicer. However, if the indenture trustee is unable to act as successor servicer, it may appoint, or petition a court of competent jurisdiction for the appointment of, a successor with a net worth of at least $50,000,000 and whose regular business includes the servicing of receivables that are of the same type as the receivables owned by the related trust.

An indenture trustee may make arrangements for compensation to be paid to a successor servicer, but the compensation may in no event be greater than the servicing fee provided for under the related sale and servicing agreement, which may provide for the servicing fee payable to a successor servicer to be greater than the amounts paid to New Holland Credit. All reasonable costs and expenses, including attorneys’ fees, incurred in connection with the transfer to the successor servicer of (a) all cash amounts held or thereafter received by the predecessor servicer with respect to a receivable and (b) the receivable files, including the costs of amending the related sale and servicing agreement to reflect its succession as servicer, will be paid by the predecessor servicer upon presentation of reasonable documentation of such costs and expenses. Other than any amounts on deposit in a backup servicer account as described under “Servicing Matters—Backup Servicer and Backup Servicer Account” in the accompanying prospectus supplement, which are to be used to cover expenses associated with the transitioning of the backup servicer from the role of backup servicer to successor servicer, there are no amounts set aside to cover servicing transfer expenses.

Waiver of Past Defaults

With respect to each trust, unless otherwise provided in the related prospectus supplement, the holders of notes evidencing at least a majority in principal amount of the then outstanding notes of the related series may, on behalf of all noteholders and certificateholders, waive any default by the servicer in the performance of its obligations under the related sale and servicing agreement and its consequences, except a default in making any required deposits to or payments from any of the trust accounts. Therefore, a majority of the noteholders have the ability to waive defaults by the servicer which could materially adversely affect the certificateholders and the noteholders that did not vote to waive the servicer default.

In addition, unless otherwise provided in the related prospectus supplement, the holders of the related certificates evidencing at least a majority of the outstanding certificate balance may, on behalf of all noteholders and certificateholders, waive any servicer default that does not materially and adversely affect the related indenture trustee or noteholders. None of these waivers will impair the noteholders’ or certificateholders’ rights with respect to subsequent defaults.

Backup Servicer

We will identify the backup servicer, if any, for the receivables owned by your trust in your prospectus supplement. In exchange for performing its function as backup servicer pursuant to a backup servicer agreement and as further described in your prospectus supplement, the backup servicer, if any, will be paid a fee on each payment date in an amount specified in your prospectus supplement.

If there is a backup servicer for any trust, the backup servicer will, on a one-time basis, obtain data and systems information from the servicer’s servicing system and will confirm that such data is readable by the backup servicer and will map the data to the backup servicer’s systems. In addition, each month the backup servicer will be provided data from the servicer’s servicing system. Within 10 business days of its receipt of the applicable information, the backup servicer will use its reasonable efforts to identify any discrepancies or to confirm that the information concerning delinquency aging, defaults and month-end receivables balance information contained in the monthly servicer report distributed by the servicer corresponds to the monthly data provided to the backup servicer.

The Trustee and The Indenture Trustee

We will identify the trustee for your trust and the indenture trustee for your notes in your prospectus supplement. The liability of the indenture trustee and the trustee in connection with the issuance and sale of the related securities is limited solely to their respective express obligations under the related agreements.

A trustee may resign at any time, in which event the servicer must appoint a successor trustee. The administrator of a trust may also remove the trustee if the trustee ceases to be eligible to continue as trustee or if the trustee becomes insolvent. In that case, the administrator must appoint a successor trustee. If the administrator removes the trustee under the authority described in the preceding sentence, the administrator will promptly appoint a successor trustee and pay all fees owed to the outgoing trustee.

An indenture trustee may resign at any time, and will be removed by the trustee if the indenture trustee becomes insolvent or ceases to be eligible to continue as indenture trustee. If an indenture trustee resigns or is removed, the trust must appoint a successor indenture trustee. The holders of not less than a majority of the outstanding amount of the notes may also remove an indenture trustee by so notifying the indenture trustee in writing and may appoint a successor indenture trustee. If a successor indenture trustee does not take office within 60 days after the retiring indenture trustee resigns or is removed, the retiring indenture trustee, the applicable trust or the holders of not less than a majority of the outstanding amount of the related notes may petition any court of competent jurisdiction for the appointment of a successor indenture trustee. Expenses associated with a transfer from one indenture trustee to another will be paid by the trust or the servicer on behalf of the trust.

No resignation or removal of a trustee or an indenture trustee, as the case may be, or appointment of a successor trustee or successor indenture trustee, as the case may be, will become effective until the successor trustee or successor indenture trustee has accepted its appointment.

No recourse may be taken, directly or indirectly, with respect to the obligations of a trust, a trustee or an indenture trustee on the related notes or under the related indenture or any certificate or other writing delivered in connection therewith, against: (i) the related indenture trustee or the trustee in their respective individual capacities, (ii) any owner of a beneficial interest in the trust or (iii) any partner, owner, beneficiary, officer, director, employee or agent of: (a) the related indenture trustee or the trustee in their individual capacities, (b) any owner of a beneficial interest in a trust, a trustee or an indenture trustee or (c) of any successor or assign of an indenture trustee or a trustee in their individual capacities, except as any such person may have expressly agreed (it being understood that each indenture trustee and the trustee have no such obligations in their individual capacities) and except that any such partner, owner or beneficiary will be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

In no event will an indenture trustee be liable for any servicing fee or for any differential in the amount of the servicing fee paid under the related indenture and the amount necessary to induce any successor servicer to act as successor servicer under the related indenture and the transactions set forth or provided for therein, or be liable for or be required to make any servicer advances. No indenture trustee will incur any liability as a result of any sale of the related trust estate or any part thereof at any sale pursuant to the related indenture which is conducted in a commercially reasonable manner.

If an event of default has occurred and is continuing, an indenture trustee must exercise the rights and powers vested in it by the related indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Except during the continuance of an event of default actually known to a responsible officer of an indenture trustee:

(a)  each indenture trustee undertakes to perform such duties and only such duties as are specifically set forth in the related indenture and no implied covenants or obligations will be read into the related indenture against the indenture trustee; and

(b)  in the absence of bad faith on its part, each indenture trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the indenture trustee and conforming to the requirements of the related indenture; provided, however, in the case of any such certificates or opinions that by any provision of the related indenture are specifically required to be furnished to an indenture trustee, that indenture trustee must examine the certificates and opinions to determine whether or not they conform to the requirements of the related indenture.

An indenture trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(a)  this sentence does not limit the statements set forth in clauses (a) and (b) of the previous paragraph;

(b)  an indenture trustee will not be liable for any error of judgment made in good faith by a responsible officer of the indenture trustee unless it is conclusively determined by a court of competent jurisdiction that the indenture trustee was negligent in ascertaining the pertinent facts;

(c)  an indenture trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the related indenture;

(d)  an indenture trustee will not be charged with knowledge of an event of default or servicer default unless a responsible officer of the indenture trustee obtains actual knowledge of such event or the indenture trustee receives written notice of such event from the depositor, servicer or noteholders owning notes aggregating not less than 10% of the outstanding amount of the related notes; and

(e)  an indenture trustee will have no duty to monitor the performance of the related trust, trustee, the depositor or the servicer, nor will it have any liability in connection with malfeasance or nonfeasance by the related trust, trustee, the depositor or the servicer. Furthermore, an indenture trustee will have no liability in connection with compliance of the related trust, trustee, the depositor or the servicer with statutory or regulatory requirements related to the receivables held by the related trust.

An indenture trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided, that the indenture trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

Each trust will, or will cause the servicer to, indemnify the related indenture trustee and its officers, directors, employees and agents against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by them in connection with the administration of the trust contained in the related indenture and the performance of its duties thereunder. However, neither the related trust nor the servicer need reimburse any expense or indemnify against any loss, liability or expense incurred by the related indenture trustee through the indenture trustee’s own willful misconduct, negligence or bad faith.

An indenture trustee will not in any way be held liable for the selection of eligible investments or by reason of any insufficiency in any of the related trust accounts resulting from any loss on any eligible investment included therein, except for losses attributable to the indenture trustee’s failure to make payments on such eligible investments issued by the indenture trustee, in its commercial capacity as principal obligor and not as trustee; provided however, that the limitation to the indenture trustee’s liability does not extend to any actions constituting willful misconduct, negligence or bad faith.

The indenture trustee will not independently verify distribution calculations, access to or activity in transaction accounts, compliance with transaction covenants, use of credit enhancement, the removal or addition of receivables, the substitution of substitute equipment, or the underlying data used for such determinations.

Affiliations Among Transaction Parties

As described in the disclosure above relating to the sponsor, the servicer (which also acts as administrator) and us (the depositor), these entities are all affiliates and engage in transactions with each other involving securitizations of assets similar to the receivables, including public offerings and private placements of asset-backed securities. Also, we or one of our affiliates may hold some or all of the certificates issued by a trust, in which case that trust might be considered our affiliate and an affiliate of the sponsor and the servicer. The transactions among us and our affiliates that are material to investors relate to the securitization activities described in this prospectus and related prospectus supplements, and those transactions are described throughout this prospectus and the related prospectus supplement. The nature of the affiliations among the sponsor, the servicer and us is illustrated in the chart below.

Ownership of Transaction Parties Included in the CNH Affiliated Group

We have not in the past used indenture trustees or trustees that are affiliated with us or the sponsor or the servicer, and we do not anticipate doing so in the future. If, contrary to our current expectation, we do use an affiliated indenture trustee or trustee in an offering made pursuant to this prospectus, we will disclose the material aspects of any such affiliation in the related prospectus supplement. The parties acting as indenture trustee or trustee and their respective affiliates may, from time to time, engage in arm’s-length transactions with us, the sponsor or the servicer, which are distinct from their respective role as indenture trustee or trustee.

Pool Assets

We will provide information about each trust’s pool of receivables in the related prospectus supplement. The information will include, to the extent appropriate, the types and composition of the receivables, the distribution by interest rate or spread over a designated floating rate, type of equipment, payment frequency and contract value of the receivables and the geographic distribution of the receivables.

Selection Process

CNH Capital America will use several criteria to select receivables to be sold to each trust and generally will sell substantially all eligible receivables. These criteria will include that:

(1)  each receivable transferred to a trust must:

(a)       be secured by new or used agricultural, construction or other equipment, or be leases of such equipment;

(b)       be originated in the United States;

(c)        provide for payments that fully amortize the amount financed over its original term to maturity; these payments may, (i) in the case of any lease, include a single balloon payment or a termination value similar to a final balloon payment payable by either the lessee or the dealer that originated the lease or (ii) in the case of a floating rate receivable, be increased (resulting in a greater final scheduled payment) or decreased (by deducting amounts due under the scheduled payments, beginning with the final scheduled payment) if the prime rate component of the contract underlying the floating rate receivable increases or decreases, respectively, from the prime rate in effect on the date of the contract;

(d)      not be a non-performing receivable and not have a payment that is more than 90 days overdue as of the end of the month prior to the day it is sold to the trust or other material default outstanding; and

(e)       not have an obligor that is shown in CNH Capital America LLC’s records as currently being the subject of a bankruptcy proceeding;

(2)  delinquent receivables must constitute less than 20% of the aggregate statistical contract value of the receivables pool as of the initial cut-off date; and

(3)  the portion of the securitized pool balance for any trust attributable to the residual value of physical property underlying the leases, as determined in accordance with the applicable transaction documents and described in the related prospectus supplement, must be less than 20% (as measured by dollar volume) of the securitized pool balance at each applicable cutoff date.

Additional criteria for any particular trust’s receivables may be listed in the related prospectus supplement. CNH Capital America will not use selection procedures that CNH Capital America believes to be adverse to you in selecting the receivables for your trust.

Each trust’s receivables may include receivables with respect to which the required initial payment has not been made. They may also include interest waiver receivables, under which interest does not begin to accrue for a designated time period or at all, as well as receivables originated through special interest rate financing programs.

Interest and Amortization Types

A trust’s receivables may include fixed rate, floating rate and non-interest bearing receivables, as well as receivables that provide for different fixed or floating interest rates or different formulae to calculate the floating interest rate at different times during the life of the receivable. Receivables that are retail installment loans, retail installment sale contracts or consumer installment loans have an explicit interest rate that is usually named in the contract that evidences the receivable. Other receivables, including leases, may not disclose an explicit interest rate, but they have an implicit interest rate that CNH Capital America uses to calculate the periodic rental payments in a way similar to the way that it calculates periodic installment payments under a retail installment sale contract, retail installment loan or consumer installment loan.

All of the receivables in each trust which are interest bearing will be simple interest receivables. Under a simple interest receivable, each installment payment is divided between interest and principal based on the actual date on which a payment is received. The interest component equals the unpaid principal amount financed, multiplied by the annual interest rate, multiplied by the fraction of a calendar year that has elapsed since the preceding payment of interest was made.

Under a simple interest receivable, if an obligor pays a fixed periodic installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if an obligor pays a fixed periodic installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. The final installment on a simple interest receivable is increased or decreased as necessary to adjust for variations in the amounts of prior installments applied to principal, based upon the date on which they were made. If a simple interest receivable is prepaid, the obligor is required to pay interest only to the date of prepayment.

Additional Terms of Floating Rate Receivables

As stated under “Pool Assets—Interest and Amortization Types”, a trust’s receivables may include floating rate receivables. Generally, the interest rate on a floating rate receivable will be based on the prime rate as published in the Wall Street Journal, will be recalculated on a monthly basis and may increase, subject to an interest rate cap, or decrease, subject to an interest rate floor. Equal installment payments of principal and interest are calculated and fixed on the date of the contract underlying a floating rate receivable based on the applicable prime rate set forth in the contract and price of the equipment financed. Changes in the prime rate may result in an increase or decrease of the total amount due and collectible under a floating rate receivable, but those changes are not applied at the time of each change in the prime rate. If the prime rate increases from the prime rate set forth in a contract underlying a floating rate receivable, the resulting increase in the interest payable is added to the final installment payment due under the contract. Similarly, if the prime rate decreases from the prime rate set forth in the contract underlying a floating rate receivable, the resulting decrease is deducted from the final installment. As a result of these cumulative increases and decreases, the actual final installment payment may be significantly higher or lower than the final installment payment originally set forth in the contract underlying a floating rate receivable. If the cumulative adjustments reduce the final installment to zero, then the remaining adjustments are applied to reduce the next preceding installments in the same manner.

Payment Terms

The receivables have a variety of repayment or rental schedules tailored to the applicant’s anticipated cash flows, such as annual, semi-annual, quarterly, monthly and irregular payment schedules. Receivables secured by construction equipment are normally financed with equal monthly payments. However, obligors can select a “skip payment” schedule, under which payments in up to six predetermined consecutive months are “skipped” to coincide with slow work periods. For example, contractors in areas with colder winters normally elect to skip payments in January, February and March, in which case the normal twelve payments are amortized over a nine-month period. Obligors can only make this election at the time the receivable is originated.

Insurance

Obligors are required to obtain and maintain physical damage insurance with respect to the financed or leased equipment and, in the case of a lease, liability insurance with respect to the leased equipment.

Dealers that sell receivables to CNH Capital America under their current retail and lease agreements are responsible for verifying physical damage insurance coverage on the equipment at the time the receivable is originated. If a dealer fails to verify insurance coverage and the obligor did not obtain insurance coverage at the time the receivable was originated, the dealer will be responsible for any resulting loss.

At the time the receivable is originated, CNH Capital America allows a customer’s physical damage insurance and life insurance to be financed under the receivable.

Terms of Leases

Any leases transferred to the trusts will be closed end leases that call for rental payments that are due periodically during the term of the lease. Any equipment leases that we transfer to any trust that are classified as operating leases for accounting purposes will have residual value insurance in an amount sufficient to convert the payments receivable under that equipment lease into a financial asset for accounting purposes. The benefits of any such residual value insurance will be transferred to the applicable trust.

Once the term of a lease expires, the lessee generally has three alternatives. The lessee may purchase, re-lease or return the equipment. Notices are sent to lessees 120 days prior to the expiration of the lease term notifying them of these options. Additional letters are sent if the lessee does not respond.

If a lessee elects to purchase the leased equipment, the purchase price is stated in the purchase option in the expiring lease. The lessee may pay the purchase price in cash or, upon receipt of the necessary credit approval, may purchase the unit by executing a retail installment contract. If the lessee pays by executing a retail installment contract, then CNH Capital America, as the originator of that contract, will be required to remit the purchase price to any trust that held the expiring equipment lease, on behalf of the lessee/purchaser. Similarly, if the lessee elects to re-lease the equipment, CNH Capital America will be required to repurchase the equipment in order to enter into the lease, for a purchase price equal to the stated residual value, which CNH Capital America will remit to the trust that held the expiring equipment lease.

If a lessee elects to return the equipment, then the originating dealer will also have the option to purchase the equipment by drawing under its wholesale financing arrangements with CNH Capital America. Like the proceeds of a retail installment contract described above, the proceeds of any such draw will be paid to any trust that held the expiring equipment lease. If the lessee elects to return the equipment, and the related dealer does not elect to purchase the equipment, then the servicer will be responsible for remarketing the equipment, as described under “Servicer—Servicing Procedures” above.

Your securities will rely for their payment on the residual value of the leased equipment and/or residual value insurance policies to the extent set forth in the accompanying prospectus supplement.

Consumer Installment Loans

Under the terms of the consumer installment loans, the obligor grants CIT Bank a security interest in the financed property and agrees to make payments of principal and interest calculated according to a schedule contained in the loan contract. A breach of a loan contract will occur if the related obligor fails to make a required payment when due or breaches any agreement contained in the loan contract or if the property securing the loan suffers damage in whole or in part or is impounded.

Delinquencies, Repossessions and Net Losses

In the related prospectus supplement, we provide you with, or will direct you to a website containing, historical information concerning delinquencies, repossessions, prepayments and net losses on prior securitized pools of receivables in the prospectus supplement for your securities. This information may exclude any category of receivables not included in your trust.

Use of Proceeds

Each trust will apply the offering proceeds from the sale of its securities remaining after payment of the expenses of offering identified in the “Underwriting” section of the related prospectus supplement to buy receivables from us and to make deposits in various trust accounts, including any pre-funding account for that trust. We will use that portion of the offering proceeds paid to us to repay outstanding indebtedness under our financing agreements, to purchase related receivables from CNH Capital America and/or for general corporate purposes.

Description of the Notes

Each trust will issue one or more classes of notes pursuant to an indenture between the trust and an indenture trustee. We have filed a form of the indenture as an exhibit to the registration statement of which this prospectus is a part. In addition to the notes offered by this prospectus, each trust may issue one or more additional classes of notes that may be sold in transactions exempt from registration under the Securities Act or retained by us or our affiliates. Those additional classes of notes may be issued under the related indenture or under a separate agreement. We summarize the material terms of the notes and indentures below. This summary does not include all of the terms of the notes and the indentures and is qualified by reference to the actual notes and indentures.

Principal and Interest on the Notes

We will describe the timing and priority of payment, seniority, redeemability, allocations of losses, interest rate and amount of or method of determining payments of principal and interest on each class of notes of a series in the related prospectus supplement. The rights of holders of any class of notes to receive payments of principal and interest may be senior or subordinate to the rights of holders of any other class or classes of notes of the same series. Each series may include one or more classes of notes of a type known as “strip notes.” Strip notes are entitled to (a) principal payments with disproportionate, nominal or no interest payments or (b) interest payments with disproportionate, nominal or no principal payments. Each class of notes may have a different interest rate, which may be a fixed or floating rate and may be zero for strip notes.

The Indenture

Modification of Indenture.   The indenture for each trust may be amended with the consent of the holders of at least a majority of the outstanding principal amount of notes of the related series, the trust and the indenture trustee, with prior written notice to the rating agencies. However, the following changes may not be made to any indenture without the consent of each affected noteholder:

(1)  delay the final scheduled maturity date of any note, or reduce the principal amount of any note, the interest rate for any note or the redemption price for any note, or any change to the place for or currency of any payment on any note;

(2)  any change that impairs the right of a noteholder to take legal action to enforce payment under the provisions of the indenture;

(3)  any reduction in the percentage of noteholders, by aggregate principal balance, that is required to consent to any amendment or to any waiver of defaults or compliance with provisions of the indenture;

(4)  any modification of the provisions of the indenture regarding the voting of notes held by us, the applicable trust, any other obligor on the notes, or any of our respective affiliates;

(5)  any reduction in the percentage of noteholders, by aggregate principal balance, that is required to direct the indenture trustee to sell or liquidate the receivables if the proceeds of sale would be insufficient to pay the notes in full, with interest; or

(6)  any change that adversely affects the status or priority of the lien of the indenture on any collateral.

Also, unless otherwise provided in the applicable prospectus supplement, a trust and the applicable indenture trustee may enter into supplemental indentures without obtaining the consent of the noteholders of the related series, but with prior written notice to the rating agencies, for the purpose of:

(a)  changing the related indenture or the rights of noteholders, if the change will not materially and adversely affect the interests of any noteholder; or

(b)  substituting credit enhancement for any class of notes, if the applicable rating agencies confirm in writing that the substitution will not result in the reduction or withdrawal of the rating of those notes or any other class of securities in the same series.

A supplemental indenture will not be deemed to adversely affect in any material respect the interests of any class of notes if the applicable rating agencies confirm in writing that the supplemental indenture will not result in the reduction or withdrawal of their ratings of such class of notes.

Events of Default; Rights upon Event of Default.   Any one of the following events will be an event of default for the notes in your series, unless otherwise specified in your prospectus supplement:

•     the trust fails to pay any interest on any note within five days after its due date;

•     the trust fails to pay any installment of the principal of any note on its due date;

•     the trust breaches any of its other covenants in the indenture and such breach continues for 30 days after written notice of the breach is given to the trust by the indenture trustee or to the trust and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series;

•     the trust fails to correct a breach of a representation or warranty it made in the indenture, or in any certificate delivered in connection with the indenture, that was incorrect in a material respect at the time it was made, for 30 days after written notice of the breach is given to the trust by the indenture trustee or to the trust and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series; or

•     the trust becomes bankrupt or insolvent or is liquidated, provided however, that if such event arises due to an order or decree in an involuntary case, such order or decree remains unstayed and in effect for a period of 60 consecutive days or the trust consents to such order.

If an event that, with notice or the lapse of time or both would become an event of default occurs and is continuing and is known to a responsible officer of the indenture trustee, the indenture trustee will mail to any related swap counterparties and each related noteholder notice of that default within 90 days after it occurs. Except in the case of a default in payment of principal of or interest on any note, including payments pursuant to the mandatory redemption provisions of such note, the indenture trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the related noteholders and any related swap counterparties.

You should note, however, that until the final scheduled maturity date for any class of notes, the amount of principal due to noteholders in your series generally will be limited to amounts available for that purpose. Also, if specified in the applicable prospectus supplement, the amount of interest due to noteholders of any class may be limited to amounts available for that purpose. Therefore, the failure to pay principal or, when applicable, interest on a class of notes generally will not result in the occurrence of an event of default until the final scheduled maturity date for that class of notes.

If an event of default with respect to the notes of any series occurs and is not remedied as provided in the applicable indenture, then the principal of the notes of that series may be declared to be immediately due and payable by the related indenture trustee, holders of a majority in principal amount of those notes or, if so specified in the applicable prospectus supplement, holders of a majority in principal amount of one or more particular classes of those notes. Unless otherwise specified in your prospectus supplement, that declaration may be rescinded by holders of a majority of the outstanding principal amount of the notes of that series, but only after payment of any past due amounts and cure or waiver of all other events of default. Noteholders’ voting rights may vary by class.

If the notes of any series have been declared due and payable following an event of default, the indenture trustee for that series may institute proceedings to collect amounts due or foreclose on trust property, exercise remedies as a secured party, sell the related receivables or elect to have the applicable trust maintain possession of those receivables and continue to collect on them as if there had been no declaration of acceleration. Unless otherwise specified in the related prospectus supplement, however, the indenture trustee is prohibited from selling the related receivables following an event of default, other than a default in the payment of any principal of or a default in the payment of any interest on any note that continues for five days or more, unless (i) the holders of all the outstanding notes of that series consent to the sale, (ii) the proceeds of the sale are sufficient to pay in full the principal of and the accrued interest on those notes at the date of such sale or (iii) the indenture trustee for that series determines that the proceeds of receivables would not be sufficient on an ongoing basis to make all payments on those notes as those payments would have become due if those obligations had not been declared due and payable, and the indenture trustee obtains the consent of the holders of 66 2/3% of the outstanding principal amount of those notes.

Each indenture will provide that, subject to the duty of the related indenture trustee to act with the required standard of care if an event of default occurs, the indenture trustee is not required to exercise any of its rights or powers under the indenture at the request or direction of any of the noteholders, if the indenture trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with that request. Subject to the provision of adequate indemnification of the indenture trustee, the holders of a majority of the outstanding principal amount of the notes of a series (or of one or more classes of those notes, if so specified in the applicable prospectus supplement) will have the right to direct the time, method and place for any remedy available to the indenture trustee.

Unless otherwise specified in the related prospectus supplement, no noteholder will have the right to take legal action under the related indenture, unless:

•     the noteholder gives the indenture trustee written notice of an event of default;

•     the holders of at least 25% of the outstanding principal amount of notes of that series have requested in writing that the indenture trustee take legal action and have offered reasonable indemnity to the indenture trustee;

•     the indenture trustee has not received a direction not to take legal action from the holders of a majority of the outstanding principal amount of the notes in that series; and

•     the indenture trustee has failed to take legal action within 60 days.

In addition, each indenture trustee and the noteholders, by accepting their notes, will covenant that they will not at any time institute any bankruptcy or insolvency proceeding against their trust.

None of the trustee for any trust, the related indenture trustee in its individual capacity, any holder of a certificate representing an ownership interest in a trust or any of their respective owners, beneficiaries, agents, officers, directors, employees, affiliates, successors or assigns will be personally liable for the payment of the principal of or interest on the related notes or for the agreements of such trust contained in the applicable indenture.

If an event of default has occurred and is continuing, the related indenture trustee may, and at the direction of the holders of not less than 66 2/3% of the outstanding amount of the notes of the related series will, exercise all rights, remedies, powers, privileges and claims of the related trust against the depositor or the servicer under or in connection with the related sale and servicing agreement, including the right or power to take any action to compel or secure performance or observance by the depositor or the servicer of each of their obligations to the trust thereunder and to give any consent, request, notice, direction, approval, extension or waiver under the related sale and servicing agreement, and any right of the applicable trust to take such action will be suspended. In addition, if an event of default has occurred and is continuing, an indenture trustee may, and at the direction of the holders of not less than 66 2/3% of the outstanding amount of the related notes will, exercise all rights, remedies, powers, privileges and claims of the depositor against the sponsor, under or in connection with the purchase agreement between it and the depositor, including the right or power to take any action to compel or secure performance or observance by the sponsor, of its obligations to the depositor thereunder and to give any consent, request, notice, direction, approval, extension or waiver under such purchase agreement, and any right of the depositor to take such action will be suspended.

Certain Covenants.   In its indenture, each trust will agree not to consolidate with or merge into any other entity, unless:

•     the entity formed by or surviving the consolidation or merger is organized under the laws of the United States or any state,

•     that entity expressly assumes the trust’s obligations relating to the notes,

•     immediately after the transaction, no event of default would have occurred and not have been remedied,

•     the trust has been advised that the ratings of the notes or the certificates of the particular series then in effect would not be reduced or withdrawn by the applicable rating agencies as a result of the transaction, and

•     the trust has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse tax consequence to the trust or to any related noteholder or certificateholder.

Each trust will also agree not to take the following actions:

•     sell or otherwise dispose of any of its assets, except as permitted by its transaction agreements,

•     claim any credit on or make any deduction from the principal and interest payable in respect of its notes, other than amounts withheld under the Internal Revenue Code or applicable state law,

•     assert any claim against any present or former holder of those notes because of the payment of taxes levied or assessed upon the trust,

•     dissolve or liquidate in whole or in part, except as contemplated by its transaction agreements,

•     permit the validity or effectiveness of its indenture to be impaired or permit any person to be released from any obligations with respect to the notes under its indenture, except as may be expressly permitted by its indenture,

•     permit any lien, claim or other encumbrance to affect its assets or any part of the trust, any interest in its assets or the trust or any related proceeds, or

•     incur, assume or guarantee any indebtedness other than indebtedness incurred pursuant to its notes and its other transaction agreements.

Each trust may engage in only the activities described in the related prospectus supplement.

Annual Compliance Statement.   Each trust will be required to file annually with the related indenture trustee a written statement as to the fulfillment of its obligations under its indenture.

Indenture Trustee’s Annual Report.   The indenture trustee for each trust will be required to prepare and to mail each year, within 60 days after each December 31, to all of that trust’s noteholders a brief report relating to its eligibility and qualification to continue as indenture trustee, any amounts advanced by it under the indenture, information about indebtedness owing by the trust to the indenture trustee in its individual capacity, any property and funds physically held by the indenture trustee as such and any action taken by it that materially affects the related notes and that has not been previously reported.

Satisfaction and Discharge of Indenture.   An indenture may be discharged with respect to the collateral securing the related notes upon the delivery to the related indenture trustee for cancellation of all of the related notes or upon deposit with the indenture trustee of funds sufficient for the payment in full of the notes.

Description of the Certificates

Each trust will issue one or more classes of certificates pursuant to a trust agreement between us and a trustee. We have filed a form of the trust agreement as an exhibit to the registration statement of which this prospectus is a part. A trust’s certificates may be offered by this prospectus and an accompanying prospectus supplement or may be sold in transactions exempt from registration under the Securities Act or retained by us or our affiliates. We summarize the material terms of the certificates below. This summary does not include all of the terms of the certificates and is qualified by reference to the actual certificates.

We will describe the timing and priority of payment, seniority, redeemability, allocations of losses, interest rate and amount of or method of determining payments of principal and interest or other distributions on each class of certificates of a series in the related prospectus supplement. Certificateholders’ rights to receive payments on their certificates will be junior to the payment rights of noteholders in the same series to the extent described in the applicable prospectus supplement. In addition, the right of holders of any class of certificates to receive payments of principal and interest or other distributions may be senior or subordinate to the rights of holders of any other class or classes of certificates of the same series. Each series may include one or more classes of certificates of a type known as “strip certificates.” Strip certificates are entitled to (a) principal payments with disproportionate, nominal or no interest payments or (b) interest payments with disproportionate, nominal or no principal payments. Each class of certificates may have a different interest rate, which may be a fixed or floating interest rate and may be zero.

Upon the payment in full of all outstanding notes of a given series and the satisfaction and discharge of the related indenture, the related trustee will succeed to all the rights of the indenture trustee, and the certificateholders will succeed to all the rights of the noteholders, under the related sale and servicing agreement, except as otherwise provided in the sale and servicing agreement.

Administrative Information About the Securities

Denominations

We will identify minimum denominations for purchase of securities in the related prospectus supplement. If we do not specify any denomination, then the securities will be available for purchase in minimum denominations of $1,000 and in greater whole-dollar denominations.

Fixed Rate Securities

Each class of securities may bear interest at a fixed or floating rate per annum, and with respect to each class of certificates, may be zero. We will identify the applicable interest rate for each class of fixed rate securities in the applicable prospectus supplement. Interest on each class of fixed rate securities will be computed on the basis of a 360-day year of twelve 30-day months, unless we specify a different computation basis in the applicable prospectus supplement.

Floating Rate Securities

Each class of floating rate securities will bear interest for interest periods specified in the applicable prospectus supplement at a rate per annum equal to:

•     a specified base interest rate, which will be based upon the London interbank offered rate (commonly known as “LIBOR”), commercial paper rates, federal funds rates, U.S. Government treasury securities rates, negotiable certificates of deposit rates or another index rate we specify in the applicable prospectus supplement;

•     plus or minus a “spread” of a number of basis points (i.e., one-hundredths of a percentage point) we will specify in the applicable prospectus supplement;

•     or multiplied by a “spread multiplier,” which is a percentage that we will specify in the applicable prospectus supplement.

In the prospectus supplement for any floating rate securities we may also specify either or both of the following for any class:

•     a maximum, or ceiling, on the rate at which interest may accrue during any interest period, and

•     a minimum, or floor, on the rate at which interest may accrue during any interest period.

In addition to any maximum interest rate specified in the applicable prospectus supplement, the interest rate applicable to any class of floating rate securities will in no event be higher than the maximum rate permitted by applicable law.

Each trust that issues floating rate securities will appoint a calculation agent to calculate interest rates on each class of its floating rate securities. The applicable prospectus supplement will identify the calculation agent for each class of floating rate securities in the offered series. Determinations of interest by a calculation agent will be binding on the holders of the related floating rate securities, in the absence of manifest error. All percentages resulting from any calculation of the rate of interest on a floating rate security will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, unless we specify a different rounding rule in the related prospectus supplement.

Book-Entry Registration

The Clearing Organizations.   We will specify in the related prospectus supplement whether or not investors may hold their securities in book-entry form, directly or indirectly, through one of three major securities clearing organizations:

•     in the United States, The Depository Trust Company (commonly known as “DTC”); or

•     in Europe, either Clearstream Banking, société anonyme or Euroclear (also known as the “Euroclear System”).

Each of these entities holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in the participants’ accounts. This eliminates the need for physical movement of certificates representing the securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation which, in turn, is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. DTC has Standard & Poor’s highest rating: AAA.

Clearstream Banking, Luxembourg.   Clearstream Banking, société anonyme, Luxembourg, formerly Cedelbank (“Clearstream, Luxembourg”), is incorporated under the laws of Luxembourg. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of definitive notes and certificates. Transactions may be settled by Clearstream, Luxembourg in any of over 35 currencies, including U.S. Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with 40 domestic securities markets around the globe through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream, Luxembourg’s customers are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream Luxembourg’s U.S. customers are limited to securities brokers and dealers and banks. Currently, Clearstream Luxembourg has over 2,500 customers located across 94 locations, including all major European countries, Canada and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear Bank.

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for movement of physical securities and any risk from lack of simultaneous transfers of securities and cash. It settles transactions in a number of currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing. Euroclear interfaces with domestic markets in many countries generally similar to the arrangements for cross-market transfers with DTC described below. Euroclear is operated by Euroclear Bank S.A./NV under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. Euroclear Bank S.A./NV conducts all operations. All Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank S.A./NV, not Euroclear Clearance Systems S.C. Euroclear Clearance Systems S.C. establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Euroclear Bank S.A./NV has advised that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law. These Terms and Conditions and laws govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Book-Entry Clearance Mechanics.   If book-entry arrangements are made, then a nominee for DTC will hold global certificates representing the securities. Clearstream and Euroclear will hold omnibus positions on behalf of their respective participants, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Transfers between DTC’s participants will occur in accordance with DTC rules. Transfers between Clearstream’s participants and Euroclear’s participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to Clearstream’s and Euroclear’s depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Credits or other transactions in securities settled during any processing will be reported to the relevant Clearstream participant or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Purchases of securities under the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual securityholder is in turn to be recorded on the DTC participants’ and indirect participants’ records.

Securityholders will not receive written confirmation from DTC of their purchase, but securityholders are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant or indirect participant through which the securityholder entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of DTC participants acting on behalf of securityholders. Securityholders will not receive certificates representing their ownership interest in securities, unless the book-entry system for the securities is discontinued. Because of this, unless and until definitive securities for such series are issued, securityholders will not be recognized by the applicable indenture trustee or trustee as “noteholders,” “certificateholders” or “securityholders,” as the case may be. Hence, unless and until definitive securities are issued, securityholders will only be able to exercise their rights as securityholders indirectly through DTC and its participating organizations.

To facilitate subsequent transfers, all securities deposited by DTC participants with DTC are registered in the name of DTC’s nominee. The deposit of securities with DTC and their registration in the name of its nominee effects no change in beneficial ownership. DTC has no knowledge of the actual securityholders of the securities. Its records reflect only the identity of the DTC participants to whose accounts such securities are credited, which may or may not be the securityholders. The DTC participants are responsible for keeping account of their holdings on behalf of their customers.

Notices and other communications conveyed by DTC to DTC participants, by DTC participants to indirect participants, and by DTC participants and indirect participants to securityholders are governed by arrangements among them and any statutory or regulatory requirements that are in effect from time to time.

Neither DTC nor its nominee will consent or vote with respect to securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date, which assigns its nominee’s consenting or voting rights to those DTC participants to whose accounts the securities are credited on the record date (identified in a listing attached thereto).

Principal and interest payments on securities cleared through DTC will be made to DTC. DTC’s practice is to credit participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by DTC participants to securityholders will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the DTC participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements that are in effect from time to time. Payment of principal and interest to DTC is the responsibility of the applicable trustee, disbursement of those payments to DTC participants is the responsibility of DTC, and disbursement of the payments to securityholders is the responsibility of DTC participants and indirect participants.

Principal and interest payments on securities held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Those payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations, as described below in “U.S. Federal Income Tax Consequences.” Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a securityholder under a related agreement on behalf of a Clearstream participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect such actions on its behalf through DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

We obtained the information in this section concerning DTC, Clearstream and Euroclear and their respective book-entry systems from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Definitive Securities

Notes or certificates that are initially cleared through DTC may be issued in definitive, fully registered, certificated form to investors or their respective nominees,

rather than to DTC or its nominee, if requested by the DTC participants to whom the notes are credited and in accordance with DTC’s rules and procedures.

Upon surrender by DTC of the definitive certificates representing the corresponding securities and receipt of instructions for re-registration, the applicable trustee will reissue the securities to the securityholders as definitive securities.

Principal and interest payments on all definitive securities will be made by the applicable trustee in accordance with the procedures set forth in the related indenture or the related trust agreement, as applicable, directly to holders of definitive securities in whose names the definitive securities were registered at the close of business on the applicable record date specified for the securities in the related prospectus supplement. Those payments will be made by check mailed to the address of each holder as it appears on the register maintained by the applicable trustee. The final payment on any definitive security, however, will be made only upon presentation and surrender of the definitive security at the office or agency specified in the notice of final distribution to the applicable securityholders.

Definitive securities will be transferable and exchangeable at the offices of the applicable trustee or of a registrar named in a notice delivered to holders of definitive securities. No service charge will be imposed for any registration of transfer or exchange, but the applicable trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with a transfer or exchange.

List of Securityholders

Three or more holders of the notes of any series or one or more holders of notes evidencing at least 25% of the aggregate outstanding principal balance of the notes of a series may, by written request to the related indenture trustee, obtain access to the list of all noteholders maintained by the indenture trustee for the purpose of communicating with other noteholders with respect to their rights under the related indenture or the notes. The indenture trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of and at the expense of the requesting noteholders, to all noteholders of their series.

Three or more holders of the certificates of any series or one or more holders of certificates evidencing at least 25% of the aggregate outstanding balance of the certificates of a series may, by written request to the related trustee, obtain access to the list of all certificateholders maintained by the trustee for the purpose of communicating with other certificateholders with respect to their rights under the related trust agreement or the certificates.

Reports to Securityholders

On or prior to each payment date for the securities of a trust, the servicer for the trust will prepare and provide to the trust’s indenture trustee a statement to be delivered, or otherwise made available in the manner specified under “The Indenture Trustee” in the prospectus supplement for your securities, to the related noteholders and certificateholders, or if no notes are outstanding and no amounts are due to any related interest rate swap counterparties, to the trustee a statement to be delivered to the related certificateholders on the payment date. Each of these statements will include, to the extent applicable to the particular series or class of securities, the following information (and any other information specified in the related prospectus supplement) with respect to the payment date or the period since the previous payment date:

(1)    the amount of any principal payment on each class of securities;

(2)    the amount of any interest payment on each class of securities;

(3)    the aggregate balance of receivables in the trust at the end of the prior calendar month;

(4)    the aggregate outstanding principal balance and the note pool factor for each class of notes, and the aggregate outstanding balance and the certificate pool factor for each class of certificates, each after giving effect to all payments reported under clause (1) above;

(5)    the amount of the servicing fee paid to the servicer for the prior calendar month;

(6)    the interest rate for the next period for any floating rate securities;

(7)    the amount of the administration fee paid to the administrator for the prior calendar month;

(8)    the amount of the backup servicing fee paid to the backup servicer for the prior calendar month;

(9)    the amount of the net losses on receivables, if any, during the prior calendar month;

(10)  the aggregate purchase price paid for receivables, if any, that were purchased or repurchased by us, CNH Capital America or the servicer during the prior calendar month;

(11)  the balance on deposit in any spread account or the amount available under any other credit enhancement on the payment date, after giving effect to any changes on that date;

(12)  for each payment date during a pre-funding period, the remaining balance in the pre-funding account; and

(13)  for the first payment date that is on or immediately following the end of a pre-funding period, the amount of any remaining balance in the pre-funding account that has not been used to fund the purchase of receivables and is being paid as principal on the securities.

Each amount described in subclauses (1), (2), (5), (7) and (8) will be expressed as a dollar amount per $1,000 of the initial principal balance of the related notes or certificates.

The note pool factor for each class of notes will be a seven-digit decimal indicating the remaining outstanding principal balance of such class of notes, as of each payment date (after giving effect to payments to be made on such payment date), as a percentage of the initial outstanding principal balance of such class of notes. Similarly, the certificate pool factor for each class of certificates will be a seven-digit decimal indicating the remaining balance of such class of certificates, as of each payment date (after giving effect to distributions to be made on such payment date), as a fraction of the initial outstanding balance of such class of certificates. Each note pool factor and each certificate pool factor will initially be 1.0000000 and will decline over time to reflect reductions in the outstanding balance of the applicable class of notes or certificates.

A noteholder’s portion of the aggregate outstanding principal balance of the related class of notes is the product of (i) the original denomination of the noteholder’s note and (ii) the then applicable note pool factor. A certificateholder’s portion of the aggregate outstanding balance of the related class of certificates is the product of (a) the original denomination of such certificateholder’s certificate and (b) the then applicable certificate pool factor.

Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of each trust, the applicable trustee will mail to each person who at any time during such calendar year has been a securityholder with respect to such trust and received any payment thereon, a statement containing certain information for the purposes of such securityholder’s preparation of federal income tax returns.

Amendments

The trust agreement, backup servicing agreement, administration agreement, sale and servicing agreement and the purchase agreement generally may be amended by the parties thereto without the consent of the noteholders or any other person (other than, with respect to the backup servicing agreement, the indenture trustee, and with respect to the sale and servicing agreement, the backup servicer), in each case if one of the following documents is delivered to the indenture trustee by the depositor, servicer, backup servicer or administrator as applicable:

(a)      an opinion of counsel to the effect that such amendment will not materially and adversely affect the interests of the noteholders (and, with respect to a trust agreement, the administration agreement, the purchase agreement and the sale and servicing agreement, the interests of the certificateholders); or

(b)      officer’s certificate to the effect that such amendment will not materially and adversely affect the interests of the noteholders (and, with respect to a trust agreement, the administration agreement, the purchase agreement and the sale and servicing agreement, the interests of the certificateholders).

An amendment will be deemed not to adversely affect in any material respect the interests of any noteholder of a class of notes if written confirmation is received from each rating agency then rating the notes at the depositor’s request that such amendment will not cause it to downgrade, qualify or withdraw its rating assigned to any of the notes of such class. Prior to the execution of any amendment to the trust agreement, the backup servicing agreement, the administration agreement, the sale and servicing agreement, or the purchase agreement, pursuant to each such agreement the rating agencies then rating the notes of the related issuing entity are to receive a written notification of the substance of such amendment.

In addition, unless otherwise provided in the related prospectus supplement, each of a trust’s transaction agreements may be amended by the parties to the agreement, without the consent of the related noteholders or certificateholders, to substitute or add credit enhancement for any class of securities, so long as the applicable rating agencies confirm in writing that such substitution or addition will not result in a reduction or withdrawal of the rating of any class of securities in the related series.

In addition, each of a trust’s transaction agreements may be amended without the consent of the related noteholders or certificateholders, to add, modify or eliminate any provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect), so long as the applicable rating agencies confirm in writing that such amendment will not result in a reduction or withdrawal of the rating of any class of securities in the related series.

Each trust’s sale and servicing agreement may be amended by the depositor, the servicer and the trust, with the written consent of the indenture trustee, but without the consent of any of the noteholders or the certificateholders, to: (x) replace the spread account with another form of credit enhancement as long as such substitution will not result in a reduction or withdrawal of the rating of any class of the notes or the certificates or (y) add credit enhancement for the benefit of any class of the notes or the certificates.

Each of a trust’s transaction agreements may be amended by the parties to the agreement, with prior written notice to the rating agencies, with the consent of the indenture trustee, the holders of notes evidencing at least a majority in principal amount of then outstanding notes of the related series and the holders of certificates of such series evidencing at least a majority of the certificate balance. However, no such amendment may (a) reduce the interest rate or principal of any note or certificate or delay the final scheduled maturity date of any note or (b) reduce the required percentage of the notes or certificates of that are required to consent to any such amendment, without the consent of the holders of all the outstanding notes or certificates, as the case may be, of such series.

Credit and Cash Flow Enhancement

We will describe the amounts and types of credit enhancement arrangements and the provider of the credit enhancements, if applicable, with respect to each class of securities of a given series in the related prospectus supplement. Credit enhancement may be in the form of subordination of one or more classes of securities, spread accounts, surety bonds, swaps or other interest rate protection agreements or any combination of two or more of the foregoing. Credit enhancement for a class of securities may cover one or more other classes of securities of the same series, and credit enhancement for a series of securities may cover one or more other series of securities. Any credit enhancement that constitutes a guarantee of the applicable securities will be separately registered under the Securities Act unless exempt from such registration.

The presence of credit enhancement for the benefit of any class or series of securities is intended to enhance the likelihood of receipt by the securityholders of the full amount of principal and interest due on their securities and to decrease the likelihood that the securityholders will experience losses. The credit enhancement for a class or series of securities generally will not provide protection against all risks of loss and will not guarantee repayment of the entire principal balance, with interest. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, securityholders of any class or series will bear their allocable share of deficiencies, as described in the related prospectus supplement. In addition, if a form of credit enhancement covers more than one class or series of securities, securityholders of any one class or series will be subject to the risk that the credit enhancement will be exhausted by the claims of securityholders of other classes or series.

We may replace the credit enhancement for any class of securities with another form of credit enhancement without the consent of securityholders, if the applicable rating agencies confirm in writing that the substitution will not result in the reduction or withdrawal of their rating of any class of securities of the related series.

Subordination

If so provided in the accompanying prospectus supplement, one or more classes of securities in any series will be subordinated as described in the related prospectus supplement to fund payments with respect to the senior class or classes. The rights of the holders of these subordinated securities to receive distributions of principal and/or interest on any distribution date for that series will be subordinate in right and priority to the rights of the holders of senior notes, but only to the extent set forth in the related prospectus supplement. If so provided in the related prospectus supplement, subordination may apply only in the event that a specified type of loss is not covered by another credit enhancement.

The accompanying prospectus supplement will also set forth information concerning:

•     the amount of subordination of a class or classes of subordinated securities in a series;

•     the circumstances in which that subordination will be applicable;

•     the manner, if any, in which the amount of subordination will decrease over time; and

•     the conditions under which amounts available from payments that would otherwise be made to holders of those subordinated securities will be distributed to holders of senior securities.

Spread Account

If so provided in the related prospectus supplement, the servicer will establish for a series or class of securities a spread account, which will be maintained in the name of the applicable indenture trustee. We may initially fund any spread account by a deposit on the applicable closing date in an amount set forth in the related prospectus supplement. As further described in the related prospectus supplement, the amount on deposit in the spread account may be increased on each payment date up to a balance specified in the related prospectus supplement by the deposit of collections on the related receivables remaining after all higher priority payments on that payment date. We will describe in the related prospectus supplement the circumstances and manner under which distributions may be made out of the spread account to holders of securities, to any interest rate swap counterparties, to us or to any of our transferees or assignees.

To the extent permitted by the applicable rating agencies, funds in a trust’s spread account may be invested in securities that will not mature prior to the next payment date. As a result, the amount of cash in a spread account at any time may be less than the balance of the spread account. If the amount required to be withdrawn from any spread account to cover shortfalls in collections on the related receivables (as provided in the related prospectus supplement) exceeds the amount of cash in the spread account, a temporary shortfall in the amounts distributed to the related noteholders or certificateholders could result, which could, in turn, increase the average life of the related securities.

We may at any time, without consent of the securityholders, sell or otherwise transfer our rights to any spread account, if the applicable rating agencies confirm in writing that doing so will not result in a reduction or withdrawal of the rating of any class of related securities. In addition, we may at any time, without consent of the securityholders, sell or otherwise transfer our rights to any certificates, if the transferee represents and warrants to the applicable trust that the transfer will not cause the trust to be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes and that the transferee will not take any action that would cause the trust to be treated as a publicly traded partnership for federal income tax purposes.

Surety Bond

If so provided in the related prospectus supplement, a surety bond will be purchased for the benefit of the holders of any series or class of that series to assure distributions of interest or principal with respect to that series or class of notes in the manner and amount provided in the related prospectus supplement.

If a surety bond is provided for any series or class, the provider of the surety bond will be permitted to exercise the voting rights of the noteholders of the applicable series or class to the extent described in the prospectus supplement for that series. For example, if specified in the related prospectus supplement, the provider of the insurance policy or surety bond, rather than the holders of the insured securities, may have the sole right to:

•     consent to amendments to the applicable transaction documents;

•     if an event of default occurs, accelerate the notes of that series or direct the indenture trustee to exercise any remedy available to the noteholders; or

•     waive any event of default or servicer default for that series.

Legal Aspects of the Receivables

Bankruptcy Considerations Relating to CNH Capital America and New Holland Credit Company, LLC

We and CNH Capital America will take steps in structuring the transactions described in this prospectus that are intended to provide that the voluntary or involuntary application for relief by CNH Capital America or New Holland Credit under the U.S. Bankruptcy Code or other insolvency laws will not result in consolidation of our assets and liabilities with those of CNH Capital America or New Holland Credit. These steps include our maintenance as a separate, limited-purpose subsidiary pursuant to a limited liability company agreement containing restrictions on the nature of our business and a restriction on our ability to commence a voluntary case or proceeding under any insolvency law without the unanimous affirmative vote of all our directors. However, there is no assurance that our activities would not result in a court concluding that our assets and liabilities should be consolidated with those of CNH Capital America or New Holland Credit in a proceeding under any insolvency law.

In addition, the indenture trustee, the trustee, all noteholders and all certificateholders will covenant that they will not at any time institute against us, any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

CNH Capital America will warrant that each sale of receivables by it to us is a valid sale. If CNH Capital America were to become a debtor in a bankruptcy case, and a creditor or bankruptcy trustee or the debtor itself were to take the position that the transfer of receivables should instead be treated as a pledge of receivables to secure a borrowing, then delays in payments of collections of receivables to us (and in payments on the notes) could occur. If the court ruled in favor of the creditor, bankruptcy trustee or CNH Capital America, reductions in the amount of such payments could result. Also, under these circumstances, a bankruptcy trustee of CNH Capital America or CNH Capital America itself as debtor-in-possession, will, for a period of time, have the opportunity to reject any lease that is deemed a true lease, which would result in a cancellation of the remaining scheduled payments under the lease.

If any transfer of receivables referred to above, or any of our transfers of receivables to the trust, were treated as a pledge instead of a sale, a tax or government lien on the property of the transferor arising before the sale of the receivable may have priority over the trust’s interest in the receivable. If those transfers are treated as sales, the receivables would not be part of the transferor’s bankruptcy estate and would not be available to the transferor’s creditors, except under limited circumstances. In addition, while New Holland Credit is the servicer, cash collections on the receivables may, under some circumstances, be commingled with the funds of New Holland Credit and its affiliates, as applicable, and, in the event of the bankruptcy of New Holland Credit or an affiliate, a trust may not have a perfected interest in those collections.

Bankruptcy Considerations Relating to Dealers and CIT Bank

A substantial portion of the receivables may be or may have been originated by CNH dealers and/or CIT Bank and purchased by CNH Capital America. A portion of the receivables originated by CNH dealers provide for recourse to the originating dealer for defaults by the obligors. In addition, CNH dealers that sell receivables to CNH Capital America under many of its current dealer agreements retain the right to repurchase those receivables at any time. See “Origination of Receivables—Dealer Agreements” in this prospectus. In the event of a dealer’s or CIT Bank’s bankruptcy or receivership, respectively, a creditor, receiver or bankruptcy trustee, as applicable, of the dealer or CIT Bank or the dealer or CIT Bank itself might attempt to characterize the sales of receivables to CNH Capital America as loans to the dealer or CIT Bank, as applicable, secured by the receivables. Such an attempt, if successful, could result in payment delays or losses on the affected receivables. However, in connection with any sale of receivables, directly or indirectly, by CNH Capital America to us or by CNH Capital America to one of its subsidiaries and ultimately to us, CNH Capital America has warranted that at the time of such sale it had good title to the receivables. Furthermore, in the event of a dealer’s bankruptcy, a dealer or its bankruptcy trustee might also be able to reject any leases originated by the dealer that were deemed to be “true leases” resulting in the termination of scheduled payments under those leases.

Perfection and Priority With Respect to Receivables

A purchaser of retail installment sale contracts, retail installment loans, consumer installment loans or leases who in good faith gives new value and takes possession of the chattel paper that evidences the retail installment sale contracts, retail installment loans, consumer installment loans or leases in the ordinary course of the purchaser’s business may have priority over the interest of the related trust in the retail installment sale contracts, retail installment loans, consumer installment loans or leases. Any sale of, or grant of a security interest in, retail installment sale contracts, retail installment loans, consumer installment loans or leases that had been sold to a trust would be a violation of CNH Capital America’s contractual obligations, unless CNH Capital America has repurchased the receivable as described above under “Depositor—Regular Sales of Receivables”.

Security Interests in Financed Equipment

The retail installment sale contracts, retail installment loans and consumer installment loans included in your trust may include grants of security interests in the equipment under the applicable Uniform Commercial Code. Perfection of security interests in the equipment is generally governed by the Uniform Commercial Code. However, depending on applicable state law and the nature of the equipment financed, perfection of security interests may be governed by certificate of title registration laws of the state in which the equipment is located.

CNH Capital America takes or requires the applicable dealer or CIT Bank to take appropriate action under applicable state laws to perfect CNH Capital America’s security interest in the equipment. We are required to purchase from each trust any retail installment sale contract or retail installment loan and may be required to repurchase any consumer installment loan as to which necessary perfection actions have not been taken prior to the time of sale to the trust, if the failure to take those actions will materially and adversely affect the interest of the trust in the receivable and the failure is not cured within a specified grace period. Similarly, CNH Capital America is required to purchase any such receivable if the failure occurred prior to its transfer of the receivable to us. In addition, the servicer is required to take appropriate steps to maintain perfection of security interests in the financed equipment (including substitute equipment, but excluding equipment related to receivables that have been, or are designated or identified to be, purchased by, repurchased by or otherwise transferred to us, the servicer, CNH Capital America LLC or our affiliates pursuant to the related transaction documents (so long as the amounts required to be paid or deposited, if any, by such party for the receivables, is paid or deposited as required in the transaction documents)) and it is obligated to purchase, or to require an affiliate to purchase, the related receivable if it fails to do so. However, because CNH Capital America may not obtain subordination agreements from other secured lenders when making dealer loans, any security interests obtained in connection with dealer loans may not have first priority status.

Due to administrative burden and expense, no action will be taken to record the transfer of security interests in the financed equipment from CIT Bank to CNH Capital America, or from CNH Capital America to us or from CNH Capital America to one of its subsidiaries and ultimately to us or, in any case, from us to the trust. In most states, an assignment like the transfers referred to above is effective to convey a secured party’s interest in equipment, without any action to record the transfer of record. In those states, the proper initial filing of the financing statement relating to the equipment, or, if applicable, the notation of CIT Bank’s or CNH Capital America’s lien on the certificates of title, will be sufficient to protect the related trust against the rights of subsequent purchasers of financed equipment or subsequent lenders who take a security interest in financed equipment. However, by not identifying a trust as the secured party on the financing statement or certificate of title, the security interest of the trust in financed equipment could be defeated through fraud or negligence.

In addition, under the laws of most states, liens for repairs performed on the equipment and liens for unpaid taxes take priority over even a perfected security interest in equipment. We will represent to each trust that, as of the date the related receivable is sold to such trust, each security interest in any related financed equipment is or will be prior to all other present liens on and security interests in the financed equipment (other than (a) tax liens, mechanics’ liens and any liens that attach to the related receivable by operation of law as a result of any act or omission by the related obligor and (b) any lien against the equipment resulting from a cross-collateralization provision in the related contract). However, liens for repairs or taxes could arise at any time during the term of a receivable. Also, error, fraud or forgery by the equipment owner or the servicer or administrative error by state or local agencies could impair a trust’s security interest. If a single obligor finances or has financed multiple equipment purchases through CNH Capital America, the resulting receivables may be cross-collateralized.

CNH Capital America has agreed to subordinate its rights under any such cross-collateralization arrangement in any equipment financed by a receivable that is included in a trust and have agreed to obtain a similar subordination from any third-party or other trust or securitization vehicle to which they may sell other cross-collateralized receivables that are not included in such trust. Certain receivables that were previously transferred by CNH Capital America in securitizations contain such cross-collateralization provisions, which remain in place. Neither we nor the servicer must repurchase a receivable if any of the occurrences described above, other than any action by the servicer, result in the trust losing the priority of its security interest or its security interest in the financed equipment after the date the security interest was assigned to the trust.

A security interest in equipment perfected pursuant to the Uniform Commercial Code in most states would continue for four months after the debtor changes its location to a state other than the state in which a financing statement was filed initially to perfect the security interest, or, if applicable, in which the equipment is initially registered. With respect to any equipment that is subject to a certificate of title under the laws of the state in which it is located, a majority of states generally require a surrender of a certificate of title to re-register the equipment. Accordingly, a secured party must surrender possession if it holds the certificate of title to the equipment, or, in the case of equipment registered in a state providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, with respect to any equipment that is subject to such certificate of title laws, the secured party would have the opportunity to re-perfect its security interest in the equipment in the state of relocation. In states that do not require a certificate of title for registration of equipment, re-registration could defeat perfection.

Within the four-month period subsequent to a debtor changing its location to a state other than the state in which a financing statement was filed initially to perfect the security interest, as discussed in the preceding paragraph, the secured party must file a financing statement in the state where the debtor is then located in order to maintain perfection.

Security Interests in Leased Equipment

When we sell leases to a trust, we also assign to the trust any security or ownership interest that we hold in the leased equipment. Each lease is either a “true lease” or a lease intended for security (often referred to as a “finance lease”). Whether we are deemed to hold a security interest or an ownership interest in particular leased equipment depends in part upon whether the related lease is a “true lease” or not.

“true lease” = the lessor (i.e., the originating dealer and its assigns) is deemed to be the beneficial owner of the leased equipment.

“finance lease”(not a true lease) = the lessee is deemed to be the beneficial owner, and the lessor (or its assignee) is deemed to hold a security interest in the leased equipment.

Under applicable state law standards, any lease transferred to a trust that has a nominal termination value should be deemed to be a finance lease. While the term “nominal” is not clearly defined for this purpose, it is clear that any lease with a $1 termination value should be treated as a finance lease. The treatment of other leases as finance leases or true leases under applicable state law is less certain, and the applicable prospectus supplement will specify the extent to which any leases included in the property of the related trust are thought to be finance leases or true leases or are of uncertain classification.

CNH Capital America requires dealers that originate leases to obtain a precautionary first priority perfected security interest in the leased equipment, in case the leases are deemed to be finance leases. In the case of leases of trucks, CNH Capital America requires dealers to have the lessees named as the owner on the certificates of title and to have CNH Capital America named as holder of a security interest. These security interests are transferred to CNH Capital America when it purchases the related leases. When CNH Capital America originates a lease directly, it also obtains a precautionary first priority perfected security interest in the leased equipment and, in the case of truck leases, causes the lessee to be named as owner and itself to be named as holder of a security interest. As a result of these actions, for leases that are deemed to be finance leases, CNH Capital America and its assigns will have a very similar position to the one described above with respect to retail installment sale contracts, and the same repurchase obligations apply if there is no first priority perfected security interest.

CNH Capital America generally also obtains a security interest in leased equipment against originating dealers in case the leased equipment is deemed to be owned by the dealer, which would be the case for any lease that is deemed to be a true lease, and the transfer of the leased equipment from the dealer to CNH Capital America is not deemed to be a true sale. However, that security interest may not in all cases have first priority status. Also CNH Capital America does not obtain a perfected security interest in leased equipment against originating non-CNH dealers. Competing liens arising in favor of creditors of the originating dealer could take priority over the interests of the applicable trust in that leased equipment if the originating dealer were not deemed to have made a true sale and any security interest in the leased equipment granted to CNH Capital America was not perfected or did not have first priority status.

Bankruptcy Considerations Relating to a Lessee

If the lessee under any lease included in the property of a trust becomes a debtor in a bankruptcy case or any similar applicable state law proceedings, the trust may be delayed or prevented from enforcing some of its rights under the leases and obtaining possession of the leased equipment from the lessee. The precise treatment of a lease in bankruptcy proceedings generally will depend upon whether the bankruptcy court finds the lease to be a true lease or a finance lease.

If a given lease is a “finance lease,” its treatment in bankruptcy will be similar to the treatment of a retail installment sale contract. The trust will have a bankruptcy claim equal to the outstanding amount of the deemed “loan” to the lessee, which claim will generally have the benefit of a perfected security interest in the leased equipment, subject to the qualifications set out under “—Security Interests in Financed Equipment” above. If a given lease is a true lease, the lessee’s bankruptcy trustee or the lessee will, for a period of time, have the opportunity to either assume or reject the lease. The precise length of this period of time will be difficult to predict in any given case, and the bankruptcy trustee or the lessee will have possession of the leased equipment during such period.

If a lease is assumed, the bankruptcy trustee or the lessee must:

•     cure any default, other than a default based on the lessee’s bankruptcy or financial condition, and possibly other non-monetary defaults; or provide adequate assurance of a prompt cure; and

•     if there has been a prepetition default, provide adequate assurance of future performance under the lease.

If a lease is rejected:

•     the scheduled payments due thereafter under the lease will be canceled;

•     the trust will generally be able to obtain possession of the leased equipment; and

•     the trust will be entitled to assert an unsecured claim for damages resulting from the rejection of the lease.

Repossession

Upon a default by an equipment purchaser, the holder of a retail installment sale contract, retail installment loan, consumer installment loan or a lease that is treated as a personal property security interest, has all the remedies of a secured party under the Uniform Commercial Code in most states, except where specifically limited by other state laws. Under those remedies, the secured party may perform self-help repossession unless it would constitute a breach of the peace. Self-help is the method employed by the servicer in most cases and is accomplished simply by retaking possession of the financed or leased equipment. Some jurisdictions may require that the obligor be notified of the default and be given time to cure the default prior to repossession. Generally, the right of reinstatement may be exercised on a limited number of occasions in any one-year period. In cases where the obligor objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained from the appropriate state court, and the equipment must then be repossessed in accordance with that order.

Notice of Sale; Redemption Rights

The Uniform Commercial Code and other state laws require a secured party to provide an obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys’ fees, or, in some states, redemption by payment of delinquent installments or the unpaid balance may be permitted.

Uniform Commercial Code Considerations

Many states have adopted a version of Article 2A of the Uniform Commercial Code that purports to codify many provisions of existing common law. Although there is little precedent regarding how Article 2A will be interpreted, it may, among other things, limit the enforceability of any “unconscionable” lease or “unconscionable” provision in a lease, provide a lessee with remedies, including the right to cancel the lease, for certain lessor breaches or defaults, and may add to or modify the terms of “consumer leases” and leases where the lessee is a “merchant lessee.” However, when CNH Capital America sells a lease it will represent that, to the best of its knowledge, each lessee has accepted the equipment leased to it and, after reasonable opportunity to inspect and test, has not notified it of any defects. Article 2A does, however, recognize typical commercial lease “hell or high water” rental payment clauses and validates reasonable liquidated damages provisions in the event of lessor or lessee defaults. Article 2A also recognizes the concept of freedom of contract and permits the parties in a commercial context a wide degree of latitude to vary provisions of the law.

Vicarious Tort Liability

Although each trust may own the leased equipment related to any lease purchased by that trust that is treated as a true lease, the leased equipment will be operated by the related lessees and their respective invitees. State laws differ as to whether anyone suffering injury to person or property involving leased agricultural, construction or other equipment may recover damages from the owner of the equipment by virtue of that ownership. To the extent applicable law permits such an action and such an action is successful, the related trust and its assets may be subject to liability to the injured party.

If vicarious liability were imposed on a trust as owner of leased equipment, and the coverage provided by any available insurance is insufficient to cover the loss, you could incur a loss on your investment.

Lessees are required to obtain and maintain physical damage insurance and liability insurance. Dealers that sell receivables to CNH Capital America under its current dealer agreements are responsible for verifying physical damage or liability insurance on the leased equipment at the time the lease is originated. If a dealer fails to verify physical damage insurance coverage and the lessee did not obtain insurance coverage at the time the lease was originated, the dealer is required to repurchase the lease and is responsible for any damages or losses incurred by CNH Capital America as a result thereof. Dealers that sell receivables to CNH Capital America through dealer agreements to which New Holland Credit is a party and which New Holland Credit has assigned to CNH Capital America are not required to verify physical damage insurance on the leased equipment, but they are required to verify liability insurance. If however, the lessee does not have insurance coverage at the time the lease was originated, CNH Capital America can require the dealer to repurchase the lease. See “Origination of Receivables—Dealer Agreements” in this prospectus.

In any case, if insurance has lapsed or has not been maintained in full force and effect subsequent to the time the lease was originated, the dealers will not be obligated to repurchase the lease.

Deficiency Judgments and Excess Proceeds; Other Limitations

The proceeds of resale of equipment generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. Some states may impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness. In other states, a deficiency judgment against the debtor can be sought for the shortfall. However, because a defaulting obligor may have very little capital or sources of income available following repossession, in many cases it may not be useful to seek a deficiency judgment. If one is obtained, it may be uncollectible or settled at a significant discount.

Occasionally, after resale of the equipment and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the Uniform Commercial Code requires the creditor to remit the surplus to any holder of a lien on the equipment or, if no such lienholder exists, to the former owner of the equipment.

Courts have applied general equitable principles to secured parties pursuing repossession and litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

In several cases, obligors have asserted that the self-help remedies of secured parties under the Uniform Commercial Code and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the Uniform Commercial

Code and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to borrowers. As to leases, some jurisdictions may require that a lessee be notified of a default and given a time period within which to cure the default prior to repossession of leased equipment.

In addition to any laws that may limit or prohibit deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or to enforce a deficiency judgment. For example, in a Chapter 11, 12 or 13 proceeding under the federal bankruptcy law, a court may prevent a creditor from repossessing equipment, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the equipment at the time of bankruptcy (as determined by the court), leaving the creditor as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the periodic payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

Consumer Protection Laws

The receivables in your trust may include consumer finance contracts. Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Reserve Board’s Regulations B and Z, the Gramm-Leach-Bliley Act, the “Talent Amendment” and related Department of Defense regulations, state adoptions of the National Consumer Act and of the Uniform Consumer Credit Code, and other similar state laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee’s ability to enforce any consumer finance contracts included in the receivables.

When CNH Capital America sells receivables to us, it will warrant upon each sale of those receivables that each receivable transferred complies with all requirements of law in all material respects. We make similar warranties to each trust. Accordingly, if an obligor has a claim against the related trust for violation of any law and such claim materially and adversely affects the trust’s interest in a receivable, the violation would be a breach of our warranties and would create an obligation on our part to purchase the receivable unless the breach is cured. Our obligation to purchase any receivables in these circumstances is subject to CNH Capital America repurchasing the affected receivable. If the claim existed at the time CNH Capital America sold the receivable to us, the violation would also be a breach of CNH Capital America’s warranties, and CNH Capital America would be required to repurchase the receivable unless the breach were cured.

Servicemembers Civil Relief Act

The Servicemembers Civil Relief Act (the “Relief Act”) and similar state laws apply to obligors who are members of the military on active duty, including members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard, and officers of the U.S. Public Health Service or the Oceanic and Atmospheric Administration assigned to duty with the military and certain other persons as specified in the Relief Act. Under the Relief Act, a borrower who enters military service after the origination of such obligor’s receivable (including a borrower who was in reserve status and is called to active duty after origination of the receivable), may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such obligor’s active duty status, unless a court orders otherwise upon application of the lender. In addition to adjusting the rate of interest, the lender must forgive any such interest in excess of 6%.

Application of the Relief Act or similar state laws would also adversely affect, for an indeterminate period of time, the ability of the servicer to collect full amounts of interest on certain of the receivables. In addition, the Relief Act and similar state laws impose limitations that would impair the ability of the servicer to foreclose on an affected receivable during the obligor’s period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Thus, if a receivable goes into default, there may be delays and losses arising from the inability to exercise the trust’s rights with respect to the receivable and related equipment in a timely fashion.

U.S. Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of the purchase, ownership and disposition of the notes and certificates. This summary is based upon current provisions of the Internal Revenue Code of 1986, called the “Code”, proposed, temporary and final Treasury regulations thereunder, and published rulings and court decisions currently in effect. The current tax laws and the current regulations, rulings and court decisions may be changed, possibly retroactively, and subject to differing interpretation. The portions of this summary which relate to matters of law or legal conclusions represent the opinion of Greenberg Traurig, LLP, special federal tax counsel for each trust, as qualified in this summary. Greenberg Traurig, LLP have prepared or reviewed the statements in this prospectus under the heading “U.S. Federal Income Tax Consequences,” and are of the opinion that, to the extent such statements relate to matters of law or legal conclusions, they are correct in all material respects.

The following summary does not furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the notes and certificates by investors that are subject to special treatment under the federal income tax laws, including banks and thrifts, insurance companies, regulated investment companies, dealers in securities, holders that will hold the notes or certificates as a position in a “straddle” for tax purposes or as a part of a “synthetic security” or “conversion transaction” or other integrated investment comprised of the notes or certificates and one or more other investments, trusts and estates and pass-through entities, the equity holders of which are any of these specified investors. In addition, the discussion regarding the notes and certificates is limited to the federal income tax consequences of the initial investors and not a purchaser in the secondary market and to investors who have purchased notes and who hold those notes as capital assets within the meaning of Section 1221 of the Code.

Tax Characterization of the Trust

Greenberg Traurig, LLP is of the opinion that the trust will not be an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion is based on the assumption of compliance by all parties with the terms of the trust agreement and related documents. An opinion of counsel, however, is not binding on the Internal Revenue Service, called the “IRS,” or the courts. Moreover, there are no cases or IRS rulings on similar transactions involving both debt and equity interests issued by a trust with terms similar to those of the notes and the certificates. As a result, the IRS may disagree with all or a part of the discussion below. No ruling on any of the issues discussed below will be sought from the IRS. For purposes of the following summary, references to the trust, the notes, the certificates and related terms, parties and documents refer, unless otherwise specified, to each trust and the notes, certificates and related terms, parties and documents applicable to that trust.

If the trust were taxable as a corporation for federal income tax purposes, the trust would be subject to corporate income tax on its taxable income. The trust’s taxable income would include all its income on the receivables, possibly reduced by its interest expense on the notes. Any corporate income tax imposed on the trust could materially reduce cash available to make payments on the notes and distributions on the certificates, and certificateholders could be liable for any tax that is unpaid by the trust.

Tax Consequences to Holders of the Notes

Treatment of the Notes as Indebtedness.   We will agree, and if you purchase notes, you will agree by your purchase of the notes, to treat the notes as debt for federal, state and local income and franchise tax purposes. Greenberg Traurig, LLP is of the opinion that the notes will be classified as debt for federal income tax purposes. The discussion below assumes the notes are classified as debt for federal income tax purposes.

Original Issue Discount.   The discussion below assumes that all payments on the notes are denominated in U.S. dollars, and that the interest formula for the notes meets the requirements for “qualified stated interest” under Treasury regulations, called the “OID Regulations,” relating to original issue discount, or “OID.” This discussion also assumes that any OID on the notes is a de minimis amount, within the meaning of the OID Regulations. Under the OID Regulations, the notes will have OID to the extent the principal amount of the notes exceeds their issue price. Further, if the notes have any OID, it will be de minimis if it is less than 1/4% of the principal amount of the notes multiplied by the number of full years included in their term. If these conditions are not satisfied for any given series of notes and as a result the notes are treated as issued with OID, additional tax considerations for these notes will be disclosed in the applicable prospectus supplement.

Interest Income on the Notes.   Based on the above assumptions, except as discussed below, the notes will not be considered issued with OID. If you buy notes, you will be required to report as ordinary interest income the stated interest on the notes when received or accrued in accordance with your method of tax accounting. Under the OID Regulations, if you hold a note issued with a de minimis amount of OID, you must include this OID in income, on a pro rata basis, as principal payments are made on the note. If you purchase a note for more or less than its principal amount, you will generally be subject, respectively, to the premium amortization or market discount rules of the Code.

If you have purchased a note that has a fixed maturity date of not more than one year from the issue date of the note, called a “Short-Term Note,” under the OID Regulations all stated interest on a Short-Term Note will be treated as OID. If you are an accrual basis holder of a Short-Term Note or a cash basis holder specified in Section 1281 of the Code, including regulated investment companies, you will generally be required to report interest income as OID accrues on a straight-line basis over the term of each interest period. If you are a cash basis holder of a Short-Term Note other than those specified in Section 1281, you will, in general, be required to report interest income as interest is paid, or, if earlier, upon the taxable disposition of the Short-Term Note. However, if you are a cash basis holder of a Short-Term Note reporting interest income as it is paid, you may be required to defer a portion of any interest expense otherwise deductible on indebtedness incurred to purchase or carry the Short-Term Note. This interest expense would be deferred until the taxable disposition of the Short-Term Note. If you are a cash basis taxpayer, you may elect under Section 1281 of the Code to accrue interest income on all nongovernment debt obligations with a term of one year or less. If you have so elected, you would include OID on the Short-Term Note in income as it accrues, but you would not be subject to the interest expense deferral rule. Special rules that apply to a Short-Term Note purchased for more or less than its redemption price at maturity (as defined in the OID Regulations) will be discussed in the applicable prospectus supplement.

Sale or Other Disposition.   If you sell a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the note. The adjusted tax basis of a note will equal your cost for the note, increased by any market discount, OID and gain previously included in your income with respect to the note and decreased by the amount of premium, if any, previously amortized and by the amount of principal payments you have previously received on the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest and accrued market discount not previously included in income. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income. In the case of an individual taxpayer, any capital gain on the sale of a note held for more than 12 months will be taxed at a long-term capital gains rate (which is currently less than the maximum ordinary income tax rate).

Foreign Holders.   The following information describes the U.S. federal income tax treatment of investors that are not U.S. persons (each, a “foreign person”). The term “foreign person” means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust treated as a U.S. Person under Section 7701(a) of the Code. If you are a foreign person, interest paid or accrued to you will generally be considered “portfolio interest,” and generally will not be subject to U.S. federal income tax and withholding tax, if the interest is not effectively connected with the conduct of a trade or business within the United States by you and you:

•     are not actually or constructively a “10 percent shareholder” of the trust or us, including a holder of 10% of the outstanding certificates, or a “controlled foreign corporation” with respect to which we or the trust are a “related person” within the meaning of the Code; and

•     satisfy the statement requirement set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

To satisfy this statement requirement, you, or a financial institution holding the note on your behalf, must provide, in accordance with specified procedures, a paying agent of the trust with a statement to the effect that you are not a U.S. person. If you are an individual or a corporation holding the notes on its own behalf, these requirements will be met if you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or if a financial institution holding the note on your behalf certifies, under penalties of perjury, that the required statement has been received by it and furnishes a paying agent with a copy of the statement. If you are not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf you may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

If you are a foreign person and interest paid or accrued to you is not “portfolio interest,” then it will be subject to a 30% withholding tax unless you provide the trust or its paying agent, as the case may be, with a properly executed:

•     IRS Form W-8BEN, claiming an exemption from withholding tax or a reduction in withholding tax under the benefit of a tax treaty, or

•     IRS Form W-8ECI, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are a foreign person engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of the trade or business, although you will be exempt from the withholding tax discussed above, you will be subject to U.S. federal income tax on your interest on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower treaty rate, of your effectively connected earnings and profits for the taxable year, subject to adjustments.

If you are a foreign person, any capital gain realized by you on the sale, redemption, retirement or other taxable disposition of a note by you will be exempt from U.S. federal income and withholding tax; provided that:

•     the gain is not effectively connected with your conduct of a trade or business in the United States, and

•     if you are an individual foreign person, you have not been present in the United States for 183 days or more in the taxable year.

Backup Withholding.   If you are not an exempt holder, including a corporation, tax-exempt organization, qualified pension and profit-sharing trust, individual retirement account or nonresident alien who provides certification as to status as a nonresident, you will be required to provide, under penalties of perjury, a certificate containing your name, address, correct federal taxpayer identification number and a statement that you are not subject to backup withholding. If you are not an exempt holder and you fail to provide the required certification, the trust or a paying agent on the trust’s behalf will be required to withhold a portion of the amount otherwise payable to you at the applicable withholding rate, and remit the withheld amount to the IRS as a credit against your federal income tax liability. We recommend that you consult your own tax advisors regarding the backup withholding and information reporting rules.

Possible Alternative Treatments of the Notes.   If, contrary to the opinion of Greenberg Traurig, LLP, the IRS successfully asserted that one or more of the notes did not represent debt for federal income tax purposes, the notes might be treated as equity interests in the trust. In this case, the trust could be treated as a publicly traded partnership. This publicly traded partnership would not, however, be taxable as a corporation if it meets certain qualifying income tests. Based on the nature of the trust’s income, it is possible that the trust might not meet the criteria of these tests. Nonetheless, even if this publicly traded partnership is not taxable as a corporation, treatment of the notes as equity interests in a publicly traded partnership could have adverse tax consequences to you. For example, if you are a foreign person, income to you might be subject to U.S. tax and U.S. tax return filing and withholding requirements, and if you are an individual holder, you might be subject to certain limitations on your ability to deduct your share of trust expenses.

Tax Consequences to Holders of the Certificates

The following discussion applies only to the extent certificates are offered in a related prospectus supplement. Until that time, because the certificates will be held solely by us or one of our affiliates, under current Treasury regulations, the trust will be disregarded as an entity separate from us or one of our affiliates, for federal income tax purposes.

Treatment of the trust as a Partnership.   We and the servicer will agree, and you will agree by your purchase of certificates, to treat the trust as a partnership for purposes of federal and state income tax, franchise tax and any other tax measured in whole or in part by income. The assets of the partnership will be the assets held by the trust, the partners of the partnership will be the certificateholders, including us or our affiliate in our or its capacity as recipient of distributions from any account specified in the related prospectus supplement in which we have or it has an interest, and the notes will be debt of the partnership. However, the proper characterization of the arrangement involving the trust, the certificates, the notes, us, any such of our affiliates and the servicer is not clear because there is no authority on transactions closely comparable to this arrangement.

A variety of alternative characterizations are possible. For example, because the certificates have certain features characteristic of debt, the certificates might be considered our debt or debt of the trust. This characterization should not result in materially adverse tax consequences to certificateholders compared to the consequences from treatment of the certificates as equity in a partnership, described below. The following discussion assumes that the certificates represent equity interests in a partnership.

Indexed Securities, etc.   The following discussion assumes that all payments on the certificates are denominated in U.S. dollars, none of the certificates are indexed securities or strip certificates and a series of securities includes a single class of certificates. If these conditions are not satisfied with respect to any given series of certificates, additional tax considerations for those certificates will be disclosed in the applicable prospectus supplement.

Partnership Taxation.   As a partnership, the trust will not be subject to federal income tax. Rather, you will be required to separately take into account your accruals of guaranteed payments, if any, from the trust and your allocated share of other income, gains, losses, deductions and credits of the trust. The trust’s income will consist primarily of interest and finance charges earned on the receivables, including appropriate adjustments for market discount, OID and premium, and any gain upon collection or disposition of receivables. The trust’s deductions will consist primarily of interest accruing on the notes, guaranteed payments on the certificates, servicing and other fees, and losses or deductions upon collection or disposition of receivables.

Under the trust agreement, interest payments on the certificates, including interest on amounts previously due on the certificates but not yet distributed, will be treated as “guaranteed payments” under Section 707(c) of the Code. Guaranteed payments are payments to partners for the use of their capital and, in the present circumstances, are treated as deductible to the trust and as ordinary income to you. The trust will have a calendar year tax year and will deduct the guaranteed payments under the accrual method of accounting. If you use a calendar year tax year, you will be required to include the accruals of guaranteed payments in income in your taxable year that corresponds to the year in which the trust deducts the payments. If you use a taxable year other than a calendar year, you will be required to include the payments in income in your taxable year that includes the December 31 of the trust year in which the trust deducts the payments. It is possible that guaranteed payments will not be treated as interest for all purposes of the Code.

In addition, the trust agreement will provide, in general, that you will be allocated taxable income of the trust for each calendar month equal to the sum of:

•     any trust income attributable to discount on the receivables that corresponds to any excess of the principal amount of the certificates over their initial issue price;

•     prepayment premium, if any, payable to you for such month; and

•     any other amounts of income payable to you for the month.

This allocation will be reduced by any amortization by the trust of premium on receivables corresponding to any excess of the issue price of certificates over their principal amount. All remaining items of income, gain, loss and deduction of the trust will be allocated to us.

Based upon the economic arrangement of the parties, this approach for accruing guaranteed payments and allocating trust income should be permissible under applicable

Treasury regulations. However, no assurance can be given that the IRS would not require a greater amount of income to be allocated to you. Moreover, even under the method of allocation described above, you may be subject to tax on income equal to the interest rate on the certificates plus the other items described above even though the trust might not have sufficient cash to make current cash distributions of this amount. Thus, if you are a cash basis taxpayer, you will in effect be required to report income from the certificates on the accrual basis and you may become liable for taxes on trust income even if you have not received cash from the trust to pay those taxes. In addition, because tax allocations and tax reporting will be done on a uniform basis for all certificateholders but certificateholders may be purchasing certificates at different times and at different prices, you may be required to report on your tax returns taxable income that is greater or less than the amount reported to you by the trust.

Most of the guaranteed payments and taxable income allocated to a certificateholder that is a pension, profit-sharing or employee benefit plan or other tax-exempt entity, including an individual retirement account, will constitute “unrelated debt-financed income” generally taxable to the holder under the Code.

Your share of expenses of the trust, including fees to the servicer but not interest expense, would be miscellaneous itemized deductions. These deductions might be disallowed to you in whole or in part and, as a result, you might be taxed on an amount of income that exceeds the amount of cash actually distributed to you over the life of the trust. It is not clear if these rules would apply to a certificateholder who accrues guaranteed payments.

The trust intends to make all tax calculations for income and allocations to certificateholders on an aggregate basis. If the IRS were to require that these calculations be made separately for each receivable, the trust might be required to incur additional expense, but it is believed that there would not be a material adverse effect to you.

Discount and Premium.   The purchase price paid by the trust for the receivables may be greater or less than the remaining principal balance of the receivables at the time of purchase. If so, the receivables will have been acquired at a premium or discount, respectively. As indicated above, the trust will make this calculation on an aggregate basis, but might be required to recompute it on a receivable-by-receivable basis.

If the trust acquires the receivables at a market discount or premium, the trust will elect to include any discount in income currently as it accrues over the life of the receivables or to offset any premium against interest income on the receivables. As indicated above, a portion of any market discount income or premium deduction may be allocated to you.

Section 708 Termination.   Under Section 708 of the Code, the trust will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profits interests in the trust are sold or exchanged within a 12-month period. Under current Treasury regulations, if a termination occurs, the trust will be considered to have contributed the assets of the trust, constituting the old partnership, to a new partnership in exchange for interests in the new partnership. Such interest would be deemed distributed to the partners of the old partnership in liquidation thereof. The trust will not comply with certain technical requirements that might apply if a constructive termination occurs. As a result, the trust may be subject to certain tax penalties and may incur additional expenses if it is required to comply with those requirements. Furthermore, the trust might not be able to comply due to lack of data.

Disposition of Certificates.   Generally, capital gain or loss will be recognized on a sale of certificates in an amount equal to the difference between the amount realized and your tax basis in the certificates sold. Your tax basis in a certificate will generally equal your cost for the certificate increased by your share of trust income and accruals of guaranteed payments (includible in income) and decreased by any distributions received by you with respect to the certificate. In addition, both the tax basis in the certificates and the amount realized on a sale of a certificate would include your share of the notes and other liabilities of the trust. If you acquire certificates at different prices, you may be required to maintain a single aggregate adjusted tax basis in the certificates, and, upon sale or other disposition of some of the certificates, allocate a pro rata portion of the aggregate tax basis to the certificates sold rather than maintaining a separate tax basis in each certificate for purposes of computing gain or loss on a sale of that certificate.

Any gain on the sale of a certificate attributable to your share of unrecognized accrued market discount on the receivables would generally be treated as ordinary income to you and would give rise to special tax reporting requirements. The trust does not expect to have any other assets that would give rise to these special reporting requirements. Thus, to avoid those special reporting requirements, the trust will elect to include market discount in income as it accrues.

If you are required to recognize an aggregate amount of income, not including income attributable to disallowed itemized deductions described above, over the life of the certificates that exceeds the aggregate cash distributions paid to you on the certificates, this excess will generally give rise to a capital loss upon the retirement of the certificates.

Allocations Between Transferors and Transferees.   In general, the trust’s taxable income and losses will be determined monthly and the tax items and accruals of guaranteed payments for a particular calendar month will be apportioned among the certificateholders in proportion to the principal amount of certificates owned by them as of the close of the last day of the month. As a result, you may be allocated tax items and accruals of guaranteed payments, which will affect your tax liability and tax basis, attributable to periods before you purchased your certificates.

The use of a monthly convention may not be permitted by existing regulations. If a monthly convention is not allowed, or only applies to transfers of less than all of the partner’s interest, taxable income or losses and accruals of guaranteed payments of the trust might be reallocated among the certificateholders. We are authorized to revise the trust’s method of allocation between transferors and transferees to conform to a method permitted by future Treasury regulations.

Section 754 Election.   If a certificateholder sells its certificates at a profit (loss), the purchasing certificateholder will have a higher (lower) basis in the certificates than the selling certificateholder had. The tax basis of the trust’s assets will not be adjusted to reflect that higher (or lower) basis unless the trust were to file an election under Section 754 of the Code. In order to avoid the administrative complexities that would be involved in keeping accurate accounting records, as well as potentially onerous information reporting requirements, the trust will not make this election. As a result, you might be allocated a greater or lesser amount of trust income than would be appropriate based upon your own purchase price for certificates.

Administrative Matters.   The trustee is required to keep or have kept complete and accurate books of the trust. These books will be maintained for financial reporting and tax purposes on an accrual basis and the fiscal year of the trust will be the calendar year. The trustee will file, if applicable, a partnership information return on IRS Form 1065 with the IRS for each taxable year of the trust and will report each certificateholder’s accruals of guaranteed payments and allocable share of items of trust income and expense to certificateholders and the IRS on Schedule K-1. The trust will provide the Schedule K-1 information to nominees that fail to provide the trust with the information statement described below and these nominees will be required to forward such information to the beneficial owners of the certificates. Generally, you must file tax returns that are consistent with the information return filed by the trust or be subject to penalties unless you notify the IRS of all inconsistencies.

Under Section 6031 of the Code, any person that holds certificates as a nominee at any time during a calendar year is required to furnish the trust with a statement containing certain information on the nominee, the beneficial owners and the certificates so held. This information includes the name, address and taxpayer identification number of the nominee, and, as to each beneficial owner:

•     the name, address and taxpayer identification number of that person,

•     whether that person is a U.S. person, a tax-exempt entity or a foreign government, an international organization, or any wholly-owned agency or instrumentality of a foreign government or an international organization, and

•     certain information on certificates that were held, bought or sold on behalf of that person throughout the year.

In addition, brokers and financial institutions that hold certificates through a nominee are required to furnish directly to the trust information regarding themselves and their ownership of certificates. A clearing agency registered under Section 17A of the Securities Exchange Act is not required to furnish this information statement to the trust. The information referred to above for any calendar year must be furnished to the trust on or before the following January 31. Nominees, brokers and financial institutions that fail to provide the trust with the information described above may be subject to penalties.

In the event the trust is characterized as a partnership, we will be designated as the tax matters partner in the trust agreement and, therefore, will be responsible for representing you in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years after the date on which the partnership information return is filed. Any adverse determination following an audit of the return of the trust by the appropriate taxing authorities could result in an adjustment of your tax returns, and, under certain circumstances, you may be precluded from separately litigating a proposed adjustment to the items of the trust. An adjustment could also result in an audit of your tax returns and adjustments of items not related to the income and losses of the trust.

Tax Consequences to Foreign Certificateholders.   It is not clear whether the trust would be considered to be engaged in a trade or business in the United States for purposes of federal withholding taxes on non-U.S. persons because there is no clear authority dealing with this issue under facts substantially similar to ours. Although it is not expected that the trust would be engaged in a trade or business in the United States for these purposes, the trust will withhold as if it were so engaged in order to protect the trust from possible adverse consequences of a failure to withhold. The trust expects to withhold pursuant to Section 1446 of the Code, on the portion of its taxable income allocable to foreign certificateholders as if this income were effectively connected to a U.S. trade or business, at the highest rate of tax applicable to their domestic counterparts in the case of foreign corporations, partnerships, trusts, estates and nonresident alien individuals, respectively. Subsequent adoption of Treasury regulations or the issuance of other administrative pronouncements may require the trust to change its withholding procedures. In determining a certificateholder’s status, the trust may rely on IRS Form W-8BEN, IRS Form W-9 or the certificateholder’s certification of status signed under penalties of perjury.

Each foreign certificateholder which is an individual or a corporation holding the certificates on its own behalf might be required to file a U.S. individual or corporate income tax return and pay U.S. income tax on the amount computed therein, including, in the case of a corporation, the branch profits tax, on its share of accruals of guaranteed payments and the trust’s income. Each foreign certificateholder must obtain a taxpayer identification number from the IRS and submit that number to the trust on IRS Form W-8BEN in order to assure appropriate crediting of the taxes withheld. A foreign certificateholder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the certificates on its own behalf may have substantially increased reporting requirements and should consult their tax advisor. A foreign certificateholder generally would be entitled to file with the IRS a claim for refund for taxes withheld by the trust, taking the position that no taxes were due because the trust was not engaged in a U.S. trade or business. However, the IRS may assert that additional taxes are due, and no assurance can be given as to the appropriate amount of tax liability.

Backup Withholding.   Distributions made on the certificates and proceeds from the sale of the certificates will be subject to a “backup” withholding tax if, in general, you fail to comply with certain identification procedures, unless you are an exempt recipient under applicable provisions of the Code. We recommend that you consult your own tax advisors regarding the backup withholding and information reporting rules. See “—Tax Consequences to Holders of the Notes—Backup Withholding.”

State and Local Tax Consequences

The above discussion of material United States federal income tax consequences does not address any state or local tax matters. Prospective investors are urged to consult with their tax advisors regarding the state and local tax consequences to them of purchasing, holding and disposing of notes.

ERISA Considerations

Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit a pension, profit-sharing or other employee benefit plan, individual retirement accounts, Keogh Plans and other plans covered by Section 4975 of the Code and entities deemed to hold plan assets of any of the foregoing (each a “Benefit Plan”), from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Benefit Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for these persons or the fiduciaries of the Benefit Plan.

Certain transactions involving the related trust might be deemed to constitute prohibited transactions under ERISA and the Code with respect to a Benefit Plan that purchased notes or certificates if assets of the related trust were deemed to be assets of the Benefit Plan. Under a regulation issued by the United States Department of Labor relating to plan assets, the assets of the related trust would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquired an “equity interest” in the related trust and none of the exceptions contained in the plan assets regulation was applicable. An equity interest is defined under the plan assets regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. The likely treatment in this context of notes and certificates of a given series will be discussed in the related prospectus supplement.

ERISA also imposes certain duties on persons who are fiduciaries of Benefit Plans that are subject to ERISA, including the requirements of investment prudence and diversification, and the requirement that such a Benefit Plan’s investments be made in accordance with the documents governing the Benefit Plan. Under ERISA, any person who exercises any authority or control over the management or disposition of assets of a Benefit Plan is a fiduciary of that Benefit Plan, and is subject to additional prohibited transaction provisions concerning transactions involving self-dealing or a conflict of interest.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements; however, governmental plans may be subject to comparable state or local law restrictions.

A plan fiduciary considering the purchase of securities of a given series should consult its tax and/or legal advisors regarding whether the assets of the related trust would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

Plan of Distribution

We will enter into one or more underwriting agreements with respect to the notes of each series and an underwriting agreement with respect to the certificates of a given series, if offered under this prospectus. In each underwriting agreement, we will agree to cause the related trust to sell to the underwriters, and each of the underwriters will severally, but not jointly, agree to purchase, the principal amount of each class of notes and certificates, as the case may be, of the related series set forth in the related underwriting agreement and in the related prospectus supplement. In each underwriting agreement with respect to any given series of securities, the several underwriters will agree, subject to terms and conditions specified therein, to purchase all the notes and certificates, as the case may be, which are described therein and are offered hereby and by the related prospectus supplement if any of such notes and certificates, as the case may be, are purchased.

Each prospectus supplement will either set forth the price at which each class of notes and certificates, as the case may be, being offered thereby will be offered to the public and any concessions that may be offered to certain dealers participating in that offering, or specify that the related notes and certificates are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale. After the initial public offering of any notes and certificates the public offering prices and concessions may be changed.

Each underwriting agreement will provide that we and CNH Capital America will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof.

Each trust may, from time to time, invest the funds in its trust accounts in eligible investments acquired from underwriters.

Pursuant to each of the underwriting agreements with respect to a given series of securities, the closing of the sale of each class of securities subject to any of those agreements will be conditioned on the closing of the sale of all other classes subject to any of those agreements. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the related prospectus supplement.

Legal Opinions

Certain legal matters relating to the securities of any series will be passed upon for the related trust, us and the servicer by Greenberg Traurig, LLP, New York, New York. Certain legal matters relating to the securities of any series will be passed upon for the underwriters by Sidley Austin LLP, New York, New York. Certain federal income tax and other matters will be passed upon for each trust by Greenberg Traurig, LLP. Sidley Austin LLP from time to time renders legal services to CNH Global N.V. and certain of its affiliates on other matters.

Where You Can Find More Information

We filed a registration statement relating to the securities with the Securities and Exchange Commission. This prospectus is part of the registration statement, but the registration statement includes additional information.

We will file with the SEC all required annual, monthly and special SEC reports and other information about any trust we originate.

You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. Any information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the accompanying prospectus supplement. We incorporate by reference any future annual, monthly and special SEC reports and proxy materials filed by, on behalf of, or with respect to any trust until we terminate offering the securities.

We have not been, nor are we currently, required to file reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, except for annual reports on Form 10-K, the filing of Current Reports on Form 8-K and monthly distribution reports on Form 10-D in connection with the trusts we originate. These annual and monthly reports and Current Reports are also incorporated into this prospectus by reference and made a part hereof.

As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling: CNH Capital Receivables LLC, 6900 Veterans Boulevard, Burr Ridge, Illinois 60527, Attention: Assistant Treasurer (Telephone (630) 887-5451). You may also access the servicer’s Internet site at (http://www.cnhcapital.com).

Index of Terms

Set forth below is a list of the defined terms used in this prospectus and the pages on which the definitions of such terms may be found herein.

Benefit Plan	48
Clearstream, Luxembourg	31
CNH	5
CNH Capital America	5
Code	43
dealer	7
dealer agreeement	7
DTC	32
ERISA	48
Euroclear System	3
Fiat	5
finance lease	39
foreign person	44
IRS	42
LIBOR	51
liquidated collateral	26
liquidated receivable transfer date	25
New Holland Credit	13
OID	43
OID Regulations	43
Relief Act	42
servicer defaults	33
Servicing Procedures	23
Short Term Note	43
true lease	41

CNH Equipment Trust 2007-B

Asset Backed Notes

CNH Capital Receivables LLC

Depositor

CNH Capital America LLC	New Holland Credit Company, LLC
Sponsor and Originator	Servicer

$122,000,000 Class A-1 Notes
$261,000,000 Class A-2a and A-2b Notes
$175,000,000 Class A-3a and A-3b Notes
$173,250,000 Class A-4a and A-4b Notes
$18,750,000 Class B Notes

PROSPECTUS SUPPLEMENT

Underwriters of the Class A Notes

Barclays Capital

ABN AMRO Incorporated

Banc of America Securities LLC
BNP Paribas
Citi
Deutsche Bank Securities

Underwriters of the Class B Notes

Barclays Capital

ABN AMRO Incorporated

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state or jurisdiction where the offer is not permitted. Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the Class A Notes or the Class B Notes and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class A Notes or the Class B Notes will deliver a prospectus supplement and prospectus until 90 days after the date of this prospectus.